Exhibit 10.30

PURCHASE AGREEMENT

by and among

CROWN LIMITED,

CROWN CCR GROUP INVESTMENTS ONE, LLC,

CROWN CCR GROUP INVESTMENTS TWO, LLC,

MILLENNIUM GAMING, INC.,

OCM HOLDCO, LLC

and

CANNERY CASINO RESORTS, LLC

Dated as of December 11, 2007

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

ARTICLE 2	SALE AND PURCHASE OF SHARES

2.1.	Sale and Purchase of Shares	28
2.2.	Consideration	28
2.3.	Sellers’ Closing Deliveries	37
2.4.	Buyers’ Closing Deliveries	39
2.5.	Final Statements	39
2.6.	Allocation of Purchase Price	41

ARTICLE 3	CLOSING

3.1.	Closing	42
3.2.	Closing Extension	42
3.3.	Closing Date	43

ARTICLE 4	REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

4.1.	Representations of Millennium	43
4.2.	Representations of HoldCo	43
4.3.	Representations of Each Seller	49

ARTICLE 5	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

5.1.	Company Organization; Good Standing; CCR Authority and Enforceability	52
5.2.	Capitalization	52
5.3.	No Litigation	53
5.4.	Consents and Approvals	53
5.5.	No Violations	53
5.6.	Material Contracts	54
5.7.	Financial Information	56
5.8.	Liabilities	56
5.9.	Labor Matters	56
5.10.	Employee Benefit Matters	58
5.11.	Taxes	60
5.12.	Governmental Authorizations	61
5.13.	Insurance	62
5.14.	Compliance with Laws	62
5.15.	Real Property	63
5.16.	Environmental Matters	65
5.17.	Intellectual Property	66
5.18.	Absence of Certain Changes	67
5.19.	Brokers and Finders	67

5.20.	Solvency	67
5.21.	Related Party Transactions	67
5.22.	Personal Property	68
5.23.	No Other Representations or Warranties	68

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF THE BUYERS AND THE PARENT

6.1.	Buyer Organization and Good Standing	68
6.2.	Buyer Authority; Enforceability	69
6.3.	Consents and Approvals	69
6.4.	No Violations	69
6.5.	Funds Available	69
6.6.	Brokers and Finders	69
6.7.	Securities Act	70
6.8.	No Litigation	70
6.9.	Gaming Approvals and Licensing Matters	70
6.10.	Solvency	71
6.11.	No Other Representations or Warranties	71

ARTICLE 7	COVENANTS OF THE PARTIES

7.1.	Conduct of the Companies	71
7.2.	Conduct of Blocker and AcquisitionCo	75
7.3.	No Control of Other Party’s Business	75
7.4.	Reasonable Best Efforts	75
7.5.	Updates to Disclosure Schedules	80
7.6.	Notifications to Buyers	81
7.7.	No Alternative Transactions	81
7.8.	Publicity	81
7.9.	Racing Services Agreement	81
7.10.	Tax Matters	82
7.11.	LandCo Disposition	89
7.12.	Excluded Opportunities	89
7.13.	Assistance and Records	90
7.14.	Guarantee	90
7.15.	Gaming Opportunity	91
7.16.	Construction of the Projects	91
7.17.	Construction Information and Other Matters	94
7.18.	Pennsylvania Condition Certificate	95
7.19.	No Assignment if Breach	96
7.20.	FIRPTA Certificates	97
7.21.	Repayment of Loan Obligations	98
7.22.	Activities of AcquisitionCo and Blocker	99
7.23.	[Intentionally Left Blank]	99
7.24.	Amended Nevada Palace Lease; Subordination, Non-disturbance and Attornment Agreement	99
7.25.	Termination of Affiliate Agreements; Release of Claims	99

7.26.	Labor Matters	100
7.27.	Impact of New Gaming Taxes	100

ARTICLE 8	CONDITIONS TO CLOSING

8.1.	Conditions to the Obligations of All Parties	102
8.2.	Conditions to the Obligations of the Buyers	102
8.3.	Conditions to the Obligations of Sellers	104

ARTICLE 9

TERMINATION

9.1.	Termination	105
9.2.	Termination Fee	106
9.3.	Effect of Termination	107

ARTICLE 10

INDEMNIFICATION

10.1.	Survival	108
10.2.	Indemnification	108
10.3.	Limits on Indemnification	111
10.4.	Escrow	113
10.5.	Tax Benefit	113
10.6.	Mitigation for Construction Claims	115
10.7.	Exclusive Remedy	115
10.8.	Adjustment of Purchase Price	116

ARTICLE 11

GENERAL

11.1.	Entire Agreement	116
11.2.	No Third Party Rights	116
11.3.	Counterparts	116
11.4.	Headings	116
11.5.	Applicable Law	116
11.6.	Enforcement	117
11.7.	Waiver of Jury Trial	117
11.8.	Waiver of Conditions	117
11.9.	Transaction Expenses	117
11.10.	Construction	118
11.11.	Severability	118
11.12.	Amendments	118
11.13.	Assignments	118
11.14.	Notices	118
11.15.	Further Assurances	120
11.16.	Confidentiality	120

11.17.	Additional Rules of Construction	120
11.18.	Enforcement of this Agreement	121
11.19.	Knowledge	121

EXHIBITS

Exhibit A	Unit Ownership

Exhibit B	Sample Statement of Free Cash Flow

Exhibit C	Amended Nevada Palace Lease

Exhibit D	Budgets

Exhibit E	Cannery East Project Brief

Exhibit F	Escrow Agreement

Exhibit G	Payment Percentages

Exhibit H	Non-Competition Agreement (Mr. William Paulos)

Exhibit I	Non-Competition Agreement (Mr. William Wortman)

Exhibit J	Meadows Casino and Hotel Project Brief

Exhibit K	Title Commitment Exceptions

Exhibit L	Plans and Specifications

Exhibit M	Timetables

Exhibit N	Form of Sale of Option Agreement

Exhibit O	Form of Opinion of Sellers’ Counsel

Exhibit P	Form of Estoppel Certificate

Exhibit Q	Transition Services Consulting Agreement

Exhibit R	Assignment/Sale Documentation

Exhibit S	[Intentionally Left Blank]

Exhibit T	Form of Cash Log

Exhibit U	Form of Releases

Exhibit V	Form of Non-imputation Endorsement

Exhibit W	Dispute Resolution

v

Exhibit X	Gaming Approvals

Exhibit Y	Form of Subordination, Non-disturbance and Attornment Agreement

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of December 11, 2007 (this “Agreement”), is by and among (i) Crown Limited, an Australian company (the “Parent”), (ii) Crown CCR Group Investments One, LLC (“Crown One”) and Crown CCR Group Investments Two, LLC (“Crown Two” and, collectively with Crown One, the “Buyers” and each, a “Buyer”), each a Delaware limited liability company and an indirect wholly owned subsidiary of Parent, (iii) Millennium Gaming, Inc., a Nevada corporation (“Millennium”), (iv) OCM HoldCo, LLC, a Delaware limited liability company (“HoldCo” and, collectively with Millennium, the “Sellers” and each, a “Seller”), and (v) Cannery Casino Resorts, LLC, a Nevada limited liability company (“CCR”).  Capitalized terms used but not defined herein have the respective meanings specified in Article 1.

RECITALS

WHEREAS, Millennium and OCM AcquisitionCo LLC, a Nevada limited liability company (“AcquisitionCo”), own all of the issued and outstanding units (the “CCR Units”) of CCR;

WHEREAS, OCM Blocker, LLC, a Delaware limited liability company (“Blocker”), owns all of the issued and outstanding units of AcquisitionCo (the “Blocker Units”), and AcquisitionCo owns 42% of the CCR Units (the “AcquisitionCo Units”), as set forth on Exhibit A hereto;

WHEREAS, HoldCo owns all of the issued and outstanding Class A Units (the “Blocker A Units”) of Blocker, which represent more than 99.99% of the capital interest in Blocker (the “HoldCo Units”);

WHEREAS, HoldCo and Blocker are parties to an Option to Purchase dated January 5, 2006, as corrected on March 17, 2006 (the “Option Agreement”), whereby HoldCo has the option to purchase the Blocker Units (the “Option”);

WHEREAS, GLCP Nevada LLC, a Delaware limited liability company (“GLCP”), owns all of the issued and outstanding Class B Units of Blocker, which represent less than 0.01% of the capital interest in Blocker (the “GLCP Units”);

WHEREAS, Millennium owns 58% of the CCR Units as set forth on Exhibit A hereto (the “Millennium Units”);

WHEREAS, Millennium desires to sell to Crown One, and Crown One desires to purchase from Millennium, the Millennium Units, upon the terms and subject to the conditions set forth herein;

WHEREAS, HoldCo desires to sell to Crown Two, and Crown Two desires to purchase from HoldCo, the HoldCo Units, upon the terms and subject to the conditions set forth herein;

WHEREAS, HoldCo desires to sell to Crown One, and Crown One desires to purchase from HoldCo, all of HoldCo’s right, title, and interest in the Option Agreement;

WHEREAS, concurrently with the execution of this Agreement, GLCP and Crown Two have entered into the GLCP Purchase Agreement, pursuant to which, and upon the terms and subject to the conditions of which, GLCP has agreed to sell to Crown Two, and Crown Two has agreed to purchase from GLCP, the GLCP Units; and

WHEREAS, upon the concurrent closings of the transactions contemplated by this Agreement and by the GLCP Purchase Agreement, the Buyers shall collectively own, directly or indirectly, 100% of the issued and outstanding CCR Units.

NOW, THEREFORE, in consideration of the terms, conditions and other provisions herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

As used in this Agreement, the following terms shall have the following meanings:

1.1.       “Accepted Gaming Opportunity” has the meaning set forth in Section 7.15.

1.2.       “AcquisitionCo” has the meaning set forth in the Recitals.

1.3.       “AcquisitionCo Units” has the meaning set forth in the Recitals.

1.4.       “Action” means any action, cause of action, complaint, petition, suit, demand, notice, investigation, hearing, arbitration or administrative or other proceeding, whether civil, criminal, administrative, or investigative, and whether at law or in equity.

1.5.       “Actual Statement” has the meaning set forth in Section 2.5(a).

1.6.       “Actually Realized” with respect to a Tax Benefit, shall mean the time that any refund of Taxes is actually received or applied against other Taxes due, or at the time of the filing of a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction or credit or increase in basis is applied to reduce the amount of Taxes that would otherwise be payable.

1.7.       “Adjusted Operating Income” means, for the Companies on a consolidated basis, an amount equal to income from operations plus depreciation and amortization expense included within such computation of income from operations, in each case, for the FCF Period, as determined on a consistent basis with the Financial Statements and the sample statement of Free Cash Flow attached as Exhibit B hereto;

provided, that compensation expenses for a chief executive officer and/or chief operating officer or similar executive level employees and expenses for management fees or similar payments made to any Affiliate of the Buyers shall be excluded in computing income from operations to the extent such expenses and fees exceed the fees that would have been payable for the same time period under the Millennium Management Agreement.

1.8.       “Adjustment Date” means December 31, 2008.

1.9.       “Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under the Bank of America Facilities.

1.10.     “Affiliate” means, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise; provided, however, that when used with respect to the Parent or any Buyer, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) shall require the ownership of securities or other interests having the power to elect a majority of the Board of Directors or similar governing body of such Person.

1.11.     “Affiliate Agreements” means, individually and collectively, the Millennium Management Agreement and the Oaktree Purchase Agreement.

1.12.     “Agreement” has the meaning set forth in the Preamble.

1.13.     “Agreement in Principle” means that certain Agreement in Principle, dated October 9, 2007, by and among CCR, PBL, HoldCo and Millennium.

1.14.     “Allocation Accounting Firm” has the meaning set forth in Section 2.6.

1.15.     “Amended Nevada Palace Lease” means the Amended and Restated Ground Lease for the land upon which the Nevada Palace casino hotel is currently located and upon which the Cannery East Project is being constructed, in the form attached hereto as Exhibit C.

1.16.     “Applicable Meadows Construction Documents” has the meaning set forth in Section 7.16(c).

1.17.     “Approved Construction Documents” has the meaning set forth in Section 7.16(b).

1.18.     “Approved Design Development Documents” has the meaning set forth in Section 7.16(b).

1.19.     “Approved Schematic Drawings” has the meaning set forth in Section 7.16(b).

1.20.     “Assignment Documents” has the meaning set forth in Section 2.3(g).

1.21.     “Audited Financial Statements” has the meaning set forth in Section 5.7.

1.22.     “Bank of America Facilities” means credit facilities of CCR pursuant to (a) that certain First Lien Credit Agreement, dated as of May 18, 2007, by and among CCR, WTA, each lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and CIT Lending Services Corporation, Commerzbank AG, Los Angeles Branch and Nevada State Bank as Co-Documentation Agents in the maximum aggregate outstanding amount of $745,000,000; and (b) that certain Second Lien Credit Agreement, dated as of May 18, 2007, by and among CCR, WTA, the lenders from time to time party thereto, and Bank of America as Administrative Agent and Collateral Agent in the outstanding amount of $115,000,000.

1.23.     “Bank of America Repayment” has the meaning set forth in Section 2.2(c).

1.24.     “Bank Construction Consultant” means Professional Associate Construction Services (or any authorized successor or assign) in its capacity as independent construction consultant under the Bank of America Facilities.

1.25.     “Base Purchase Price” has the meaning set forth in Section 2.1(b).

1.26.     “Blocker” has the meaning set forth in the Recitals.

1.27.     “Blocker A Units” has the meaning set forth in the Recitals.

1.28.     “Blocker Buyer” has the meaning set forth in Section 7.10(d).

1.29.     “Blocker Units” has the meaning set forth in the Recitals.

1.30.     “Budget” means the budget for the development of each Project as a whole, as the same may be amended in accordance with the terms of this Agreement; all such Budgets are collectively the “Budgets.”  The Budgets for the Projects as of the date hereof are attached hereto as Exhibit D.

1.31.     “Business” means the gaming, racing, entertainment, hospitality and related businesses and operations conducted by the Companies in Nevada and Pennsylvania, excluding development of the Projects.

1.32.     “Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York, New York generally are authorized or required by law or regulation to close.

1.33.     “Buyer” and “Buyers” have the meanings set forth in the Preamble.

1.34.     “Buyer Construction Consultant” means Mr. Todd Nisbet, together with his successors and replacements, as designated by the Buyers and as reasonably acceptable to the Sellers.

1.35.     “Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

1.36.     “Buyer Loan Payment Amount” has the meaning set forth in Section 2.2(c).

1.37.     “Buyer Pennsylvania Ticking Fee” has the meaning set forth in Section 2.2(b).

1.38.     “Buyer Requested Amount” has the meaning set forth in Section 7.10(f).

1.39.     “Buyer Ticking Fee” has the meaning set forth in Section 2.2(b).

1.40.     “Buyers Due Date” has the meaning set forth in Section 7.10(f).

1.41.     “Cannery East” means the casino resort under construction adjacent to the existing Nevada Palace as more fully described in the Plans and Specifications described on Exhibit L attached hereto, and as Owner Cost Items related thereto are described in the Cannery East Project Brief attached hereto as Exhibit E.

1.42.     “Cannery East Excess Costs” has the meaning set forth in Section 2.2(h).

1.43.     “Cannery True-Up” has the meaning set forth in Section 2.2(h).

1.44.     “Cannery True-Up Notice” has the meaning set forth in Section 2.2(h).

1.45.     “Capital Expenditure” means any expenditure that is capitalized on a balance sheet in accordance with GAAP.

1.46.     “Cash Collateral Account” means the “Cash Collateral Accounts” established pursuant to the Bank of America Facilities.

1.47.     “Cash Collateral and Disbursement Agreement” means the Cash Collateral and Disbursement Agreement, dated May 18, 2007, by and among Bank of America, N.A., as Disbursement and Control Agent, Professional Associates Construction Services, Inc., CCR, WTA and the guarantors under the Bank of America Facilities.

1.48.     “Cash Log” shall mean the regularly generated consolidated unrestricted cash log of the Companies, substantially in the form of Exhibit T attached hereto.

1.49.     “Cash Payment” has the meaning set forth in Section 2.2(g).

1.50.     “CCR” has the meaning set forth in the Preamble.

1.51.     “CCR Units” has the meaning set forth in the Recitals.

1.52.     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as now or hereafter amended (42 U.S.C. Section 9601 et seq.).

1.53.     “Certificate of Occupancy” means either a temporary or permanent certificate of occupancy for any of Cannery East, the Permanent Meadows Casino or the Permanent Meadows Hotel, issued by the applicable Governmental Entity pursuant to applicable Laws, which permanent or temporary certificate of occupancy shall permit the Cannery East, the Permanent Meadows Casino or the Permanent Meadows Hotel, as applicable, to be used for their intended purposes and shall be in full force and effect.

1.54.     “Closing” has the meaning set forth in Section 3.1.

1.55.     “Closing Date” has the meaning set forth in Section 3.3.

1.56.     “Closing Extension” has the meaning set forth in Section 3.2.

1.57.     “Closing Payment” has the meaning set forth in Section 2.2(a).

1.58.     “Closing Statement” has the meaning set forth in Section 2.2(d).

1.59.     “COBRA” has the meaning set forth in Section 5.10(g).

1.60.     “Code” means the Internal Revenue Code of 1986, as amended.

1.61.     “Companies” means, collectively, CCR and its Subsidiaries, other than the Excluded HoldCo Subsidiaries; “Company” means, individually, any of CCR or its Subsidiaries, other than the Excluded HoldCo Subsidiaries.

1.62.     “Company Benefit Plans” has the meaning set forth in Section 5.10(a).

1.63.     “Company Cash” shall mean the cash amounts shown on the Cash Log in the line item “Cash in Cage”.

1.64.     “Company Liens” has the meaning set forth in Section 7.21(b).

1.65.     “Company Loan Payment Amount” has the meaning set forth in Section 2.2(c).

1.66.     “Complete” or “Completion” means, with respect to each Project, that (i) all Work has been completed in substantial compliance with the Plans and Specifications for Cannery East or with the Applicable Meadows Construction Documents for the Meadows (such that only Punch List Items remain uncompleted), (ii) a Certificate of Occupancy for such Project has been issued (which Certificate of Occupancy shall be for the casino, in the case of Cannery East and the Permanent Meadows Casino, or the hotel, in the case of the Permanent Meadows Hotel, and which Certificate of Occupancy shall, in each case, cover such additional facilities as are necessary for the operation of such casino or hotel (but excluding any space not intended to be completed as part of the Work), (iii) the Work is sufficiently complete so that the Project can be occupied for all intended purposes and the performance to completion of any unfinished Work would not materially interfere with, disrupt or hamper use, occupancy or enjoyment of the Project for the intended business operations, and (iv) all Project systems (including all life safety systems) are operational and functioning as designed for the intended business operations.

1.67.     “Completion Certificate” means, with respect to each Project, a written certificate delivered to the Administrative Agent pursuant to the Bank of America Facilities executed by the architect, the General Contractor and the Bank Construction Consultant, and approved by the Buyer Construction Consultant, which approval may not be unreasonably withheld, certifying that the Work for such Project has been completed in all material respects in accordance with its Plans and Specifications (in the case of Cannery East) and in accordance with the Applicable Meadows Construction Documents (in the case of the Meadows) and that such Project has been or is ready to be opened for business, with a certificate executed by a responsible officer of CCR to that effect.

1.68.     “Confidentiality Agreement” has the meaning set forth in Section 11.1.

1.69.     “Construction Contract” means any and all Contracts between any of the Companies and any contractor or any subcontractor or between any of the foregoing and any other person including any architect, engineer or consultant) relating in any way to the construction of any of the Projects, including the performing of labor or the furnishing of standard or specially fabricated materials in connection therewith or the preparation or furnishing of any drawings, renderings, plans, design documents or other related items for the design, architecture or construction of any such Projects.

1.70.     “Construction Reserve Account” means the “Construction Reserve Account” established pursuant to the Cash Collateral and Disbursement Agreement.

1.71.     “Contingency Amount” has the meaning set forth in Section 2.2(c).

1.72.     “Contingency Escrow” means the escrow account for the Contingency Amount.

1.73.     “Contingency Escrow Release Date” has the meaning set forth in Section 2.2(e).

1.74.     “Contract” means any agreement, lease, license, note, mortgage, contract or other legally binding obligation, in each case, including all modifications and amendments thereto.

1.75.     “Crown One” has the meaning set forth in the Preamble.

1.76.     “Crown Two” has the meaning set forth in the Preamble.

1.77.     “Damages” has the meaning set forth in Section 10.2(f).

1.78.     “Debt Facilities” means the Bank of America Facilities and the Merrill Lynch Facilities or any successor or replacement facilities thereto or any other facilities in respect of Indebtedness of the Companies or any of them, other than debt between or among the Companies.

1.79.     “Development Modification” has the meaning set forth in Section 7.16(c).

1.80.     “DOJ” has the meaning set forth in Section 7.4(b).

1.81.     “Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

1.82.     “End Date” has the meaning set forth in Section 9.1(b)(i).

1.83.     “Environmental Claim” means any Action by any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Companies, or (b)

circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

1.84.     “Environmental Laws” means any Law regulating, pertaining or relating to health, industrial hygiene, pollution or the environment, including: RCRA; the Clean Air Act, as now or hereafter amended (42 U.S.C. Section 7401 et seq.); CERCLA; the Emergency Planning and Community Right-to-Know Act of 1986, as now or hereafter amended (42 U.S.C. Section 11001 et seq.); the Federal Hazardous Substances Act, as now or hereafter amended (15 U.S.C. Section 1261 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as now or hereafter amended (7 U.S.C.  Section 136 et seq.); the Federal Water Pollution Control Act, as now or hereafter amended (33 U.S.C. Section 1251 et seq.); the Hazardous Materials Transportation Act, as now or hereafter amended (49 U.S.C. Section 1801 et seq.); the Occupational Safety and Health Act of 1970, as now or hereafter amended (29 U.S.C. Section 551 et seq.); the Toxic Substances Control Act, as now or hereafter amended (15 U.S.C.  Section 2601 et seq.); Nev. Rev. Stat. chs. 444, 445A, 445B, 459, 477, 590 and 618, each as now or hereafter amended; and the regulations, rules and orders promulgated under each of them; and all Laws regulating, pertaining or relating to one or more Hazardous Materials or health, industrial hygiene, pollution or the environment, or recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Materials, or relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

1.85.     “Environmental Permit” means any Governmental Authorization issued by any Governmental Entity which relates to the environment or to public health and safety or to worker health and safety as they may be affected by the environment.

1.86.     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.87.     “ERISA Affiliate” means, with respect to any Person, any entity (other than such Person) that, together with such Person, is required to be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

1.88.     “Escrow Agent” shall have the meaning set forth in the Escrow Agreement.

1.89.     “Escrow Agreement” means that certain Escrow Agreement by and among the Parent, the Buyers, the Sellers and the Escrow Agent, substantially in the form of Exhibit F attached hereto.

1.90.     “Escrow Period” has the meaning set forth in Section 10.4(b).

1.91.     “Estimated Completion Date” has the meaning set forth in Section 7.18(a).

1.92.     “Excess Costs”  has the meaning set forth in Section 2.2(e).

1.93.     “Excluded HoldCo Subsidiaries” means LandCo and NP Land, LLC, a Nevada limited liability company.

1.94.     “Excluded Opportunities” has the meaning set forth in Section 7.15.

1.95.     “FCF Period” means the period from and including the Closing Date through and including the Adjustment Date.

1.96.     “Final Completion” means, with respect to each Project, that (i) Completion has occurred, and (ii) all of the Work, including any Punch List Items, has been completed, (iii) all of the Owner Cost Items have been performed, supplied and installed as appropriate in substantial compliance with the applicable Project Brief and to the extent that the Applicable Meadows Construction Documents have superseded the Project Brief as provided in Section 7.16, substantial compliance with such Applicable Meadows Construction Documents (provided that all Fixed Cost Items, as well as the number of slot machines, in the case of the Meadows Projects, and the number of slot machines and tables, in the case of Cannery East, shall be in compliance with the Project Brief), (iv) all components of the Project are fully functional and operable, (v) all costs of the Work and all of the Owner Cost Items have been paid in full and no liens, claims or encumbrances by any contractor, subcontractor or other mechanics’ liens claimants have been filed or are outstanding with respect to the Project (or, in lieu thereof, the costs thereof shall have been included for purposes of the Future Capital Payment, if applicable), and (vi) the casino and the hotel, in the case of Cannery East, or the casino, in the case of the Permanent Meadows Casino, or the hotel, in the case of the Permanent Meadows Hotel, and also in each case, such additional facilities as are necessary for the operation of such casino or hotel, are open and fully operating, and all Certificates of Occupancy and other permits, inspections and certifications that are required for the operation and opening of all such components of the Project to the public have been achieved, made and (if applicable) posted.

1.97.     “Final Completion Certificate” means with respect to each Project, a written certificate executed by the Buyer Construction Consultant at the request of either the Buyers or the Sellers and delivered to each of them, certifying in the reasonable judgment of Buyer Construction Consultant that Final Completion has occurred.

1.98.     “Financial Statements” has the meaning set forth in Section 5.7.

1.99.     “FIRPTA Certificate” has the meaning set forth in Section 7.20.

1.100.   “Fixed Cost Items” has the meaning set forth in Section 2.2(b).

1.101.   “Free Cash Flow” means, with respect to the FCF Period, (a) Adjusted Operating Income, minus (b) the amount of Maintenance Capital Expenditures, minus (c) the Interest Per Diem multiplied by the number of days in the FCF Period, minus (d) the Tax Adjustment, in each case calculated on a consistent basis with the sample statement of Free Cash Flow attached as Exhibit B hereto and on a pro forma basis, if necessary, to reflect operations in the ordinary course of business consistent with the Companies’ historical practices.

1.102.   “Fund” has the meaning set forth in Section 2.2(g).

1.103.   “FTC” has the meaning set forth in Section 7.4(b).

1.104.   “Fundamental Representations” means (i) solely with respect to Millennium, breaches of the representations and warranties set forth in Section 4.1 (Millennium Representations), Section 4.3(a) (Sellers’ Good Standing), Section 4.3(b) (Sellers’ Authority; Enforceability), Section 4.3(f) (Sellers’ Brokers and Finders), (ii) solely with respect to HoldCo, breaches of the representations and warranties set forth in Sections 4.2(a), (b), (c), (d) and (e) (Certain HoldCo Representations), Section 4.2(f) (HoldCo Taxes), Section 4.3(a) (Sellers’ Good Standing), Section 4.3(b) (Sellers’ Authority; Enforceability), Section 4.3(f) (Sellers’ Brokers and Finders), and (iii) jointly and severally with respect to the Sellers, breaches of the representations and warranties set forth in Section 5.1 (Company Organization and Good Standing), Section 5.2 (Company Capitalization), Section 5.11 (Taxes) and Section 5.19 (Company Brokers and Finders).

1.105.   “Future Capital Payment” means for any Project, as of the Closing Date, the costs required (subject to the limitations and exclusions set forth in Section 7.17(b)) (i) to achieve Final Completion of a Project, and (ii) to the extent remedial work is required, to bring a Project, for which a Final Completion Certificate has not previously been provided, into material compliance with the applicable Plans and Specifications (in the case of Cannery East) or into material compliance with the Applicable Meadows Construction Documents (in the case of the Meadows).

1.106.   “Future Capital Payment Amount” has the meaning set forth in Section 2.2(b)(iii).

1.107.   “Future Capital True-Up” has the meaning set forth in Section 2.2(e).

1.108.   “Future Capital True-Up Notice” has the meaning set forth in Section 2.2(e).

1.109.   “GAAP” means United States generally accepted accounting principles in effect from time to time.

1.110.   “Gaming Approvals” has the meaning set forth in Section 7.4(e).

1.111.   “Gaming Authorities” means any Governmental Entity with regulatory control, authority or jurisdiction over casino, pari-mutuel and lottery or other gaming activities and operations, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, the City of Las Vegas and the City of North Las Vegas, the Pennsylvania Gaming Control Board and the Pennsylvania Harness Racing Commission.

1.112.   “Gaming Laws” means all Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over, casino and pari-mutuel, lottery or other gaming activities within the State of Nevada or the Commonwealth of Pennsylvania, including the rules and regulations established by any Gaming Authority.

1.113.   “Gaming Tax Amount” shall mean the daily local share assessment accrued and unpaid through and including the day before Closing by WTA to North Strabane Township and other local Governmental Entities in the Commonwealth of Pennsylvania pursuant to Section 1403(c)(3) of the Pennsylvania Gaming Act and on the basis of the normal operating reports generated by CCR in the ordinary course of business, less any amount (the “Holdback Tax Amount”) pursuant to which a claim may be made pursuant to the Holdback Agreement in respect thereof.

1.114.   “General Contractor” means any Person who contracts for the construction of an entire Project, rather than for a portion of the Work relating thereto and otherwise has the obligation to retain and pay subcontractors and coordinates the Work to be performed.

1.115.   “GLCP” has the meaning set forth in the Recitals.

1.116.   “GLCP Purchase Agreement” means that certain Purchase Agreement, dated as of the date hereof, by and among the Parent, Crown Two and GLCP, pursuant to which, and on the terms and subject to the conditions of which, GLCP has agreed to sell to Crown Two, and Crown Two has agreed to purchase from GLCP, the GLCP Units.

1.117.   “GLCP Purchase Price” means the purchase price payable by Crown Two to GLCP for the GLCP Units pursuant to the GLCP Purchase Agreement.

1.118.   “GLCP Units” has the meaning set forth in the Recitals.

1.119.   “Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles or certificate of organization and the limited liability company agreement or operating agreement; (e) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (f) any amendment or supplement to any of the foregoing.

1.120.   “Governmental Authorization” means any authorization, approval, consent, finding of suitability, license, permit, franchise, registration, exemption or similar right, approval or authorization from any Governmental Entity (including any Gaming Authority).

1.121.   “Governmental Entity” means any federal, state or local government or any subdivision thereof, any supranational, or any domestic or foreign federal, state or local court, tribunal (including any arbitrator or arbitral tribunal), legislative, executive, or regulatory authority, agency, department, commission, instrumentality or body, including any Gaming Authority.

1.122.   “Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, urea formaldehyde foam, heavy metals, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that are known or suspected to have an adverse effect on human health or the environment, (b) any waste, chemical, pollutant, material or substance defined as toxic or hazardous or otherwise regulated or governed under any Environmental Law or (c) anything that is a “hazardous substance” pursuant to CERCLA or any similar Environmental Law, anything that is a “solid waste” or “hazardous waste” pursuant to RCRA or any similar Environmental Law or any “pesticide,” “pollutant,” “contaminant,” “toxic chemical” or “noise” giving rise to any liability under any Environmental Law.

1.123.   “Holdback Agreement” means the Holdback Agreement, dated November 14, 2006, by and between Magna and PA Meadows.

1.124.   “Holdback Reduction” has the meaning set forth in Section 2.2(g).

1.125.   “Holdback Tax Amount” has the meaning set forth in the definition of “Gaming Tax Amount.”

1.126.   “HoldCo” has the meaning set forth in the Preamble.

1.127.   “HoldCo Due Date” has the meaning set forth in Section 7.10(f).

1.128.   “HoldCo Units” has the meaning set forth in the Recitals.

1.129.   “Hot Asset Allocation” has the meaning set forth in Section 2.6.

1.130.   “Hot Asset Allocation Notice of Disagreement” has the meaning set forth in Section 2.6.

1.131.   “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.132.   “HSR Notification” means the notification and report forms contemplated to be filed under the HSR Act.

1.133.   “In-Balance Certificate” means, with respect to each Project, a certification that such Project is “In-Balance” (as defined under the Bank of America Facilities), together with applicable supporting documentation, delivered by the Company to the Administrative Agent immediately prior to the commencement of development and construction of such Project and quarterly thereafter pursuant to the Bank of America Facilities.

1.134.   “Income Tax” means any federal, state, local, or foreign income tax based upon or measured by net income, including any interest, penalty, or addition thereto, whether disputed or not.

1.135.   “Indebtedness” means, without duplication, any indebtedness for borrowed money, obligations evidenced by notes, bonds, debentures or similar instruments, net obligations (positive or negative) under any swap contract or hedging agreement and guarantees of any of the foregoing.

1.136.   “Indemnification Cap” has the meaning set forth in Section 10.3(c).

1.137.   “Indemnified Party” has the meaning set forth in Section 10.2(e).

1.138.   “Indemnifying Party” has the meaning set forth in Section 10.2(e).

1.139.   “Indemnity Escrow Account” means the escrow account maintained by the Escrow Agent to hold the Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement.

1.140.   “Indemnity Escrow Amount” means the amount deposited in the Indemnity Escrow Account pursuant to Section 2.2(c).

1.141.   “Independent Accounting Firm” has the meaning set forth in Section 2.5(d).

1.142.   “Intellectual Property” means all of the following owned or used by the Companies in connection with the Business: (a) trademarks, service marks, trade names, logos, designs and symbols and all goodwill associated therewith, and all registrations and applications pertaining to the foregoing; (b) patents, patent applications and patentable inventions; (c) trade secrets; (d) registered and material unregistered copyrights in all works, including all Software; (e) confidential information, customer data and database rights; and (f) Internet web sites, domain name registrations and all of (a) through (e) above contained in such Internet web sites.

1.143.   “Interest Per Diem” means the (a) for the thirty (30) days ending on the day immediately prior to the Closing Date, (i) interest expense for the Companies on a consolidated basis minus (ii) interest income for the Companies on a consolidated basis, divided by (b) 30.

1.144.   “Interim Financial Statements” has the meaning set forth in Section 5.7.

1.145.   “Investments” means, for purposes of the Cash Log, US Treasury securities, certificates of deposit, commercial paper rated at least A-1 by Standard & Poor’s or at least P-1 by Moody’s Investors Service, Inc., bankers’ acceptances issued by financial institutions rated at least first tier paper by a National Recognized Statistical Rating Organization, repurchase agreements covering US Treasury securities, and money market funds that comply with all provisions of Rule 2a-7 promulgated under the Investment Company Act of 1940.

1.146.   “Joint Instructions” has the meaning set forth in Section 2.2(e).

1.147.   “LandCo” means OCM LandCo, LLC, a Delaware limited liability company.

1.148.   “LandCo Disposition” has the meaning set forth in Section 7.11.

1.149.   “Law” or “Laws” means any federal, state, regional, local, municipal or other statute, law, code, ordinance, Order, rule or regulation or any common law right or obligation, including the Gaming Laws.

1.150.   “Liabilities” means any and all Indebtedness, losses, liabilities, lawsuits, claims, damages, expenses, demands, fines, costs, royalties, proceedings, deficiencies or obligations (including those arising out of any Action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, and those arising under any contract, agreement, arrangement, commitment, guarantee or undertaking.

1.151.   “Licensed Persons” has the meaning set forth in Section 7.4(f).

1.152.   “Liens” means all liens, assessments, governmental charges or levies, security interests, deeds of trust, pledges, charges, conditional sales contracts, mortgages or encumbrances.

1.153.   “List” has the meaning set forth in Section 6.9.

1.154.   “Loan Payoff Amount” means the amount equal to the aggregate amount of liabilities and Indebtedness owing under CCR’s then outstanding Debt Facilities and any prepayment or other fees due to the lenders thereof to fulfill the obligations under the Debt Facilities as of the Closing Date.

1.155.   “Magna” means Magna Entertainment Corp., a Delaware corporation.

1.156.   “Maintenance Capital Expenditures” means Capital Expenditures made during the FCF Period in the ordinary course of business to maintain properties and assets provided (i) Maintenance Capital Expenditures shall not include Capital Expenditures for the Projects consisting of the Permanent Meadows Casino, the Permanent Meadows Hotel and, if it has not reached Final Completion prior to the Closing Date, Cannery East, or any items that are included in the Budgets for the Cannery East Project or the Meadows Projects which generally include construction, development, furnishings, slot machines (in addition to those at the temporary Meadows facility) and pre-opening costs, and (ii) Capital Expenditures for the Rampart Casino and the Cannery Casino and Hotel and, if it has reached Final Completion prior to the Closing Date, Cannery East, shall be presumed to be Maintenance Capital Expenditures if such Capital Expenditures are not related to any development, expansion or construction project.

1.157.   “Material Adverse Effect” means (i) any fact, change, development, circumstance, event, effect or occurrence (an “Effect”) that, when considered either individually or in the aggregate with all other Effects, is materially adverse to the business (excluding any future development opportunities, but including the Projects), properties, assets, liabilities, financial condition or results of operations of the Companies, taken as a whole, (ii) any failure of any Seller to have good and valid title to, and be able to deliver to the Buyers at the Closing, free and clear of all Liens, the Millennium Units, the Holdco Units, or the Option, as applicable, or any failure of AcquisitionCo to have good and valid title to all of the AcquisitionCo Units, or (iii) the loss by any Subsidiary of CCR of its non-restricted gaming license necessary to operate its gaming Business in the State of Nevada, the loss by CCR of its finding of suitability as a holding company of any Subsidiary holding such non-restricted gaming license, or the loss of WTA’s Category I Slot Machine License to operate its gaming Business; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect under clause (i) above:  (A) an Effect in general business, economic, political, legislative, social, regulatory or other conditions, whether locally, nationally or internationally, or in the financial, banking or securities markets (including changes to interest rates, currency rates or the value of the U.S. Dollar relative to other currencies, consumer confidence, stock, bond and/or debt prices and trends), or any acts of war, hostilities, military action, sabotage or terrorism (whether or not declared or undeclared) or any escalation or worsening of any such acts of war, hostility, military action, sabotage or terrorism; (B) any Effect resulting from the announcement of this Agreement and the transactions contemplated hereby, or the identity of the

Parent, the Buyers or any of their Affiliates as the acquiror of the Companies; (C) any failure to meet projections, forecasts or revenue or earnings predictions for any period, provided that the underlying causes of any such failure shall not be excluded; (D) any changes in Law, GAAP or any accounting regulation (including any proposal or adoption of any new Law or GAAP rule or any change in the interpretation or enforcement of any existing Law or GAAP rule); (E) any Effect in the travel, hospitality or gaming industries generally; or (F) any taking of any action by any of the Companies or the Sellers specifically required by this Agreement to be so taken; provided, however, that the Effects set forth in clauses (A), (D) and (E) above may be taken into account to the extent such Effects have a disproportionate impact on the Companies.

1.158.   “material accordance,” “material compliance” and “material conformance” are deemed to be synonymous with each other and with the terms “substantial conformance”, “substantial conformity”, and “substantial compliance,” (which themselves are deemed synonymous) as those terms are used in this Agreement.

1.159.   “Material Contract” has the meaning set forth in Section 5.6.

1.160.   “Meadows Projects” means, collectively, the Permanent Meadows Casino and the Permanent Meadows Hotel.

1.161.   “Meadows Property” means the Meadows Racetrack located on Racetrack Road in North Strabane Township, Washington County, Pennsylvania, which comprises approximately 153.03 acres.

1.162.   “Meadows Purchase Agreement” means the Stock Purchase Agreement, dated as of November 8, 2005, by and between Magna and PA Meadows, LLC, as amended by the First Amendment to Stock Purchase Agreement dated as of July 26, 2006.

1.163.   “Meadows Withdrawal Liability” has the meaning set forth in Section 2.2(g).

1.164.   “Merrill Lynch Facility” means the credit facility of CCR established pursuant to that certain Amended and Restated Loan Agreement, dated as of May 18, 2007, by and among CCR, WTA, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent, and each of the lenders from time to time party thereto in the maximum outstanding amount of $30,000,000.

1.165.   “Millennium” has meaning set forth in the Preamble.

1.166.   “Millennium Management Agreement” means the Casino Management Agreement, dated as of September 22, 2006, by and among CCR,

Rampart Resort Management, LLC, The Cannery Hotel and Casino, LLC, Nevada Palace, LLC, and Millennium Management Group II, LLC.

1.167.   “Millennium Units” has the meaning set forth in the Recitals.

1.168.   “Monthly Construction Draw Package” means the monthly construction draw package produced by CCR and approved by the Bank Construction Consultant pursuant to the Bank of America Facilities.

1.169.   “Monthly Progress Report” means the monthly progress report with respect to the Projects produced by the Bank Construction Consultant pursuant to the Bank of America Facilities.

1.170.   “Multiemployer Plan” has the meaning set forth in Section 5.10(b).

1.171.   “Negative Pledge Approval” means the administrative approval of the Chairman of the Nevada Gaming Control Board with respect to any restrictions on transfer or agreements not to encumber the equity interests or securities of CCR contained in this Agreement, and in particular, Section 7.1 hereof.

1.172.   “Nevada Palace” means the Nevada Palace Casino which is located on Boulder Highway in Las Vegas, Nevada.

1.173.   “New Tax” has the meaning set forth in Section 7.27(a).

1.174.   “New Tax Deadline” means December 31, 2010; provided, that, if the State of Nevada has approved the imposition of a New Tax, or has formally announced that the State of Nevada will impose a New Tax, or a vote on a referendum approving the imposition of a New Tax is passed, in each case on or prior to December 31, 2010, the “New Tax Deadline” shall be extended until the earlier of (A) the date of actual imposition by the State of Nevada of such New Tax (substantially in the form it was formally approved (including by way of a referendum) or formally announced on or prior to December 31, 2010) or (B) the date on which it is not reasonably likely that such New Tax (substantially in the form it was formally approved (including by way of a referendum) or formally announced on or prior to December 31, 2010) will actually be imposed by the State of Nevada (whether due to its withdrawal, abandonment, failure of enactment, invalidation or otherwise).

1.175.   “New Tax Impact” means the product of (a) NGT Tax Amount and (b) ten (10).

1.176.   “New Tax Payment” has the meaning set forth in Section 7.27(a).

1.177.   “NGT Tax Amount” means the estimated increased amount of aggregate taxes and levies imposed on the Companies on an annual basis as a direct result of the New Tax, as such estimate is mutually agreed upon by the Sellers and the Buyers or, if the Sellers and the Buyers cannot come to such mutual agreement, as such estimate is determined by an independent expert selected in accordance with Section 7.27(b).  For purposes of determining the NGT Tax Amount, the Buyers and the Sellers or the independent expert, as applicable, shall (i) decrease the NGT Tax Amount to the extent that it is commercially practicable for the Companies and consistent with prudent business practice for similarly situated companies, to pass along some or all of such increased amount of aggregate taxes and levies onto the Companies’ customers and (ii) use forecasts adopted and used by the Managers of CCR in the ordinary course of business for business planning purposes for the year in which the New Tax is first imposed on the Companies or is scheduled to be imposed on the Companies; provided, that, if imposition of the New Tax is “phased in” over time, the forecasts to be used shall be (if such forecasts are available) for the year in which the amount of the New Tax is scheduled to be the greatest (as of the date the estimated increased amount of aggregate taxes and levies is determined).

1.178.   “Non-Competition Agreements” means (i) the Non-Competition Agreement, in the form attached as Exhibit H, by and among the Parent, the Buyers and Mr. William Paulos, and (ii) the Non-Competition Agreement, in the form attached as Exhibit I, by and among the Parent, the Buyers and Mr. William Wortman.

1.179.   “Non-Income Taxes” means all Taxes other than Income Taxes.

1.180.   “Notice of Acceptance” has the meaning set forth in Section 7.18(b).

1.181.   “Notice of Objection” has the meaning set forth in Section 7.18(b).

1.182.   “Oaktree Purchase Agreement” means the First Amendment and Restatement of Contribution and Unit Purchase Agreement, dated as of September 23, 2005, by and among OCM InvestCo, LLC, OCM AcquisitionCo, LLC, OCM LandCo, Mr. William Paulos, Mr. William Wortman, Millennium, CCR, MGIM, LLC, WCW LandCo, LLC, and NP Land, LLC.

1.183.   “Obligations” has the meaning set forth in Section 7.14(a).

1.184.   “Omitted Items” has the meaning set forth in Section 7.5(a).

1.185.   “Option” has the meaning set forth in the Recitals.

1.186.   “Option Agreement” has the meaning set forth in the Recitals.

1.187.   “Order” means any order, injunction, judgment, decree, ruling, writ, or arbitration or judicial award.

1.188.   “Other Documents” means the Escrow Agreement and the Transition Services Consulting Agreement.

1.189.   “Owned Real Property” has the meaning set forth in Section 5.15(a).

1.190.   “Owner Cost Items” means the line items in the applicable Budget under the headings “Owner Cost Items - Development”, “Owner Cost Items – OS&E” and “Owner Cost Items – Pre-Opening”.

1.191.   “PA Meadows” means PA Meadows, LLC, a Delaware limited liability company.

1.192.   “Parent” has the meaning set forth in the Preamble.

1.193.   “Payoff and Release of Liens” has the meaning set forth in Section 7.21(b).

1.194.   “PBL” means Publishing and Broadcasting Limited (now known as Consolidated Media Holdings Limited), a company organized under the laws of Western Australia.

1.195.   “Pennsylvania Act” means the Pennsylvania Race Horse Development and Gaming Act, as amended, and the rules and regulations of the Pennsylvania Gaming Control Board promulgated thereunder.

1.196.   “Pennsylvania Condition” has the meaning set forth in Section 3.2.

1.197.   “Pennsylvania Date” means the date that the Pennsylvania Act or WTA’s Governmental Authorization from the Pennsylvania Gaming Control Board, as applicable, requires a permanent casino facility to be open at the Meadows Property or such later date as is permitted pursuant to Section 1207(17) of the Pennsylvania Act or as otherwise authorized by the Pennsylvania Gaming Control Board.

1.198.   “Pennsylvania Gaming Fee” means the change in ownership fee imposed on the Buyers pursuant to Section 1328 of the Pennsylvania Act.

1.199.   “Permanent Meadows Casino” means the permanent casino to be constructed at the Meadows Property, as more fully described in the Meadows Casino and Hotel Project Brief attached hereto as Exhibit J, as such Project Brief may be superseded by the Applicable Meadows Construction Documents in accordance with Section 7.16.

1.200.   “Permanent Meadows Hotel” means the hotel to be constructed at the Meadows Property, as more fully described in the Meadows Casino and Hotel Project Brief attached hereto as Exhibit J, as such Project Brief may be superseded by the Applicable Meadows Construction Documents in accordance with Section 7.16.

1.201.   “Permitted Exceptions” means (i) any Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, warehousemens’, materialmens’, contractors’, workmens’, repairmens’, carriers’ and other similar Liens that are (a) inchoate, (b) being contested in good faith by appropriate proceedings or with respect to which there remains a bona fide opportunity to contest and, in either case, for which reserves have been established, where appropriate and consistent with past practice or (c) the costs of which are included in an applicable Future Capital Payment; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations provided that such items do not appear on title; (iv) imperfections of title that, individually or in the aggregate, do not materially and adversely restrict or affect the value or the contemplated or current use and enjoyment of any material property or assets of any of the Companies; (v) the title policy and title commitment exceptions identified on Exhibit K attached hereto; (vi) any state of facts shown or which should have been shown on an existing ALTA survey covering any of the real property of the Companies that has been delivered or made available to the Buyers; (vii) all presently existing and future Liens of water rates, water meter charges, water frontage charges and sewer Taxes, rents and charges, if any, provided that such items are not due and payable; (viii) any other matter or thing affecting title to the Real Property that the Buyers shall have expressly agreed in writing to waive; (ix) Liens disclosed on Schedule 1.201 of the Sellers Disclosure Schedules; or (x) any other Liens (excluding any Liens for Indebtedness) that have been incurred or suffered in the ordinary course of business consistent with past practice and are not, individually or in the aggregate, material to the Companies.

1.202.   “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, Governmental Entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

1.203.   “Personal Property” has the meaning set forth in Section 5.22.

1.204.   “Plans and Specifications” means, with respect to each Project, the most advanced set of schematic drawings, design development documents, and/or construction drawings and specifications and related items for the design, architecture and construction of such Project that are prepared by CCR’s architect and/or other design professionals as those Plans and Specifications may be amended in accordance with the terms of this Agreement.  The Plans and Specifications for the Projects as of the date hereof are more particularly described on Exhibit L attached hereto.

1.205.   “Post-Closing Periods” has the meaning set forth in Section 7.10(b).

1.206.   “Pre-Closing Events” has the meaning set forth in Section 7.5(a).

1.207.   “Pre-Closing Periods” has the meaning set forth in Section 7.10(b).

1.208.   “Pre-Completion Closing Notice” has the meaning set forth in Section 7.18(a).

1.209.   “Projects” means, collectively, the development of (a) Cannery East, (b) the Permanent Meadows Casino and (c) the Permanent Meadows Hotel, in the case of (a), in substantial conformance with the applicable Plans and Specifications, and in the case of (b) and (c), in substantial conformance with the Applicable Meadows Construction Documents, and, in the case of Owner Cost Items only, with respect to any of the foregoing, in conformance with the applicable Project Brief; each, individually, a “Project.”

1.210.   “Project Brief” means the project brief for the Cannery East Project attached as Exhibit E, or the project brief for the Meadows Projects attached as Exhibit J, as applicable.

1.211.   “Property Adjustment Amount” has the meaning set forth in Section 7.19(b).

1.212.   “Punch List Items” means those minor or “punch list” items of unfinished Work with respect to a Project, as determined by the General Contractor and such Project’s owner at Completion (in discussion with the Buyer Construction Consultant), which the General Contractor shall complete prior to Final Completion and for which funds will be withheld from the General Contractor or applicable vendor, as the case may be, until Final Completion pursuant to the terms and conditions of the Construction Contracts.

1.213.   “Purchase Price” has the meaning set forth in Section 2.1(b).

1.214.   “Rampart Amount” shall mean the “Base Rent” and “Additional Rent” and that sum reasonably estimated by CCR to approximate “Adjusted Operating Cash Flow” through and including the day before Closing, each payable to the “Landlord” (as such terms are defined in the Rampart Lease), accrued and unpaid under the Rampart Lease through and including the day before Closing on the basis of the normal operating reports generated by CCR in the ordinary course of business.

1.215.   “Rampart Lease” shall mean the Casino Sublease Agreement, dated as of April 1, 2002, by and between Hotspur Casinos Nevada, Inc. and Rampart Resort Management, LLC, as amended by the First Amendment to Casino Sublease executed on January 5, 2006 (which First Amendment erroneously recites that the date of the Casino Sublease Agreement is April 1, 2001).

1.216.   “RCRA” means the Resource Conservation and Recovery Act of 1976 now or hereafter amended (42 U.S.C. Section 5901 et seq.).

1.217.   “Real Property Leases” has the meaning set forth in Section 5.15(b).

1.218.   “Regulatory Filing” has the meaning set forth in Section 7.4(h).

1.219.   “Related Party” means (i) any director, officer, member or manager of any Seller, Blocker or AcquisitionCo or any Affiliate thereof, (ii) any member of the immediate family of any of the foregoing and (iii) any corporation, partnership, limited liability company or other entity controlled by any of the foregoing, or any estate or trust for which any of the foregoing is the settlor or beneficiary.

1.220.   “Related Party Transactions” has the meaning set forth in Section 5.21.

1.221.   “Releases” has the meaning set forth in Section 2.3(h).

1.222.   “Releasor” means either the Sellers or the Buyers.

1.223.   “Remaining Accrued Liabilities” has the meaning set forth in Section 2.2(c)(iv).

1.224.   “Representatives” of any Person shall mean such Person’s directors, managers, members, officers, employees, agents, advisors, Affiliates and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

1.225.   “Restraint” has the meaning set forth in Section 8.1(c).

1.226.   “Review Period” has the meaning set forth in Section 2.5(b).

1.227.   “Rockingham Opportunity” has the meaning set forth in Section 7.15.

1.228.                “RSA” means the Racing Services Agreement, dated as of July 26, 2006, by and among the RSA Operator, WTA and the other parties thereto.

1.229.                “RSA Operator” means MEC Pennsylvania Racing Services, Inc., in such capacity pursuant to the RSA.

1.230.                “Section 1542” has the meaning set forth in Section 7.25(d).

1.231.                “Securities Act” has the meaning set forth in Section 6.7.

1.232.                “Security Arrangements” has the meaning set forth in Section 7.27(c).

1.233.                “Seller” and “Sellers” have the meaning set forth in the Preamble.

1.234.                “Seller Indemnified Parties” has the meaning set forth in Section 10.2(d).

1.235.                “Sellers Disclosure Schedules” has the meaning set forth in Article 4.

1.236.                “Sellers Due Date” has the meaning set forth in Section 7.10(f).

1.237.                “Sellers Ticking Fee” has the meaning set forth in Section 2.2(b).

1.238.                “Software” means any and all computer programs, including any and all software implementation of algorithms, whether in source code or object code.

1.239.                “Statement of Objections” has the meaning set forth in Section 2.5(c).

1.240.                “Stay Bonuses” has the meaning set forth in Section 5.9(f).

1.241.                “Stay Bonus Payoff Amount” has the meaning set forth in Section 2.2(c).

1.242.                “Straddle Period” has the meaning set forth in Section 7.10(b).

1.243.                “Subsidiary” means, with respect to any Person, any corporation or other entity of which such Person has, directly or indirectly, (i) ownership of securities or other interests having the power to elect a majority of the

Board of Directors or similar governing body of such corporation or other entity, or (ii) the power to direct the business and policies of that corporation or other entity.

1.244.                “Supplemental Disclosure Schedules” has the meaning set forth in Section 7.5(a).

1.245.                “Survival Period” has the meaning set forth in Section 10.1.

1.246.                “Tax Adjustment” means (a) Adjusted Operating Income, minus (i) depreciation and amortization expense for the FCF Period for income tax purposes (taking into account any special basis adjustments, including any adjustments arising under Section 743(b) or 734(b) of the Code or otherwise attributable to the transactions contemplated by the Agreement and exercise of the Option Agreement), minus (ii) the product of (x) the Interest Per Diem and (y) the number of days in the FCF Period, multiplied by (b) the highest maximum combined marginal federal, state and local income tax rates to which any Tax Recipient may be subject (taking into account the deductibility of state income tax for federal income tax purposes).

1.247.                “Tax Amount” means, with respect to any period, an amount equal to (i) the lowest aggregate amount of distributions to the Tax Recipients (based on pro rata distributions to such Tax Recipients) such that each Tax Recipient receives an amount sufficient to equal (x) the amount of taxable income allocated to such Tax Recipient in respect of such period (taking into account any Code § 704(c) items and annualizing the estimated taxable income (excluding extraordinary items, which shall be taken into account separately) for distributions with respect to periods of less than a fiscal year), multiplied by (y) the highest maximum combined marginal federal, state and local income tax rates to which any Tax Recipient may be subject (taking into account the deductibility of state income tax for federal income tax purposes), plus (ii) an additional amount (distributed to Tax Recipients pursuant to the operating agreement of CCR) such that, after giving effect to distributions of such additional amount, each Tax Recipient will satisfy the safe harbor for estimated tax payments based on prior year tax liability under Code §§ 6654 or 6655 (and analogous state or local provisions) assuming that each Tax Recipient’s only income was from CCR.

1.248.                “Tax Authority” means any Governmental Entity or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

1.249.                “Tax Benefit” means the sum of the amount by which the actual Tax Liability (after giving effect to any alternative minimum or similar Tax) of an Indemnified Party to the appropriate Tax Authority is reduced by the payment of the Liability upon which the claim for indemnity (or other claim) is based (including by or as a result of a deduction, entitlement to refund, or credit) plus any interest (on an after-Tax basis) from such Tax Authority relating to such Tax Liability and taking into account the Tax treatment of the receipt of indemnification payments. Where a

Tax Benefit may be realized that may result in the reduction of a payment to the Indemnified Party, the Indemnified Party will as promptly as practicable take or cause Indemnified Party’s Affiliates to take such reasonable or appropriate steps (including the filing of an amended Tax Return or Claim for refund) to obtain at the earliest possible time any such reasonably available Tax Benefit.

1.250.                “Tax Benefit Accountant” has the meaning set forth in Section 10.6(b).

1.251.                “Tax Benefit Dispute Notice” has the meaning set forth in Section 10.6(a).

1.252.                “Tax Benefit Report” has the meaning set forth in Section 10.6(c).

1.253.                “Tax Benefit Statement” has the meaning set forth in Section 10.6(a).

1.254.                “Tax Proceeding” has the meaning set forth in Section 7.10(h).

1.255.                “Tax Recipient” means each direct or indirect equityholder of CCR that is required to report and pay federal income taxes with respect to taxable income of CCR or any of its Subsidiaries that is directly or indirectly allocated to such Person, and each of his, her or its successors and assigns.

1.256.                “Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing required to be provided to any Tax Authority or jurisdiction with respect to Taxes, including any amendments thereto.

1.257.                “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including Income Taxes, all federal, state, local, municipal, county, foreign and other franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding and other taxes of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, and additional amounts imposed by any governmental authority (domestic or foreign) with respect to a Tax, and penalties and interest thereon.

1.258.                “Tejon Opportunity” has the meaning set forth in Section 7.15.

1.259.                “Termination Fee” means $50,000,000 (Fifty Million Dollars).

1.260.                “Third Party Claims” has the meaning set forth in Section 10.2(e).

1.261.                “Threshold Amount” has the meaning set forth in Section 10.3(a).

1.262.                “Timetable” means the schedule for construction and completion of each of the Projects, including critical path activities and milestones for the General Contractor, subcontractors and suppliers, which schedule has been prepared at the request of CCR and as may be amended in accordance with the terms of this Agreement. The Timetables for the Projects as of the date hereof are more particularly described on Exhibit M attached hereto.

1.263.                “Title Commitments” means those certain Title Commitments issued by the Title Company as of September 1, 2007, November 21, 2007 and November 21, 2007 (Commitment Nos. 410007114, 07-09-0081-DTL and 07-09-0077-DTL, respectively).

1.264.                “Title Company” means Commonwealth Land Title Insurance Company.

1.265.                “Transition Services Consulting Agreement” means the Meadows Transition Services Consulting Agreement, in the form attached hereto as Exhibit Q, by and among WTA, Millennium Gaming, Inc., the Parent and the Buyers.

1.266.                “Unrecovered Amount” has the meaning set forth in Section 2.2(f).

1.267.                “WARN Act” has the meaning set forth in Section 5.9(c).

1.268.                “Work” when used in reference to any Project, has the meaning set forth in the Contract with the General Contractor for such Project.

1.269.                “WTA” means Washington Trotting Association, Inc., a Delaware corporation.

1.270.                “XpressBet Assessments” means the assessments for pari-mutuel taxes by the Pennsylvania Department of Revenue with respect to wagers on behalf of non-Pennsylvania residents processed by XpressBet, Inc. (currently a wholly-owned subsidiary of Magna) against XpressBet, WTA, and Mountain Laurel Racing, Inc., a Delaware corporation, which assessments are currently being contested by an Affiliate of Magna.

ARTICLE 2

Sale and Purchase of Shares

2.1.          Sale and Purchase of Shares. (a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date:  (1) Millennium shall sell to Crown One, and Crown One shall purchase from Millennium, all of Millennium’s right, title and interest in and to the Millennium Units, (2) HoldCo shall sell to Crown Two, and Crown Two shall purchase from HoldCo, all of HoldCo’s right, title and interest in the HoldCo Units, and (3) HoldCo shall sell to Crown One, and Crown One shall purchase from HoldCo, all of HoldCo’s right, title and interest in the Option Agreement, in each case, free and clear of all Liens.

(b)           Purchase Price. The purchase price (the “Purchase Price”) payable for the Millennium Units, the Holdco Units and the Option shall be an amount in cash equal to the following:

(i)            $1,752,200,000 (One Billion Seven Hundred Fifty Two Million Two Hundred Thousand Dollars), less the dollar amount of the GLCP Purchase Price (the “Base Purchase Price”);

(ii)           decreased by the Remaining Accrued Liabilities, if any;

(iii)          decreased by the Future Capital Payment Amount, if any;

(iv)          increased, if the Closing occurs prior to the Adjustment Date, by the Free Cash Flow for the FCF Period; and

(v)           further increased or decreased, as applicable, by the adjustments set forth in clauses (iv), (v), (vi) and (vii) of Section 2.2(a).

2.2.          Consideration.

(a)           Closing Payment. The aggregate consideration for the Millennium Units, the Holdco Units and the Option payable at Closing shall be an amount in cash equal to the following (the “Closing Payment”):

(i)            the Base Purchase Price;

(ii)           decreased by the Remaining Accrued Liabilities, if any;

(iii)          decreased by the Future Capital Payment Amount, if any, on the Closing Date as determined in accordance with Section 2.2(b)(iii);

(iv)          if the End Date is automatically extended pursuant to the terms of Section 9.1(b)(i), increased by an amount equal to the Sellers Ticking Fee, as calculated in accordance with Section 2.2(b)(i) below;

(v)           if the Closing occurs prior to the Adjustment Date, decreased by an amount equal to the Buyer Ticking Fee, as calculated in accordance with Section 2.2(b)(ii)(A) below;

(vi)          decreased by the Property Adjustment Amount, if applicable, in accordance with Section 7.19(b); and

(vii)         if the Buyers elect to extend the Closing in accordance with Section 3.2, decreased by an amount equal to the Buyer Pennsylvania Ticking Fee, as calculated in accordance with Section 2.2(b)(ii)(B) below.

(b)           Calculation of Closing Payment.

(i)            If the End Date is automatically extended pursuant to the terms of Section 9.1(b)(i), then the consideration to be paid to the Sellers at the Closing shall increase pursuant to Section 2.2(a)(iv) by an amount equal to the following:  (A) for each day in the period from and including January 1, 2009 to the earlier of the Closing Date (including the Closing Date) and March 31, 2009 (including March 31, 2009), by an amount equal to $171,630 (One Hundred Seventy One Thousand Six Hundred and Thirty Dollars) per day, and (B) if the End Date is extended in accordance with Section 9.1(b)(i) beyond March 31, 2009, for each day in the period from and including April 1, 2009 to the Closing Date (including the Closing Date), by an amount equal to $256,165 (Two Hundred Fifty Six Thousand One Hundred and Sixty Five Dollars) per day ((A) and (B), as applicable, the “Sellers Ticking Fee”); provided, however, the Sellers Ticking Fee shall be suspended for each day after both of the Buyers satisfy the condition set forth in Section 8.1(b) and on which all other conditions to the Closing applicable to the Buyers set forth in Section 8.1 and Section 8.3 remain satisfied or capable of satisfaction at the Closing (other than those conditions that by their nature are to be satisfied at the Closing by the taking of actions by the Buyers at the Closing, but subject to the fulfillment or waiver of those conditions).

(ii)           (A)          In the event that the Closing shall occur prior to the Adjustment Date, then the consideration to be paid to the Sellers at the Closing shall decrease pursuant to Section 2.2(a)(v) by an amount, for each day in the period from and including the Closing Date to and including the Adjustment Date, equal to $171,630 (One Hundred Seventy One Thousand Six Hundred and Thirty Dollars) per day (the “Buyer Ticking Fee”).

(B)           If the Buyers elect to extend the Closing in accordance with Section 3.2, then the consideration to be paid to the Sellers at the

Closing shall decrease pursuant to Section 2.2(a)(vii) by an amount, for each day on and after the Buyers’ election to extend, unless made prior to June 1, 2009, and then only for June 1, 2009 and each day thereafter (including June 1, 2009) to and including the date on which the Pennsylvania Condition is satisfied or otherwise waived, equal to $256,165 (Two Hundred Fifty Six Thousand One Hundred and Sixty Five Dollars) per day (the “Buyer Pennsylvania Ticking Fee”).

(iii)          No later than thirty (30) days prior to the anticipated Closing Date, the Buyers and the Sellers shall meet and negotiate with each other in good faith to determine the Future Capital Payment to be deducted from the Base Purchase Price. In the event that the parties are unable to agree on the Future Capital Payment by five (5) days prior to the anticipated Closing Date, then the Sellers reasonably and in good faith shall calculate the Future Capital Payment, taking into account all relevant information relating to the applicable Project(s) reasonably available to the Sellers, including the Project Brief (as it may be superseded pursuant to Section 7.16), Plans and Specifications, Applicable Meadows Construction Documents, Construction Contracts and any other existing or contemplated agreements, Budget and Timetable and the Buyers’ position with regard to the disputed matters. No later than three (3) days prior to the Closing Date, the Sellers shall deliver to the Buyers a notice stating the amount the Sellers have so determined to be the Future Capital Payment, together with a detailed accounting of the costs incurred or reasonably expected to be incurred and the costs actually paid by the Companies relating to the applicable Project(s), and with reasonable supporting documentation that shows the Sellers’ calculation of the Future Capital Payment. The parties agree that the amounts set forth in the Meadows Budget for Marketing, Opening Inventory, Licensing/Fees, Working Capital and Pre-Opening Labor under the heading “Owner Cost Items - Pre-Opening” shall be fixed as of the date of this Agreement and shall not be subject to increase as part of the process of determining the Future Capital Payment or for making claims against the Contingency Escrow (the “Fixed Cost Items”). The amount as mutually agreed by the parties or as determined by the Sellers shall be the “Future Capital Payment Amount”.

(c)         Closing Payment and Cash Amounts.

(i)            At the Closing, CCR (A) shall direct the release and application of the amounts in the Cash Collateral Account and the Construction Reserve Account to make a payment in respect of the Bank of America Facilities (such amounts, the “Bank of America Repayment”) and (B) may, but shall not be obligated to, make payment(s) in respect of any of the Debt Facilities (the aggregate amounts paid by CCR pursuant to this clause (B), if any, and the Bank of America Repayment are collectively hereinafter referred to as the “Company Loan Payment Amount”).

(ii)                              At the Closing, the Closing Payment shall be paid by the Buyers to or for the benefit of the Sellers as follows:

(A)          $25,000,000 (Twenty Five Million Dollars) (the “Indemnity Escrow Amount”) payable by wire transfer in immediately available US funds to the Escrow Agent to be held to satisfy Sellers’ indemnification obligations pursuant to Section 2.2(g)(iii), Section 7.10 and Article 10 and distributed pursuant to the terms and conditions of the Escrow Agreement and this Agreement;

(B)           an aggregate amount (the “Buyer Loan Payment Amount”) equal to the amount obtained by subtracting the Company Loan Payment Amount from the Loan Payoff Amount, payable by wire transfer in immediately available funds to the lenders under the Debt Facilities;

(C)           an amount (the “Stay Bonus Payoff Amount”) equal to the aggregate amount required to satisfy in full all Stay Bonuses outstanding as of the Closing Date, payable by wire transfer in immediately available funds to an escrow account and to be held and distributed pursuant to the Escrow Agreement;

(D)          in the event that the Closing occurs prior to Completion of the Meadows Projects, $10,000,000 (Ten Million Dollars) (the “Contingency Amount”), payable by wire transfer in immediately available funds to an escrow account to be held to satisfy Excess Costs pursuant to Section 2.2(e) and distributed pursuant to the Escrow Agreement and this Agreement; and

(E)           an amount to each Seller equal to the product of (i) the Closing Payment, less the Indemnity Escrow Amount, less the Buyer Loan Payment Amount, less the Stay Bonus Payoff Amount, less, if applicable, the Contingency Amount, multiplied by (ii) the Closing Payment percentage set forth on Exhibit G hereto for each Seller, by wire transfer of immediately available funds to such account or accounts designated in writing at least three (3) Business Days prior to the Closing Date, by such Seller.

(iii)                            CCR agrees that, as of the shift change closest in time following 12:00 a.m. local time on the Closing Date, Company Cash shall equal at least $20,000,000 (Twenty Million Dollars) (or $18,500,000 (Eighteen Million Five Hundred Thousand Dollars) if the Purchase Price is reduced by the Property Adjustment Amount), and such amount of Company Cash shall not be applied to reduce any Remaining Accrued Liabilities as of the Closing Date, but shall be retained by CCR (or the applicable Subsidiary thereof) thereafter for the benefit of the Parent and the Buyers in the operation of the Business.

(iv)                           CCR agrees that “Remaining Accrued Liabilities” shall be equal to the total of the Rampart Amount and the Gaming Tax Amount as of the date immediately preceding the Closing Date; provided that, in the event that the Cash Log as of such date reflects amounts in the line items “Cash in Bank” and “Investments” and such amounts have not otherwise been applied to the Company Loan Payment Amount, then the Sellers may elect to have all or any portion of the “Cash in Bank” and “Investments” amounts retained by CCR (or the applicable Subsidiary thereof) on the Closing Date for the benefit of the Parent and the Buyers, in which event, for purposes of determining the Closing Payment and the Purchase Price, the Remaining Accrued Liabilities shall be reduced by the aggregate amount so retained by CCR (or the applicable Subsidiary thereof).

(d)         Closing Statement and Cash Log. On the Closing Date, CCR shall deliver to the Parent and the Buyers (i) a closing statement certified by the Chief Financial Officer of CCR (the “Closing Statement”), setting forth a reasonably detailed calculation of the Company Loan Payment Amount, the Buyer Loan Payment Amount, the Stay Bonus Payoff Amount and the Remaining Accrued Liabilities, and (ii) the Cash Log as of such date, together with bank statements or other reasonable supporting documentation in respect of the line items “Cash in Bank” and “Investments”. In connection with the preparation of the Closing Statement and the Cash Log, CCR shall permit employees of the Parent or an entity in the gaming business related to the Parent to observe and review the determination of Company Cash and Remaining Accrued Liabilities, including the preparation of the operating reports used for determining the Rampart Amount and the Gaming Tax Amount.

(e)         Contingency Escrow.

(i)                                  The Contingency Amount shall be available to the Buyers only for the purpose of paying actual costs in excess of the Future Capital Payment Amount that are necessary to achieve Final Completion of the Meadows Projects (“Excess Costs”). Without limiting the foregoing, the parties acknowledge that the Excess Costs may include items that were overlooked in the process of calculating the Future Capital Payment or were considered paid at the time of such calculation although not actually paid and therefore not taken into account in calculating the Future Capital Payment. The parties acknowledge that there may be changes in the Applicable Meadows Construction Documents for the Meadows Projects following the Closing, and the cost of such changes will not be included in Excess Costs, except to the extent required by Laws in existence as of the Closing Date. In no event may any portion of the Contingency Amount be used to fund costs related to the maintenance or repair of the Meadows Projects or to satisfy any indemnification claims pursuant to Section 2.2(g)(iii), Section 7.10 or Section 10.2.

(ii)                               The Contingency Amount shall be held by the Escrow Agent, unless the parties mutually agree to an earlier disbursement, from the Closing Date to the date that is six (6) months after the date on which the Permanent Meadows Casino first opens for operation, provided that the Reconciliation Amount (as defined in the Escrow Agreement) shall be held and released in accordance with the terms of the Escrow Agreement and this Agreement (the “Contingency Escrow Release Date”).

(iii)                            At any time on or prior to 5:00 p.m., Pacific time, on the Business Day immediately preceding the Contingency Escrow Release Date, the Buyers may deliver written notice to the Escrow Agent and the Sellers (the “Future Capital True-Up Notice”), which notice shall state (1) that some or all of the Future Capital Payment has been applied to the Meadows Projects and the amount remaining, if any, is insufficient to achieve Final Completion of the Meadows Projects and (2) the amount in excess of the remaining Future Capital Payment necessary to achieve such Final Completion (the “Future Capital True-Up”), and the Buyers shall provide accounting and reasonable supporting documentation for the Buyers’ calculation of the Future Capital True-Up. The Sellers may dispute the Future Capital True-Up as set forth in the Future Capital True-Up Notice by following the procedures set forth in Exhibit W. On the Contingency Escrow Release Date, the excess, if any, of (A) the remaining amount in the Contingency Escrow over (B) the amount identified by the Buyers in the Future Capital True-Up Notice as the Future Capital True-Up, shall be distributed from the Contingency Escrow to the Sellers in accordance with each Seller’s payment percentage as set forth in Exhibit G, by wire transfer of immediately available funds.

(iv)                           Within ten (10) Business Days after Buyers’ delivery of the Future Capital True-Up Notice (if the Sellers do not dispute the Future Capital True-Up) or within one (1) Business Day after the final resolution of such dispute pursuant to the procedures set forth in Exhibit W (if the Sellers dispute the Future Capital True-Up), the Buyers and the Sellers shall deliver joint written instructions (“Joint

Instructions”) to the Escrow Agent to (x) pay to the Buyers from the Contingency Escrow an amount equal to the Excess Costs, if any, and (y) pay to the Sellers the excess, if any, of (A) the remaining amount in the Contingency Escrow over (B) the Excess Costs, in accordance with each Seller’s payment percentage as set forth in Exhibit G, by wire transfer of immediately available funds. The Sellers agree that if the Contingency Amount is insufficient to pay the Excess Costs, the Sellers shall be jointly and severally liable for the amount of Excess Costs in excess of the Contingency Amount and shall pay the amount thereof to the Buyers by wire transfer to an account specified by the Buyers within ten (10) Business Days after the Buyers’ demand. In the event the Future Capital Payment exceeds the actual costs to achieve Final Completion of the Meadows Projects, within ten (10) Business Days after Final Completion of the Meadows Projects, the Buyers shall provide reasonable supporting documentation to the Sellers and shall pay such excess amount to the Sellers in accordance with each Seller’s payment percentage as set forth in Exhibit G, by wire transfer of immediately available funds.

(v)                               All payments made pursuant to this Section 2.2(e) shall be treated for all Tax purposes as an adjustment to the Purchase Price.

(f)           Holdback Tax Amount. The Buyers agree to use commercially reasonable efforts to recover the entire Holdback Tax Amount from Magna by making claims for such amount under the Holdback Agreement. If the Buyers do not recover the entire Holdback Tax Amount, Buyers may deliver to the Sellers a written notice setting forth the amount of the Holdback Tax Amount that the Buyers failed to recover (the “Unrecovered Amount”) from Magna. Within ten (10) Business Days of Buyers’ delivery of such notice, the Sellers agree to pay to the Buyers the Unrecovered Amount by wire transfer of immediately available funds to an account designated by the Buyers. Payment of the Unrecovered Amount pursuant to this Section 2.2(f) shall be treated for all Tax purposes as an adjustment to the Purchase Price.

(g)          Pension Liability.

(i)                                 Prior to the Closing, the Sellers and CCR shall cause the Companies to use their reasonable best efforts to recover from Magna the withdrawal liability due and payable to the Sports Arena Employees Local No. 137 Retirement Plan (the “Fund”) as determined by the Fund pursuant to Sections 4202 and 4219 of ERISA (the “Meadows Withdrawal Liability”) by making claims against Magna under the Meadows Purchase Agreement, RSA, or the Holdback Agreement, as applicable, for the amount of the Meadows Withdrawal Liability and/or for breach of Magna’s representations, warranties or covenants relating to the Fund pursuant to the Meadows Purchase Agreement or RSA. In furtherance and not in limitation of the foregoing covenant, the Sellers and CCR shall (x) cause the

Companies to act diligently and promptly to pursue any such claims; (y) provide to the Parent and the Buyers copies of any agreements, material correspondence or other material documents relating to any such claims; and (z) keep the Parent and the Buyer generally apprised on a regular basis (but no less frequently than once a month) of the status of any such claims and the progress in obtaining from Magna all or any portion of the Meadows Withdrawal Liability.

(ii)                               If, by the tenth (10th) Business Day prior to the anticipated Closing Date, the Companies have not recovered amounts equal to the full amount of the Meadows Withdrawal Liability from Magna, through either a Cash Payment or a Holdback Reduction (each as defined below), then, within the five (5) Business Days following such tenth-Business Day, the Sellers, at their election, shall either (1) reduce the Purchase Price by the amount of the Meadows Withdrawal Liability not so recovered or (2) provide adequate security to the Buyers (by way of escrow, bond or other comparable credit support) that is reasonably satisfactory to the Buyers for the amount of the Meadows Withdrawal Liability not so recovered. If the Meadows Withdrawal Liability is to be paid over time after the Closing, then the amount of such Purchase Price reduction or security shall equal the net present value of the Meadows Withdrawal Liability, as mutually agreed by the Buyers and the Sellers. In the event that the Buyers and the Sellers are unable to agree upon such net present value, the determination thereof shall be submitted for resolution to an independent expert with respect to such matters, jointly selected by the Buyers and the Sellers. The determination of such independent expert of the net present value of the Meadows Withdrawal Liability shall be final and binding on all parties hereto. For the avoidance of doubt, any settlement of claims by the Companies against Magna with respect to the Companies’ claims under the first sentence of paragraph (i) of this Section 2.2(g), whether in the form of a Cash Payment or a Holdback Reduction shall be deemed to reduce the amount of the Meadows Withdrawal Liability for which the Sellers are responsible under paragraph (ii) of this Section 2.2(g), provided that any such settlement does not impose any material Liabilities or obligations on the Companies following the Closing.

(iii)                            If, as of the Closing Date, any claims or actions are pending against Magna with respect to the unrecovered Meadows Withdrawal Liability or an alleged breach of representations, warranties or covenants relating to the Fund by Magna under the Meadows Purchase Agreement, RSA or the Holdback Agreement, the Buyers shall cause the applicable Companies to prosecute such claims at the sole cost and expense, and at the direction and control of the

Sellers, and shall not settle or compromise such claims or actions without the prior written consent of the Sellers; provided, that if such claims or actions with respect to the unrecovered Meadows Withdrawal Liability are resolved or settled by the Companies with Magna after the Closing (whether in the form of a cash payment to the Companies or an offset or reduction in the Holdback Amount (as defined in the Meadows Purchase Agreement)), the Buyers or the Companies, as the case may be, shall promptly, but in no event later than ten (10) Business Days, remit to the Sellers, in cash, the amount of such cash payment or offset or reduction to the Holdback Amount. Notwithstanding the foregoing, in connection with prosecuting any such claims or actions, neither the Buyers nor the Companies shall be obligated to (1) incur any out-of-pocket expense unless such expense is advanced or substantially simultaneously reimbursed by the Sellers or (2) violate any provision of any Law; and, in the event that (x) the Sellers fail, within ten (10) Business Days of Sellers’ receipt of Buyers’ written request to advance or reimburse, to advance or reimburse the costs and expenses arising out of, relating to or in connection with the prosecution of such claims or actions, or (y) the Buyers reasonably determine (after providing twenty (20) Business Days’ (or such shorter period as may be required under the circumstances) written notice to the Sellers) that actions to be taken by either Buyer or any Company in connection with the prosecution of such claims would violate any provision of any Law, the Buyers and the Companies may terminate the prosecution of such claims or actions with or without prejudice to such claims or actions being reinstated. In furtherance of the foregoing, from and after the Closing, the Sellers shall indemnify and hold harmless the Buyers and the Companies from and against any and all Damages suffered or incurred by either Buyer or any Company arising out of, relating to or in connection with any action taken by the Buyers or any Company at the request of the Sellers in connection with prosecuting any such claims or actions.

(iv)                              As used herein, (1) “Cash Payment” means payments by Magna to the Companies in cash, the full amount of which is retained by the Companies from and after the Closing, and (2) “Holdback Reduction” means an amount by which the Holdback Amount is reduced or offset, as evidenced by an acknowledgment in writing by Magna that such amount is an Agreed Upon Loss (as defined in the Meadows Purchase Agreement) under the Holdback Agreement or other comparable acknowledgment in writing and that represents a dollar-for-dollar reduction of the Holdback Amount, in each case, pursuant to a settlement that does not impose any material Liabilities or obligations on the Companies after the Closing.

(v)                                 Any Purchase Price reduction or provision of security referenced in the second sentence of Section 2.2(g)(i) shall be treated for all Tax purposes as an adjustment to the Purchase Price.

(h)           Cannery East Excess Costs.

(i)                                     In the event the Future Capital Payment, if any, for the Cannery East Project is insufficient to pay the actual costs that are necessary to achieve Final Completion of the Cannery East Project (the “Cannery East Excess Costs”), then within ten (10) Business Days following the Final Completion of the Cannery East Project, the Buyers may deliver written notice to the Sellers (the “Cannery True-Up Notice”),  which notice shall state (1) that some or all of the Future Capital Payment has been applied to the Cannery East Project and the amount remaining, if any, is insufficient to achieve Final Completion of the Cannery East Project and (2) the amount in excess of the remaining Future Capital Payment necessary to achieve such Final Completion (the “Cannery True-Up”). The Buyers shall provide with the Cannery True-Up Notice accounting and reasonable supporting documentation for the Buyers’ calculation of the Cannery True-Up. The Sellers may dispute the Cannery True-Up as set forth in the Cannery True-Up Notice by following the procedures set forth in Exhibit W.

(ii)                            The Sellers agree that they shall be jointly and severally liable for the Cannery East Excess Costs, if any. Within ten (10) Business Days after Buyers’ delivery of the Cannery True-Up Notice (if the Sellers do not dispute the Cannery  True-Up) or within one (1) Business Day after the final resolution of such dispute pursuant to the procedures set forth in Exhibit W (if the Sellers dispute the Cannery True-Up), the Sellers shall pay to the Buyers the Cannery East Excess Costs by wire transfer of immediately available funds. In the event the Future Capital Payment exceeds the actual costs to achieve Final Completion of the Cannery East Project, within ten (10) Business Days after Final Completion of the Cannery East Project, the Buyers shall provide reasonable supporting documentation to the Sellers and shall pay such excess amount to the Sellers in accordance with each Seller’s payment percentage as set forth in Exhibit G, by wire transfer of immediately available funds.

(iii)                            All payments made pursuant to this Section 2.2(h) shall be treated for all Tax purposes as an adjustment to the Purchase Price.

2.3.        Sellers’ Closing Deliveries. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyers each of the following (in addition to any other documents required to be delivered to the Buyers by or on behalf of the Sellers pursuant to any other provisions of this Agreement):

(a)           a certificate duly executed by each of the Sellers certifying to the satisfaction of the conditions in Section 8.2(a) and Section 8.2(b);

(b)           the Closing Statement;

(c)           the Cash Log dated as of the Closing Date, as certified by the Chief Financial Officer of CCR;

(d)           the resignations, effective immediately following the Closing, of each manager, director and officer of each Company;

(e)           the Payoff and Release of Liens as contemplated by Section 7.21;

(f)            the Non-Competition Agreements duly executed by each of Mr. William Paulos and Mr. William Wortman;

(g)           the assignment documents evidencing the assignment and transfer of the Millennium Units and the HoldCo Units, each substantially in the respective forms as attached hereto as Exhibit R, and the sale documents evidencing the sale of the Option Agreement, substantially in the form as attached hereto as Exhibit N (collectively, the “Assignment Documents”);

(h)           the releases as contemplated by Section 7.11 and Section 7.12, substantially in the forms as attached hereto as Exhibit U (the “Releases”);

(i)            the FIRPTA Certificates required by Section 7.20;

(j)            the Transition Services Consulting Agreement duly executed by Millennium Gaming, Inc.;

(k)           the opinions of Sellers’ counsels, in substantially the form set forth in Exhibit O attached hereto, with such further changes as may be reasonably satisfactory to the Buyers;

(l)            such instruments and documents, including affidavits and indemnity agreements, as are required to cause the Title Company to issue full equity transfer non-imputation endorsements in the applicable forms attached hereto as Exhibit V for all of the Companies’ title insurance policies, including the new title insurance policies to be issued as contemplated by the Title Commitments;

(m)          the Escrow Agreement (and any additional documents or instructions as the Escrow Agent may reasonably require);

(n)           certificates representing the Millennium Units; and

(o)           the books and records of the Companies, Blocker and AcquisitionCo, including any certificates with respect to any stock or units of the Companies, Blocker and AcquisitionCo.

2.4.          Buyers’ Closing Deliveries. At the Closing, the Buyers shall deliver or cause to be delivered, to the Sellers each of the following (in addition to any other documents required to be delivered to the Sellers by or on behalf of the Buyers pursuant to any other provisions of this Agreement):

(a)           an amount equal to the Closing Payment (as calculated pursuant to Section 2.2(a));

(b)           a certificate duly executed by an executive officer of the managing member of the managing member of each of the Buyers and dated as of the Closing Date, certifying as to the satisfaction of the conditions in Section 8.3(a) and Section 8.3(b);

(c)           the Releases;

(d)           the Assignment Documents duly executed by the applicable Buyer;

(e)           the Non-Competition Agreements duly executed by the Parent and the Buyers;

(f)            the Transition Services Consulting Agreement duly executed by the Parent and the Buyers; and

(g)           the Escrow Agreement (and any additional documents or instructions as the Escrow Agent may reasonably require).

2.5.          Final Statements.

(a)           Preparation of Statement of Free Cash Flow. Within sixty (60) days after the Adjustment Date in the event that the Closing has occurred prior to the Adjustment Date, the Buyers shall prepare and deliver, or cause to be prepared and delivered, to the Sellers a statement calculating the Free Cash Flow (the “Actual Statement”). The Actual Statement shall be certified by the Buyers as fairly presenting, in all material respects, the Free Cash Flow.

(b)           Examination by the Sellers. Upon receipt of the Actual Statement, the Sellers shall have thirty (30) days (the “Review Period”) to review such Actual Statement. In connection with its review of the Actual Statement, the Buyers shall give the Sellers (including its Representatives) full access at all reasonable times to the books, records and other materials of the Companies and the personnel of, and work papers prepared by or for, any Company or any Company’s accountants or in any Company’s or any Company’s accountants’ possession to the extent that they relate to the Companies, including to such historical financial information relating to the Companies as the Sellers (including their Representatives) shall reasonably request in order to permit the timely and accurate review of the Actual Statement.

(c)           Objection by the Sellers. On or prior to the last day of the Review Period, the Sellers may object to the Actual Statement and the computation of Free Cash Flow (including whether appropriate adjustments were made in circumstances where the operations during the FCF Period materially differed from the ordinary course of business consistent with the Companies’ historical practices prior to the FCF Period) set forth in the Actual Statement, by delivering to the Buyers a written statement setting forth in reasonable detail the basis and amount of the Sellers objections to the Actual Statement and the computation of Free Cash Flow (the “Statement of Objections”). If the Sellers fail to deliver the Statement of Objections to the Buyers within the Review Period, the Actual Statement and computations of Free Cash Flow set forth therein, shall be deemed to have been accepted by the Sellers and shall be final and binding on all parties hereto for purposes of the Actual Statement and Free Cash Flow. If the Sellers deliver the Statement of Objections to the Buyers within the Review Period, the Sellers and the Buyers shall negotiate in good faith to resolve such objections, and any objections that are resolved by a written agreement among the Buyers and the Sellers shall be final and binding on all parties hereto for purposes of the Actual Statement and Free Cash Flow.

(d)           Resolution of Disputes. If the Sellers and the Buyers fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections, then the matters still in dispute shall, not later than thirty (30) days after the delivery of the Statement of Objections (or, if earlier, the date on which either the Sellers or the Buyers affirmatively terminates discussions in writing with respect to the Statement of Objections), be submitted for resolution to an independent accounting firm jointly selected by the Buyers and the Sellers or, if the Buyers and the Sellers are unable to agree on such accounting firm, within the thirty (30) days after the delivery of the Statement of Objections, an independent accounting firm jointly selected within ten (10) days by the Buyers’ accounting firm and an accounting firm identified by the Sellers (such firm, the “Independent Accounting Firm”). The Independent Accounting Firm shall act as an expert and not as an arbitrator, and shall resolve the matters still in dispute and adjust the Actual Statement and Free Cash Flow set forth in the Actual Statement to reflect such resolution. The Independent Accounting Firm’s resolution of the matters in dispute shall be final and binding on all parties hereto for purposes of the Actual Statement and  Free Cash Flow. The Independent Accounting Firm shall make a determination as soon as practicable after its engagement.

(e)           Scope of Review. The scope of any dispute to be resolved by the Independent Accounting Firm shall be limited to whether the amounts set forth on the Actual Statement in respect of Free Cash Flow were obtained from and in accordance with the books and records of the Companies and prepared in accordance with the terms of this Agreement and the sample statements attached as Exhibit B after taking into account the items set forth in the Actual Statement and the objections thereto as set forth in the Statement of Objections. In resolving a disputed item, the Independent Accounting Firm may not assign a value to any particular item greater than the greatest value for such item claimed by the Buyers or the Sellers or less than the smallest value for such item claimed by the Buyers or the Sellers, in each case as presented to the Independent Accounting Firm in the Actual Statement and the Statement of Objections.

(f)            Fees, Costs and Expenses of the Independent Accounting Firm. The fees, costs and expenses of the Independent Accounting Firm shall be borne 50% by the Buyers, on the one hand, and 50% by the Sellers, on the other hand. Each party shall bear the fees and expenses of its own independent accounting firm retained to select the Independent Accounting Firm, if applicable.

(g)           Access to Supporting Documentation. The Buyers and the Sellers shall each make readily available to the Independent Accounting Firm all relevant work papers and books and records relating to the Companies, the Actual Statement and the computation of Free Cash Flow, as applicable, as are requested by the Independent Accounting Firm and shall use commercially reasonable efforts to cooperate with the Independent Accounting Firm in resolving any disputed matters.

(h)           Payment of Purchase Price. Within five (5) Business Days after the Actual Statement and computations of the Free Cash Flow become final and binding, the Buyers shall pay to the Sellers the Free Cash Flow plus interest thereon calculated pursuant to the following sentence. The Free Cash Flow shall bear interest through and including the date of payment at the rate of 6% per annum for the period from but not including the Adjustment Date and shall be calculated on the basis of a year of 360 days. Any such payment shall be made by wire transfer of immediately available funds to a bank account or accounts as shall be designated in writing by the Sellers or the Buyers, as the case may be, no later than one Business Day prior to the payment date. The final determination of the Free Cash Flow shall be final and binding on all parties hereto for purposes of the determination of the Purchase Price.

2.6.          Allocation of Purchase Price. The Purchase Price paid by the Buyers (including any adjustments thereto) shall be allocated 58% to the Millennium Units and 42% to the HoldCo Units and Option Agreement. With respect to that portion of the Purchase Price (including any adjustments thereto) allocated to the HoldCo Units and Option Agreement, the parties are not agreeing to a further allocation between the HoldCo Units and Option Agreement, and no inference is to be drawn from the respective amounts paid by the Buyers. With respect to that portion of the Purchase Price (including any adjustments thereto) allocated to the Millennium Units, such amount shall be allocated among Millennium’s interest in the various assets of the Company as provided in Treasury Regulations Section §1.755-1 taking into account that pursuant to Section 7.10(a) of this Agreement there will be an election under Section 754 of the Code in effect for the Company taxable year that includes the Closing Date that will require an adjustment to the basis of Company assets under Section 743(b) of the Code to be made; provided, however, that the Buyers and Millennium shall agree upon the amounts allocated to Millennium’s interest in Company unrealized receivables and inventory items, as described in Sections 751(c) and (d) of the Code and shall file all Tax Returns consistently with the amount allocated to Millennium’s interest in such Company unrealized receivables and inventory items. Within thirty (30) days after the Closing Date, Millennium shall propose and deliver to the Buyers a preliminary allocation of the Purchase Price paid for the Millennium Units that is allocated to Millennium’s interest in Company unrealized receivables and inventory items (the “Hot Asset Allocation”). The Buyers shall have ten (10) Business Days after delivery of the Hot Asset Allocation to give written notice to Millennium of its disagreement with the Hot Asset Allocation (with such notice so timely delivered referred to herein as a “Hot Asset Allocation Notice of Disagreement”). Any Hot Asset Allocation Notice of Disagreement shall specify in reasonable detail the basis and amount of any disagreement. The Hot Asset Allocation shall become final if the Buyers do not deliver to Millennium a valid Hot Asset Allocation Notice of Disagreement within the allotted time period. During the thirty (30) days immediately following delivery of the Hot Asset Allocation Notice of Disagreement, the Buyers and Millennium shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Hot Asset Allocation Notice of Disagreement. Within ten (10) Business Days after the end of such thirty (30) day period, or such longer period as may be mutually agreed in writing, the Buyers, on the one hand, and Millennium, on the other hand, shall submit for review and resolution by an independent accounting firm jointly selected by the Buyers and Millennium (the “Allocation Accounting Firm”) any and all matters which remain in dispute and relate solely to matters included in the Hot Asset Allocation Notice of Disagreement. The Allocation Accounting Firm shall be directed to make a final determination within thirty (30) days of the deadline for submissions as set forth in the preceding sentence with respect to the proper allocation of the disputed items which determination shall be final, conclusive and binding on the parties. If the Buyers and Millennium are unable to agree on an independent accounting firm, then each shall pick an independent accounting firm and the two accounting firms shall choose the accounting firm to serve as the “Allocation Accounting Firm” hereunder. The fees and disbursements of the Allocation Accounting Firm shall be shared equally by the Buyers, on the one hand, and Millennium, on the other hand. Each of the Buyers and Millennium agrees that it will not take any position with any Tax Authority or on any Tax Returns that is contrary to the final Hot Asset Allocation.

ARTICLE 3

Closing

3.1.          Closing. The closing of the sale and purchase of the Millennium Units and the HoldCo Units and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Munger, Tolles & Olson LLP, Los Angeles, California at 10:00 a.m. local time (or such other time, place and date as the Buyers and the Sellers may mutually agree) as soon as practicable, but no later than two (2) Business Days after the first date on which all the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived.

3.2.          Closing Extension. Notwithstanding Section 3.1, in the event that the condition stated in Section 8.2(c)(i) has not been satisfied and either (a) the Pre-Completion Closing Notice delivered pursuant to Section 7.18 states that the Estimated Completion Date is after the Pennsylvania Date (or no Pre-Completion Closing Notice is delivered pursuant to Section 7.18), or (b) the Buyers deliver a Notice of Objection pursuant to Section 7.18, then the condition in Section 8.2(c) (the “Pennsylvania Condition”) shall not be deemed satisfied, and the Buyers may elect to extend the date for the Closing to take place by delivering an officer’s certificate to the Sellers (i) stating that the Buyers are prepared to close (other than for the existence of the Pennsylvania Condition, and other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) and (ii) agreeing to extend the date for the Closing to the earlier of (A) three (3) Business Days after the Estimated Completion Date or (B) the Pennsylvania Date, as it may be extended or as it may have been extended (the “Closing Extension”). Upon delivery of such officer’s certificate, the Sellers shall have until the expiration of the Closing Extension in which to cause the condition stated in Section 8.2(c)(i) to be satisfied, and the Closing shall occur within two Business Days after satisfaction of such condition if all other conditions to Closing remain satisfied or capable of satisfaction at the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions).

3.3.          Closing Date. The date on which the Closing occurs is referred to as the “Closing Date”.

ARTICLE 4

Representations and Warranties Regarding Sellers

Except as set forth in the corresponding sections of the disclosure schedules delivered by the Sellers to the Buyers concurrently with the execution and delivery of this Agreement (the “Sellers Disclosure Schedules”) (provided that a listing of an item in one section of the Sellers Disclosure Schedules shall be deemed to be a listing in each section of the Sellers Disclosure Schedules to which such item relates only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to another section), the parties referenced below make the following representations.

4.1.          Representations of Millennium. Millennium hereby represents and warrants to the Parent and the Buyers as follows:  Millennium is the owner of all right, title and interest (record and beneficial) in and to the number and type of CCR Units set forth opposite its name on Exhibit A, free and clear of any Liens. The delivery to Crown One of the Millennium Units hereunder will transfer to Crown One good and valid title to all the Millennium Units, free and clear of any Liens (other than Liens created by Crown One). Other than the Millennium Units listed opposite Millennium’s name on Exhibit A, Millennium owns no right, title or interest (record or beneficial) to any other CCR Units or any other equity interests of CCR or right of any kind to have any such equity interests issued. No Person has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option for the acquisition of the Millennium Units. Except as provided in this Agreement or any Other Document, Millennium and, to the knowledge of Millennium, each other member, partner or other owner of CCR owns no right, title or interest (record or beneficial) to any other equity interests of CCR or right of any kind to have any such equity interests.

4.2.          Representations of HoldCo. HoldCo hereby represents and warrants to the Parent and the Buyers as follows:

(a)           HoldCo is the owner of all right, title and interest (record and beneficial) in and to the number of Blocker A Units set forth opposite its name on Exhibit A to this Agreement, free and clear of any Liens. The delivery to Crown Two of the HoldCo Units hereunder will transfer to Crown Two good and valid title to all the HoldCo Units, free and clear of any Liens (other than Liens created by Crown Two). Other than the HoldCo Units listed opposite HoldCo’s name on Exhibit A, HoldCo owns no right, title or interest (record or beneficial) to any other Blocker A Units or any other equity interests of Blocker or right of any kind to have any such equity interests issued. Other than as set forth in the Option Agreement, no Person has any agreement or option or any right or privilege (whether pre-emptive or contractual)

capable of becoming an agreement or option for the acquisition of the HoldCo Units. Except as provided in this Agreement or any Other Document, each of AcquisitionCo, Blocker and HoldCo and, to the knowledge of HoldCo, each other member, partner or other owner of CCR, AcquisitionCo or Blocker owns no right, title or interest (record or beneficial) to any other equity interests of CCR, AcquisitionCo or Blocker, as the case may be, or right of any kind to have any such equity interests.

(b)           Blocker is the owner of all right, title and interest (record and beneficial) in and to the number of Class A Units in AcquisitionCo set forth opposite Blocker’s name on Exhibit A to this Agreement, free and clear of any Liens. Other than the Blocker Units listed opposite Blocker’s name on Exhibit A, Blocker owns no right, title or interest (record or beneficial) to any other Class A Units in AcquisitionCo or any other equity interests of AcquisitionCo or right of any kind to have any such equity interests issued. Except pursuant to the Option Agreement, no Person has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option for the acquisition of the Blocker Units.

(c)           AcquisitionCo is the owner of all right, title and interest (record and beneficial) in and to the number and type of CCR Units set forth opposite its name on Exhibit A to this Agreement, free and clear of any Liens. Other than the AcquisitionCo Units listed opposite AcquisitionCo’s name on Exhibit A, AcquisitionCo owns no right, title or interest (record or beneficial) to any other CCR Units or any other equity interests of CCR or right of any kind to have any such equity interests issued. No Person has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option for the acquisition of the AcquisitionCo Units.

(d)           Neither Blocker nor AcquisitionCo has any Subsidiaries or own any stock of, or any equity participation in, any Person, except as set forth on Exhibit A to this Agreement. The equity interests of each of Blocker and AcquisitionCo as set forth on Exhibit A constitute all of the issued and outstanding equity interests of each of Blocker and AcquisitionCo, respectively. All of the issued and outstanding equity interests of each of Blocker and AcquisitionCo have been duly authorized and are validly issued, fully paid (if applicable) and nonassessable and none of them has been issued in violation of preemptive or similar rights. There are no declared or accrued but unpaid dividends or distributions with regard to any issued and outstanding equity interests of Blocker or AcquisitionCo. There are no equity interests in Blocker or AcquisitionCo reserved for issuance or subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, agreements, obligations, convertible, exercisable or exchangeable securities, or other commitments, contingent or otherwise, relating to membership interests of, or other equity or voting interests in, Blocker or AcquisitionCo. There are no outstanding or authorized membership interests, stock appreciation, phantom stock, profit participation, or similar rights for which Blocker or AcquisitionCo has any Liability, and there are no issued and outstanding bonds, indentures, notes or other Indebtedness having the right to vote (or convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for or acquire securities that have the right to vote) on any matters on which owners or members of Blocker or AcquisitionCo may vote. There are no shareholder agreements, proxies, voting trusts or other agreements or understandings to which Blocker or AcquisitionCo is a party or by which Blocker or AcquisitionCo is bound relating to the voting or registration of any equity interests of Blocker or AcquisitionCo or preemptive rights with respect thereto.

(e)           Neither AcquisitionCo nor Blocker has conducted any business or operations since its date of formation other than actions taken in connection with holding the Blocker Units, the AcquisitionCo Units, and interests in the Excluded HoldCo Subsidiaries, and neither AcquisitionCo nor Blocker has any Liabilities, other than statutory obligations or obligations under their respective Governing Documents as in effect on the date hereof, accurate and complete copies of which have been provided or made available to the Buyers.

(f)            Each of AcquisitionCo and Blocker has duly filed with the appropriate Tax Authority all Tax Returns required to be filed (or has timely and properly filed valid extensions of time with respect to the filing thereof), and each such Tax Return was complete and accurate in all material respects.

(i)                                  AcquisitionCo and Blocker have timely paid all Taxes due with respect to each such entity, except with respect to Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves (in accordance with GAAP) have been maintained. All Taxes that AcquisitionCo and Blocker have been required to collect or withhold have been duly collected or withheld, and have been, to the extent required when due, duly paid to the proper Tax Authority and each Company has complied with all material information reporting and record keeping requirements related to withholding.

(ii)                               No deficiencies for Taxes of AcquisitionCo or Blocker have been claimed, proposed or assessed by any Tax Authority in writing. There are no pending or, to the knowledge of HoldCo, threatened audits, suits, proceedings, actions or claims for or relating to any Liability in respect of Taxes of AcquisitionCo or Blocker. Schedule 4.2(f) of the Sellers Disclosure Schedules contains a list of all material Tax Returns of AcquisitionCo and Blocker that have been audited or are currently under audit and describes any deficiencies or other amounts that have been paid or are currently being contested. There are no pending claims for refund of any Tax of either AcquisitionCo or Blocker.

(iii)                            There are no Liens for Taxes (other than Permitted Exceptions) upon the assets of AcquisitionCo or Blocker.

(iv)                           None of the assets of AcquisitionCo or Blocker (i) is property that is required to be treated as being owned by any other person or (ii) is treated as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or comparable provision of state or local Tax law.

(v)          Neither AcquisitionCo nor Blocker is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or other similar arrangement with any other party.

(vi)                           At all times since its formation, Blocker has been classified for U.S. federal Income Tax purposes as a corporation. At all times since its formation, AcquisitionCo has been classified for U.S. federal income Tax purposes as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Section 301.7701-2(c)(2)(i).

(vii)                        Blocker and AcquisitionCo have made available to the Buyers accurate and correct copies of all filed Income Tax Returns and other material Tax Returns of Blocker and AcquisitionCo for each of the taxable years since their formation.

(viii)                     No Tax Authority in a jurisdiction in which any of AcquisitionCo or Blocker does not file Tax Returns has claimed in writing that AcquisitionCo or Blocker is or may be required to file Tax Returns in, or is or may be subject to Tax by, that jurisdiction.

(ix)                             There are no outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Tax or Tax Return of AcquisitionCo or Blocker.

(x)                                Neither AcquisitionCo nor Blocker has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(xi)                             Neither AcquisitionCo nor Blocker is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling, memorandum of agreement with any Tax Authority.

(xii)                          Neither AcquisitionCo nor Blocker will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign tax law) for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(xiii)                     Neither AcquisitionCo nor Blocker (a) has ever been a member of an affiliated (within the meaning of Section 1504 of the Code), combined or unitary group of corporations  filing a consolidated, combined or unitary Tax Return; (b) is a successor to any other entity for Tax purposes by way of merger, liquidation or other transaction; (c) is a party to any Tax sharing or indemnification agreement or arrangement with any person or entity pursuant to which it would have an obligation with respect to Taxes of another person or entity following the Closing; or (d) has liability for the Taxes of any person as a transferee or successor or under Treasury Regulation § 1.1502-6 (or any comparable provision of state, local or foreign law), by contract or otherwise.

(xiv)                      Neither AcquisitionCo nor Blocker has participated or engaged in any transaction that gave rise to (x) a registration obligation under section 6111 of the Code or the Treasury Regulations thereunder, (y) a list maintenance obligation under section 6112 of the Code or the Treasury Regulations thereunder, or (z) a disclosure obligation as a “reportable transaction” under section 6011 of the Code and the Treasury Regulations thereunder (or in each of clauses (x), (y) or (z) any corresponding or similar provision of state, local or foreign Tax law).

(xv)                         AcquisitionCo and Blocker are not and have not been within the most recent five years a “United States real property holding corporation” as defined in Section 897 of the Code.

(g)           The Option Agreement is currently in effect, has continuously been in effect since its execution January 5, 2006 and correction March 17, 2006, and has not been modified or amended since March 17, 2006. Accurate and complete copies of the Option Agreement (i) as executed January 5, 2006 and (ii) as amended March 17, 2006, have been made available to the Buyers. The Option Agreement is a legally valid and binding agreement of HoldCo and Blocker, enforceable by each party thereto against the other, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity. Notwithstanding the foregoing, no representations or warranties are made with respect to the Tax effect or consequences of the Option Agreement (including its exercise). HoldCo has the full power and legal right to sell its rights under the Option Agreement to Crown One, and such sale shall be recorded on the books of Blocker upon the surrender of the Option Agreement at the Closing, properly endorsed to Crown One, to Blocker at its principal offices. Upon the execution and delivery of the sale agreement evidencing the sale of the Option Agreement from HoldCo to Crown One, attached hereto as Exhibit N, Crown One shall have all of the rights, powers and obligations of HoldCo under the Option Agreement.

(h)           Organization and Good Standing. Each of Blocker and AcquisitionCo (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted and (iii) is qualified to transact business and in good standing in each state or jurisdiction in which the ownership of its property or conduct of its business requires such qualification, except where the failure to so qualify or be in good standing are not reasonably likely to prohibit or materially restrict or delay its performance of this Agreement or any of the Other Documents to which it is a party.

(i)            Consents and Approvals. Except for HSR Notifications, the Gaming Approvals and the Negative Pledge Approval, no notices, reports, registrations or other filings are required to be made by Blocker or AcquisitionCo with, nor are any consents, approvals or Governmental Authorizations required to be obtained by Blocker or AcquisitionCo from any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or the Other Documents by HoldCo, except for where the failure to make such notices, reports, registrations or other filings or to obtain such consents, approval or Governmental Authorizations, individually or in the aggregate with other such failures, are not reasonably likely to prohibit or materially restrict or delay its performance of this Agreement or any of the Other Documents to which it is a party.

(j)            No Litigation. There are no Actions pending or, to the knowledge of HoldCo, threatened, against either Blocker or AcquisitionCo or any of their respective properties or assets, nor is there any Order outstanding against Blocker or AcquisitionCo or any of their respective properties or assets, other than Actions or Orders, as applicable, that, individually or in the aggregate, are not reasonably likely to prohibit or materially restrict or delay its performance of this Agreement or any of the Other Documents to which it is a party.

(k)           No Violations. The execution and delivery by HoldCo of this Agreement and the Other Documents to which it is a party does not, and the consummation by HoldCo of the transactions contemplated hereby and thereby will not:

(i)                                     violate, breach, conflict with or contravene any provision of the Governing Documents of Blocker or AcquisitionCo;

(ii)                                  violate, breach, conflict with, or constitute or result in a default, acceleration, termination or modification of the terms of, or entitle any party to declare such a default, or give rise to any right to accelerate, terminate, cancel, amend or modify the terms of or under, or the rights or obligations of Blocker or AcquisitionCo under (in each case with or without notice or lapse of time or both), any provision of  any material Contract to which Blocker or AcquisitionCo is a party or by which any of its properties or assets are bound, in each case other than (A) as set forth on Schedule 4.2(k) of the Sellers Disclosure Schedules or (B) as would not prohibit or materially restrict or delay its performance of this Agreement or any of the Other Documents to which it is a party;

(iii)                               result in the creation or imposition of any Liens with respect to any of the Blocker Units or AcquisitionCo Units, in each case, other than (A) as set forth on Schedule 4.2(k) of the Sellers Disclosure Schedules, or (B) as would not prohibit or materially restrict or delay its performance of this Agreement or any of the Other Documents to which it is a party

(iv)                              assuming all notices, reports, registrations, filings, consents, approvals and other Governmental Authorizations contemplated by Section 4.2(i) having been made or obtained, as applicable, violate, breach, contravene or conflict with any Law or Order of any Governmental Entity applicable to Blocker or AcquisitionCo, other than such violations that would not prevent or materially delay the consummation of the transactions contemplated hereby.

4.3.          Representations of Each Seller. Each Seller, severally and not jointly, hereby represents and warrants to the Parent and the Buyers as follows in respect of such Seller:

(a)           Organization and Good Standing. The Seller (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted and (iii) is qualified to transact business and in good standing in each state or jurisdiction in which the ownership of its property or conduct of its business requires such qualification, except for failures to so qualify or be in good standing that, individually or in the aggregate, are not material to its ability to perform its obligations hereunder or under any of the Other Documents to which it is a party and are not reasonably likely to prohibit or materially restrict or delay its performance of this Agreement or any of the Other Documents to which it is a party.

(b)           Seller Authority; Enforceability. The Seller has the power and authority to execute, deliver, and perform its obligations under this Agreement and the Other Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and such Other Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Seller, and no other company action on the part of the Seller or any of its members or shareholders is necessary to authorize the execution, delivery and performance of this Agreement and such Other Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and such Other Documents, when duly executed by the other parties hereto and thereto, will constitute legally valid and binding obligations of such Seller enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(c)           Consents and Approvals. Except for HSR Notifications, the Gaming Approvals and the Negative Pledge Approval, no notices, reports, registrations or other filings are required to be made by the Seller with, nor are any consents, approvals or Governmental

Authorizations required to be obtained by the Seller from, any Governmental Entity, in connection with the execution, delivery or performance by such Seller of this Agreement or the Other Documents to which it is a party, except where the failure to make such notices, reports, registrations or other filings, or to obtain such consents, approvals or Governmental Authorizations, individually or in the aggregate, are not material to the Seller’s ability to perform its obligations under this Agreement or any of the Other Documents to which it is a party and are not reasonably likely to prohibit or materially restrict or delay the performance by the Seller of this Agreement or any of the Other Documents to which it is a party.

(d)           No Litigation. There are no Actions pending or, to the knowledge of the Seller, threatened, against such Seller or any of its respective properties or assets, other than Actions that, individually or in the aggregate, are not material to its ability to perform its obligations hereunder or under any of the Other Documents to which it is a party and are not reasonably likely to prohibit or materially restrict or delay the performance of this Agreement or any of the Other Documents to which it is a party. Seller is not subject to any Order, other than Orders that, individually or in the aggregate, are not material to its ability to perform its obligations hereunder or under any of the Other Documents to which it is a party and are not reasonably likely to prohibit or materially restrict or delay the performance by Seller of this Agreement or any of the Other Documents to which it is a party.

(e)           No Violations. The execution and delivery of this Agreement and the Other Documents by the Seller does not, and the consummation by the Seller of the transactions contemplated hereby and thereby will not:

(i)                                     violate, breach, conflict with or contravene any provision of the Governing Documents of the Seller;

(ii)                                  violate, breach, conflict with, or constitute or result in a default, acceleration, termination or modification of the terms of, or entitle any party to declare such a default, or give rise to any right to accelerate, terminate, cancel, amend or modify the terms of or under, or the rights or obligations of the Seller under (in each case with or without notice or lapse of time or both), any provision of  any material Contract to which the Seller is a party or by which any of its properties or assets are bound, in each case other than (A) as set forth on Schedule 4.3(e) of the Sellers Disclosure Schedules and (B) for any such matters that, individually or in the aggregate, are not material to the ability of the Seller to perform its material obligations hereunder or under any of the Other Documents to which it is a party and are not reasonably likely to prohibit or materially restrict or delay its performance of this Agreement or any of the Other Documents to which it is a party;

(iii)                               result in the creation or imposition of any Liens with respect to any of the Millennium Units or Holdco Units, in each case, other than (A) as set forth on Schedule 4.3(e) of the Sellers Disclosure Schedules and (B) for any such matters that, individually or in the aggregate, are not material to the ability of the Seller to perform its material obligations hereunder or under any of the Other Documents to which it is a party and are not reasonably likely to prohibit or materially restrict or delay its performance of this Agreement or any of the Other Documents to which it is a party;

(iv)                              assuming all notices, reports, registrations, filings, consents, approvals and other Governmental Authorizations contemplated by Section 4.3 (c) having been made or obtained, as applicable, violate, breach, contravene or conflict with any Law or Order of any Governmental Entity applicable to the Seller, other than such violations that, individually or in the aggregate, are not material to the ability of the Seller to perform its material obligations hereunder or under any of the Other Documents to which it is a party and are not reasonably likely to prohibit or materially restrict or delay its performance of this Agreement or any of the Other Documents to which it is a party; or

(v)                                 assuming all notices, reports, registrations, filings, consents, approvals and other Governmental Authorizations contemplated by Section 4.3(c) having been made or obtained, as applicable, violate, breach, contravene or conflict with or result in the cancellation, modification, revocation or suspension of, any Governmental Authorization required for Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such business or to permit it to own, lease, operate and use its assets and properties in the manner it currently owns, leases, operates and uses them, other than (A) any violations, contraventions or conflicts with, or cancellations, modifications, revocations or suspensions of any such authorization that are set forth on Schedule 4.3(e) of the Sellers Disclosure Schedules or (B) any violations, contraventions or conflicts with, or cancellations, modifications, revocations or suspensions of such Governmental Authorization that, individually or in the aggregate, are not material to the ability of the Seller to perform its material obligations hereunder or under any of the Other Documents to which it is a party and are not reasonably likely to prohibit or materially restrict or delay its performance of this Agreement or any of the Other Documents to which it is a party.

(f)            Brokers and Finders. Except for Deutsche Bank Securities Inc. and Mercanti Securities, LLC whose fees shall be paid by the Sellers, no agent, broker, investment banker, intermediary, finder, or firm acting on behalf of the Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from such Seller in connection with this Agreement or any of the Other Documents or upon consummation of the transactions contemplated hereby or thereby.

ARTICLE 5

Representations and Warranties Regarding the Companies

Except as set forth in the corresponding sections of the Sellers Disclosure Schedules (provided that a listing of an item in one section of the Sellers Disclosure Schedules shall be deemed to be a listing in each section of the Sellers Disclosure Schedules to which such item relates only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to another section), each of the Sellers and CCR, jointly and severally, hereby represent and warrant to the Parent and the Buyers as follows:

5.1.          Company Organization; Good Standing; CCR Authority and Enforceability.

(a)           Each Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted, and (c) is duly qualified or licensed to transact business and is in good standing in each state or jurisdiction in which the ownership, operation or leasing of its property or conduct of its business requires such qualification or license, except where the failure to so qualify or be licensed would not have a Material Adverse Effect.  Accurate and complete copies of all of the organizational documents of each of the Companies have been provided to the Buyers.

(b)           CCR has the power and authority to execute, deliver, and perform its obligations under this Agreement and the Other Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance of this Agreement and such Other Documents to which CCR is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of CCR, and no other company action on the part of CCR or any of its members or shareholders is necessary to authorize the execution, delivery and performance of this Agreement and such Other Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and such Other Documents, when duly executed by the other parties hereto and thereto, will constitute legally valid and binding obligations of CCR enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

5.2.          Capitalization.

(a)           Exhibit A to this Agreement contains a complete and accurate description of the ownership structure of the Companies (including the identity and percentage ownership of each Company and each other member, partner or other owner).  The Companies do not have any other Subsidiaries or own any stock of, or any equity participation in, any Person, except as set forth on Exhibit A to this Agreement.  Each Company and each other member, partner or other owner, as applicable, is the owner of all right, title and interest (record and beneficial) in and to the issued and outstanding equity interests of the Companies as set forth on Exhibit A to this Agreement, free and clear of all Liens, other than Permitted Exceptions.  No Company and no other member, partner or other owner, as applicable, owns any right, title or interest (record or beneficial) to any other equity interests of the Companies.  The equity interests of each Company as set forth on Exhibit A to this Agreement constitute all of the issued and outstanding equity interests of such Company.  All of the issued and outstanding equity interests of each Company have been duly authorized and are validly issued, fully paid (if applicable) and nonassessable (if applicable) and none of them has been issued in violation of preemptive or similar rights.  There are no declared or accrued but unpaid dividends or distributions with regard to any issued and outstanding equity interests of any Company, other than distributions by CCR to the Sellers for payment of Taxes in accordance with the Governing Documents of CCR.

(b)           There are no equity interests in any Company reserved for issuance or subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, agreements, obligations, convertible, exercisable or exchangeable securities, or other commitments, contingent or otherwise, relating to equity interests in any of the Companies.  There are no outstanding or authorized membership interests, stock appreciation, phantom stock, profit participation, or similar rights for which any Company has any Liability, and there are no issued and outstanding bonds, indentures, notes or other Indebtedness having the right to vote (or convertible into, exchangeable or exercisable for, or creating the right to subscribe for or acquire securities that have the right to vote) on any matters on which owners or members of any Company may vote. There are no shareholder agreements, proxies, voting trusts or other agreements or understandings to which any Company is a party or by which any Company is bound relating to the voting or registration of any equity interests of a Company or preemptive rights with respect thereto.

5.3.          No Litigation.  There is no material Action pending or, to the knowledge of the Sellers, threatened, against any of the Companies or any of their respective properties, assets or rights, nor is there any material Order to which any of the Companies or any of their properties, assets or rights is subject.

5.4.          Consents and Approvals.  Except for (a) the HSR Notification, (b) the Gaming Approvals and (c) such filings as may be required in connection with the Taxes described in Section 7.10, no notices, reports, registrations or other filings are required to be made by any of the Companies with, nor are any consents, approvals or Governmental Authorizations required to be obtained by any of the Companies from, any Governmental Entity, in connection with the execution or delivery of this Agreement or any of the Other Documents by the Sellers and the consummation of the transactions contemplated hereby or thereby, except where the failure to make such notices, reports, registrations or other filings or to obtain such consents, approvals or Governmental Authorizations are not material to the ability of CCR to observe or perform its obligations hereunder or are not reasonably likely to prohibit or materially restrict or delay the consummation of the transactions contemplated hereby.

5.5.          No Violations.  The execution and delivery of this Agreement and the Other Documents by the Sellers and CCR does not, and the consummation by the Sellers and CCR of the transactions contemplated hereby and thereby will not:

(a)           violate, breach, conflict with or contravene any provision of the Governing Documents of any Company;

(b)           violate, breach, conflict with, or constitute or result in a default, acceleration, termination or modification of the terms of, or entitle any party to declare such a default, or give rise to any right to accelerate, terminate, cancel, amend or modify the material terms of or under, or the material rights or material obligations of any of the Companies under (in each case with or without notice or lapse of time or both) or require the consent or approval of any other contracting Person under, any Material Contract to which any Company is a party;

(c)           result in the creation or imposition of any Liens with respect to any of the assets or properties of any Company, in each case, other than (i) Permitted Exceptions and (ii) as set forth on Schedule 5.5(c) of the Sellers Disclosure Schedules;

(d)           assuming all notices, reports, registrations, filings, consents, approvals and other Governmental Authorizations contemplated by Section 5.4 having been made or obtained, as applicable, violate, breach, contravene or conflict with any Law or Order of any Governmental Entity applicable to any Company, other than such violations that would be immaterial or are not reasonably likely to prohibit or materially restrict or delay the consummation of the transactions contemplated hereby or CCR’s ability to perform its material obligations hereunder; or

(e)           assuming all notices, reports, registrations, filings, consents, approvals and other Governmental Authorizations contemplated by Section 5.4 having been made or obtained, as applicable, violate, breach, contravene or conflict with or result in the cancellation, modification, revocation or suspension of, any Governmental Authorization required for any Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses or to permit it to own, lease, operate and use its properties and assets materially in the manner it currently owns, leases, operates and uses them, other than (x) any violations, contraventions or conflicts with, or cancellations, modifications, revocations or suspensions of any such Governmental Authorization as set forth on Schedule 5.5(e) of the Sellers Disclosure Schedules and (y) any violations, contraventions or conflicts with, or cancellations, modifications, revocations or suspensions of any such Governmental Authorization that are not reasonably likely to prohibit or materially restrict or delay the consummation of the transactions contemplated hereby or CCR’s ability to perform its material obligations hereunder.

5.6.          Material Contracts.  Schedule 5.6 of the Sellers Disclosure Schedules lists the following Contracts to which any Company is a party (the “Material Contracts” and, each, a “Material Contract”):

(a)           any Contract (other than any Governing Document of such Company) that contains restrictions with respect to the payment of dividends or distributions in respect of membership interests or other equity interests of such Company;

(b)           any Contract, the performance of which extends over a period of more than one year from the date hereof or which cannot be terminated by such Company on thirty (30) days notice or less without penalty, and which by its express terms will involve expenditures or receipts by such Company (whether actual or contingent), in excess of $1,000,000 per year;

(c)           any Contract that establishes a partnership, joint venture or similar arrangement, and any Contract related to the construction or development of any material properties or assets and which by its express terms will involve expenditures or receipts by any of the Companies (whether actual or contingent) in excess of $1,000,000;

(d)           any Contract under which such Company has created, incurred, assumed or guaranteed any Indebtedness or any capitalized lease obligation, in excess of $1,000,000 or under which such Company has imposed a material Lien on any of its assets, tangible or intangible, except for Permitted Exceptions;

(e)           any Contract that restrains or limits the ability of such Company to compete in the Business or to operate in any business equivalent to the Business in any geographic territory or industry;

(f)            any Contract with any Sellers or any of their respective Affiliates or Related Parties;

(g)           any Contract for the employment, compensation, consulting, retirement, severance or similar arrangement of any current employee or consultant providing for aggregate annual payments or benefits in excess of $250,000;

(h)           any Contract that obligates such Company to purchase, sell, lease or sublease any real property of such Company, including options, purchase agreements, puts, calls, rights of first offer, rights of first refusal or similar obligations;

(i)            any Contract, the performance of which extends over a period of more than one year, pursuant to which any other Person operates, leases, controls, manages or holds any properties or assets of such Company, or pursuant to which such Company is obligated to operate, lease, control, manage or hold any properties or assets of any other Person, in each case where the consideration for such operation, leasing, control, management or holding is in excess of $500,000 per year;

(j)            any Contract for the lease of real or personal property to or from any Person, other than, in the case of personal property, (i) Contracts in the ordinary course of business or (ii) Contracts providing for annual payments less than $500,000;

(k)           any written Contract providing for a license of any material Intellectual Property used by any of the Companies (other than generally available or off-the shelf Software);

(l)            any Contract containing a most-favored nations, best customer pricing or similar provision, and any Contract with customers or suppliers for the sharing of fees, the rebating of charges or similar arrangements; and

(m)          any Contract under which such Company has advanced or loaned any amount to any of its directors, statutory managers, officers and employees.

Accurate and complete copies of all Material Contracts have been delivered or made available to the Buyers or the Parent. Except as listed on Schedule 5.6 of the Sellers Disclosure Schedules:  (i) each such Material Contract is valid, existing and in full force and effect with respect to each Company party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity; and (ii) neither any Company party thereto, nor, to the knowledge of the Sellers, any other party to such Contract, is in material breach of or in material default under such Material Contract and, to the knowledge of any Seller, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach thereof or a material default thereunder.

5.7.          Financial Information.  Attached to Schedule 5.7 of the Sellers Disclosure Schedules are (a) audited consolidated balance sheets for the Companies as of December 31, 2005 and 2006 and audited consolidated statements of operations for the fiscal years ended December 31, 2005 and 2006 (such financial statements, including the footnotes contained therein, the “Audited Financial Statements”), and the reports thereon of Piercy Bowler Taylor & Kern, independent certified public accountants, and (b) an unaudited consolidated balance sheet for the Companies as of September 30, 2007 and an unaudited consolidated statement of operations for the nine month period ended September 30, 2007 (such financial statements, including the footnotes contained therein, are referred to as the “Interim Financial Statements”, and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered by each such statement, are consistent with the books and records of the Companies, and fairly present, in all material respects, the consolidated financial condition of the Companies as of the respective dates and the results of operations and cash flows of the Companies for the respective periods then ended, as applicable, subject to, in the case of the Interim Financial Statements (i) the absence of notes and schedules, and (ii) normal year-end adjustments.

5.8.          Liabilities.  The Companies have no Liabilities of any kind, character or nature whatsoever, contingent or otherwise required by GAAP to be set forth on a consolidated balance sheet or in the notes thereto, other than (i) Liabilities set forth or reserved against in the Financial Statements, (ii) Liabilities which have arisen since the date of the Interim Financial Statements in the ordinary course of business consistent with past practice, (iii) Liabilities under the Holdback Agreement, (iv) Liabilities disclosed on Schedule 5.8 of the Sellers Disclosure Schedules and (v) commitments related to the Projects consistent with the Plans and Specifications.

5.9.          Labor Matters.

(a)           With respect to the Companies: (i) there are no trade unions, council of trade unions, employee bargaining agencies or affiliated bargaining agents representing, purporting to represent or, to the knowledge of the Sellers, attempting to represent any employees of any of the Companies by way of certification, interim certification, voluntary recognition, or succession rights, or have applied or, to the knowledge of the Sellers, threatened to apply, to be certified as the bargaining agent of any employees of any of the Companies; (ii) to the knowledge of the Sellers, there has been no such attempt since January 1, 2005, and there are no threatened or pending union organizing activities involving any employees of any of the Companies; (iii) no Company is a party to any labor contract or collective bargaining agreement with any labor union or labor organization with respect to employees of any of the Companies; (iv) no Company is currently negotiating any labor or collective bargaining agreement in respect of employees of any of the Companies; (v) no Company has breached or otherwise failed to comply in any material respect with the provisions of any collective bargaining or union contract; and (vi) since January 1, 2005, there has not occurred or, to the knowledge of the Sellers, been threatened, any strike, slowdown, picketing, work stoppage, lockout, concerted refusal to work overtime, claim of unfair labor practice or other similar labor activity against any of the Companies that would materially disrupt the conduct of the Business.

(b)           The Companies are in compliance in all material respects with all Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmation action, workers’ compensation, labor relations and unemployment insurance, and there are no material Actions, pending or, to the knowledge of the Sellers, threatened against any Company, by or on behalf of any current or former employee or any class of the foregoing, relating to any of the foregoing applicable laws and regulations, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.  From January 1, 2005 to the date of this Agreement, no Company has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to any Company, and no such investigation is in progress.

(c)           The Companies are and have been in compliance in all material respects with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act (the “WARN Act”) and any similar foreign, state or local Laws relating to plant closings and layoffs.  Schedule 5.9(c) of the Sellers Disclosure Schedules sets forth a true and complete list of the names and sites of employment or facilities of those employees who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of any Company during the ninety (90)-day period prior to the date of this Agreement.

(d)           To the knowledge of the Sellers, the Companies have, since January 1, 2005, properly classified, under applicable law, each of its employees as employees, and each of its independent contractors as independent contractors, and have treated each person classified by it as an employee or independent contractor consistently with such status.  There is no proceeding pending or, to the knowledge of the Sellers, threatened against any Company challenging the classification of any person as an employee or an independent contractor, including any claim for unpaid benefits, for or on behalf of, any such person.

(e)           To the knowledge of the Sellers, no employee of any Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by any Company or (ii) to the knowledge or use of trade secrets or proprietary information.

(f)            Subject to Section 7.1(b), Schedule 5.9(f) of the Sellers Disclosure Schedules sets forth bonuses that would be due immediately after the Closing Date to the individuals listed on it if such individual performed his or her obligations pursuant to the documents governing such bonuses (the “Stay Bonuses”).

5.10.        Employee Benefit Matters.

(a)           “Company Benefit Plans” means all employee benefit and compensation plans, programs, agreements and arrangements, including all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), all employment or consulting agreements, all retirement, profit sharing, savings, pension, deferred compensation, change in control and retention plans, all health, medical, vision, dental, severance, insurance, disability and other employee welfare plans and all incentive, bonus, stock option or other equity-based compensation, stock purchase, vacation, fringe benefit and other plans in each case, whether oral or written, funded or unfunded, or insured or self-insured, that are maintained, sponsored, contributed to or required to be contributed to, by any of the Companies or by any ERISA Affiliate of the Companies or to which any of the Companies or any ERISA Affiliate of any of the Companies has or may have had any material liability (contingent or otherwise), in each case for or to any current or former employees, directors, officers or consultants of any of the Companies.  Schedule 5.10(a) of the Sellers Disclosure Schedule lists all Company Benefit Plans that currently are maintained, sponsored, contributed to, or required to be contributed to, by any of the Companies or by any ERISA Affiliate of the Companies, or in which any of the Companies participates or its future participation has been announced.

(b)           With respect to the Companies:  (i) no Company or any ERISA Affiliate of such Company sponsors, maintains or contributes to, or has at any time sponsored, maintained or contributed to, or has participated in or its future participation has been announced in, any multi-employer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or any pension plan subject to Title IV of ERISA; (ii) no Company or any ERISA Affiliate of such Company has withdrawn or partially withdrawn from any Multiemployer Plan with respect to which there is any outstanding Liability as of the date of this Agreement; (iii) to the knowledge of the Sellers, no event has occurred or circumstance exists, including the transactions contemplated by this Agreement, that presents a risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any Multiemployer Plan that could result in any Liability of the Companies or the Buyers to a Multiemployer Plan that would have a Material Adverse Effect; and (iv) no Company has received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, or that such plan intends to terminate or has terminated.

(c)           With respect to each Company Benefit Plan, the Sellers have made available the Buyers copies of (i) all plan documents (including all amendments and attachments thereto); (ii) all related trust agreements, insurance contracts and other funding arrangements and all amendments thereto, as in effect as of the date hereof; (iii) the two most recent annual information filings (Form 5500) and annual reports; (iv) the most recent determination letter or opinion letter from the Internal Revenue Service; and (v) the most recent summary plan descriptions, as applicable.

(d)           As to each of the Company Benefit Plans, each of the Companies has complied, in all material respects, with all applicable Laws in the administration thereof, including the provisions of ERISA and the Code, and each Company Benefit Plan complies in all material respects with its terms and all applicable Laws.  All material contributions required to be made under the terms of each Company Benefit Plan have been timely made or, if not yet due, have been properly reflected or incorporated by reference in the Financial Statements.  Each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code and each trust established with any Company Benefit Plan which is intended to qualify under Section 501(a) of the Code has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service as to its qualified status, and to the knowledge of the Sellers, no fact or event has occurred that would reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan.

(e)           There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan, other than a transaction that is exempt under a statutory or administrative exemption, with respect to any Company Benefit Plan that is subject to ERISA or the Code that would reasonably be expected to result in Liability to any of the Companies.  With respect to each Company Benefit Plan, all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and, to the knowledge of the Sellers, all notices and disclosures have been timely provided to participants.

(f)            No judicial action, suit, or claim or legal, administrative or arbitration proceeding, investigation or review has been brought, or, to the knowledge of the Sellers, is threatened, against or with respect to any Company Benefit Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine benefits claims).

(g)           Except as required by Law, no Company Benefit Plan provides any medical, disability or life insurance benefits for retirees or any such post-employment benefits to any Person, except for continuation obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and the regulations (including the proposed regulations) thereunder (“COBRA”).

(h)           Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby (either alone or in conjunction with any other event, including a termination of employment) will (i) result in any payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of Indebtedness or golden parachute payment) becoming due to any current or former employee, officer, director or consultant under any Company Benefit Plan; (ii) increase in any benefit otherwise payable under any Company Benefit Plan; (iii) result in the acceleration or creation of any rights of any Person to benefits under any Company Benefit Plan (including the acceleration of the vesting or exercisability of any stock options or restricted stock or the acceleration or creation of any rights under any Company Benefit Plan); (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Benefit Plan; or (v) result in any payment or benefit that will fail to be deductible under Section 280G of the Code.

5.11.        Taxes.

(a)           Each Company has duly filed with the appropriate Tax Authority all Income Tax Returns and all other material Tax Returns that it was required to file (or has timely and properly filed valid extensions of time with respect to the filing thereof), and each such Tax Return was complete and accurate in all material respects.

(b)           Each Company has timely paid all Taxes due and owing by it, except with respect to Taxes that are being contested in good faith and have been adequately provided for in the Interim Financial Statements in accordance with GAAP. All Taxes that the Companies have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been duly paid to the proper Tax Authority and each Company has complied with all material information reporting and record keeping requirements related to withholding.

(c)           No material deficiencies for Taxes of the Companies have been claimed, proposed or assessed by any Tax Authority in writing.  There are no pending or, to the knowledge of the Sellers and CCR, threatened material audits, suits, proceedings, actions or claims for or relating to any Liability in respect of Taxes of the Companies.  Schedule 5.11 of the Sellers Disclosure Schedules contains a list of all material Tax Returns of the Companies that have been audited or are currently under audit and describes any deficiencies or other amounts that were paid or are currently being contested. There are no pending claims for refund of any Tax of any of the Companies.

(d)           There are no Liens for Taxes (other than Permitted Exceptions) upon the assets of the Companies.

(e)           At all times since their formation, each Company has been classified for U.S. federal income Tax purposes either as a partnership or as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Section 301.7701-2(c)(2)(i) except for those Subsidiaries set forth on Schedule 5.11 of the Sellers Disclosure Schedules hereto, which have been classified as corporations for such purposes.

(f)            Each of the Companies has made available to the Buyers true and correct copies of the Tax Returns listed on Schedule 5.11 of the Sellers Disclosure Schedules.

(g)           No Tax Authority in a jurisdiction in which any of the Companies does not file Tax Returns has claimed in writing that any Company is or may be required to file Tax Returns in, or is or may be subject to Tax by, that jurisdiction.

(h)           There are no outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Tax or Tax Return of any Company.

(i)            None of the Companies has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j)                                     None of the Companies is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling, memorandum or agreement with any Tax Authority.

(k)                                  None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign tax law) for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(l)                                     None of the Companies (a) has ever been a member of an affiliated (within the meaning of Section 1504 of the Code), combined or unitary group of corporations  filing a consolidated, combined or unitary Tax Return; (b) is a successor to any other entity for Tax purposes by way of merger, liquidation or other transaction; (c)  is a party to any Tax sharing or indemnification agreement or arrangement with any person or entity (other than CCR or any of its subsidiaries) pursuant to which it would have an obligation with respect to Taxes of another person or entity following the Closing; or (d) has liability for the Taxes of any person (other than CCR or any of its Subsidiaries) as a transferee or successor or under Treasury Regulation § 1.1502-6 (or any comparable provision of state, local or foreign law), by contract or otherwise.

(m)                               None of Mountain Laurel Racing, Inc., Washington Trotting Association, Inc., CCR Pennsylvania Racing, Inc., CCR Pennsylvania Food Service, Inc. or any other Company that is or was a “C” Corporation for U.S. federal income taxation purposes (i) was a member of Blocker’s affiliated group within the meaning of Section 1504(a) of the Code (determined without regard to Section 1504(b) of the Code) at any time prior to the time CCR acquired, directly or indirectly, the stock of such corporation, or (ii) has reduced (or been required to reduce) the adjusted basis of its property under Section 732(f) of the Code.

(n)                                 None of the Companies has participated or engaged in any transaction that gave rise to (x) a registration obligation under section 6111 of the Code or the Treasury Regulations thereunder, (y) a list maintenance obligation under section 6112 of the Code or the Treasury Regulations thereunder, or (z) a disclosure obligation as a “reportable transaction” under section 6011 of the Code and the Treasury Regulations thereunder (or in each of clauses (x), (y) or (z) any corresponding or similar provision of state, local or foreign Tax law).

(o)                                 None of the Companies is or has been within the most recent five years a “United States real property holding corporation” as defined in Section 897 of the Code.

5.12.                        Governmental Authorizations.  The Companies have obtained and maintain in full force and effect all material Governmental Authorizations required to substantially conduct the Business of the Companies as it is presently being conducted, and for the lawful ownership, leasing, use and operation of their respective properties and assets, in each case, except for such Governmental Authorizations the failure to have, obtain or maintain are not material to the ability of CCR to perform its obligations hereunder or are not reasonably likely to prohibit or materially restrict or delay the consummation of the transactions contemplated hereby.  There has occurred no material violation of or default under any such Governmental Authorization.  None of the Sellers or the Companies has received a currently effective written notice, or has knowledge of any other notice, indicating that any such Governmental Authorizations will be revoked or will not be renewed or will only be renewed in a manner that would prohibit or materially restrict the Companies from conducting their material operations in the ordinary course of business consistent with past practice.

5.13.                        Insurance.

(a)                                  Schedule 5.13 of the Sellers Disclosure Schedules lists all material insurance policies of the Companies that cover the Companies, any of their assets, the construction at any of the Projects, or any of their directors, statutory managers or officers (in their capacities as such).  Copies of (i) all policies or insurance binders with respect to such policies and (ii) a summary of the Companies’ loss experience under such policies or the predecessor policies have been made available to the Buyers.

(b)                                 No written notice of cancellation or termination or any other notice or indication of intent to cancel or not to renew any insurance policy of any Company has been received with respect to any such policy, and each such policy is legally valid, binding, enforceable and in full force and effect.  Each Company has paid all premiums due, and has otherwise performed all of its respective material obligations under each such policy as and when due, except to the extent that the failure to duly pay the premiums or perform such obligations is not reasonably expected to result in the loss of coverage under such policies.

(c)                                  During the past five years, to the knowledge of any Seller, no Company has been denied insurance for any reason with respect to any insurance policy for which it applied. No Company is in breach or default under any policy listed on Schedule 5.13, and to the knowledge of the Sellers, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, revocation, modification or acceleration, under such policy; and to the knowledge of any Seller, no Company has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general or otherwise indicating that the insurer is not willing or able to perform its obligations thereunder or that the insurer disputes or intends to dispute the validity of its obligations under any such policy.  As of the date hereof, no policy limits for any Company have been exhausted or materially reduced.

(d)                                 The proceeds under each insurance policy for any Company have not been assigned or mortgaged in favor of a third party, except in connection with the Debt Facilities.

5.14.                        Compliance with Laws.

(a)                                  Except for matters that are the subject of the representations and warranties contained in Section 5.5, Section 5.9, Section 5.10, Section 5.11, Section 5.12, Section 5.15

and Section 5.16, which are controlled by such Sections without duplication in this Section  5.14, each of the Companies is in compliance in all material respects with all Laws and Orders applicable to the Business.

(b)                                 To the knowledge of the Sellers, none of the Sellers or any Company, nor any of their respective directors, officers, managers or agents, has made any contribution or gift using funds of any Company, which contribution or gift is in material violation of any applicable Law.  None of the Sellers or any Company, nor, to the knowledge of the Sellers, any of their respective directors, officers, managers or agents, has (i) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, in each case which is in material violation of any applicable Law, or (ii) established or maintained any unlawful fund or asset of any Company funds or other properties.

5.15.                        Real Property.

(a)                                  As of the date hereof, the Companies own in fee simple the real properties listed on  Schedule 5.15(a) of the Sellers Disclosure Schedules (the “Owned Real Property”). With respect to each Owned Real Property, (i) the Companies have good and marketable title to such Owned Real Property, free and clear of all Liens, tenancies, or restrictive covenants, other than Permitted Exceptions, and (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein.  As of the date hereof, none of the Companies has received notice of any pending, and to the knowledge of the Companies there is no threatened, condemnation proceeding with respect to any of the Owned Real Properties.

(b)                                 Schedule 5.15(b) of the Sellers Disclosure Schedules lists all leases, subleases and other material agreements, including all amendments, assignments and modifications thereto, under which the Companies use or occupy or have the right to use or occupy any real property (the “Real Property Leases”). Each Real Property Lease is valid, binding and in full force and effect and all rent and other sums and charges payable by the Companies as tenants thereunder are current and, to the knowledge of the Sellers, no termination event (other than expirations in the ordinary course) or condition or uncured default (or event which with notice or lapse of time, or both, would constitute a default) of a material nature on the part of the applicable Company or the landlord thereunder, exists under any Real Property Lease. The Companies have a good and valid leasehold interest in each parcel of real property which is subject to a Real Property Lease free and clear of all Liens, subtenancies, or restrictive covenants,  other than Permitted Exceptions or those imposed by the applicable Real Property Leases. As of the date hereof, none of the Companies have received notice of any pending, and to the knowledge of the Companies there is no threatened, condemnation proceedings with respect to any property leased pursuant to any of the Real Property Leases.

(c)                                  CCR has provided to the Buyers accurate and complete copies of all Material Contracts to which any Company is a party with respect to the construction of the Cannery East Project, including the Contract with M.J. Dean Construction, Inc. dated April 5, 2007 (including the addendum dated April 5, 2007) and amended August 15, 2007.  The Sellers have provided to the Buyers a true and complete set of the Plans and Specifications for the

Cannery East Project, and to the knowledge of the Sellers, such Plans and Specifications (i) comply in all material respects with all Laws and (ii) have been approved by each Governmental Entity as is required for construction of the Cannery East Project.  To the Sellers’ knowledge, there are no facts or conditions affecting the Cannery East Project which would materially interfere with the Completion of the Cannery East Project, or the use, occupancy or operation thereof.

(d)                           CCR has provided to the Buyers accurate and complete copies of all Material Contracts to which any Company is a party with respect to the construction of the Meadows Projects as of the date hereof, and CCR has provided to the Buyers the most recent draft of the contract with LPCiminelli, Inc., which has not been executed as of the date hereof.  The Sellers have provided to the Buyers a true and complete set of any and all existing Plans and Specifications for the Meadows Projects, and to the knowledge of the Sellers, such Plans and Specifications, at their level of completion on the Closing Date, comply in all material respects with all Laws.  To the Sellers’ knowledge, there are no facts or conditions affecting the Meadows Projects that would materially interfere with the Completion of the Meadows Projects, or the use, occupancy or operation thereof.

(e)                            Except as set forth on Schedule 5.15(d) of the Sellers Disclosure Schedules and the Permitted Exceptions:

(i)                                   no parties other than the Companies have a right to occupy, use or own any Owned Real Property or real property subject to a Real Property Lease;

(ii)                                the Owned Real Property and real property subject to a Real Property Lease is used only for the current operation of the Business of the Companies (subject to the Permitted Exceptions), and includes all real property necessary for the business of the Companies as currently conducted;

(iii)                             all Owned Real Property and all real property subject to a Real Property Lease of the Companies is, in all material respects, in good operating condition and repair and regularly maintained in accordance with the Companies’ past practice and consistent with the standards that would be applied by a reasonable prudent owner of similar properties, and, to the Sellers’ knowledge, there is no structural, electrical, mechanical, plumbing, air conditioning or heating defect or other defect in the building systems (other than any defects that will be repaired or replaced in the ordinary course of business with normal or routine capital expenditures for maintenance) in the improvements located on the Owned Real Property or real property subject to a Real Property Lease except for defects which, individually or in the aggregate, would not have a material adverse effect (A) on the Owned Real Property or real property subject to a Real Property Lease or (B) on the value, use or occupancy of the real property or improvements;

(iv)                             the Owned Real Property and to the Sellers’ knowledge, real property subject to a Real Property Lease, is in compliance in all material respects with all applicable Laws;

(v)                                the Companies have not received any notice of material violation of any Law governing the use or occupancy of the Owned Real Property or real property subject to a Real Property Lease; and

(vi)                             to the Sellers’ knowledge, with respect to each of the Projects, as of the date hereof:  (A) all Work on such Project has been performed in a good and workmanlike manner in all material respects in accordance with (1) the Plans and Specifications and Timetables and (2) the requirements of all applicable agreements, Laws and Governmental Authorities having jurisdiction over such Project; and (B) the Companies have obtained and maintained or caused to be obtained and maintained in existence all material licenses, permits and approvals required for such Project.

5.16.                        Environmental Matters.

(a)                                  The Companies are in material compliance with all applicable Environmental Laws.  To the knowledge of the Sellers, the Companies have complied and are in material compliance with all Environmental Permits required to conduct the Business as it is presently being conducted and has been conducted during the Companies’ ownership or operation of the Business, and to the knowledge of the Sellers, the Companies have not received any notice that remains unresolved that: (i) any such existing Environmental Permits will be revoked; or (ii) any pending application for any new Environmental Permit or renewal of any existing Environmental Permits will be denied.

(b)                                 The Companies have not received any written notice, or to the knowledge of Sellers any other notice, that remains unresolved of any actual, alleged or potential material noncompliance with, Liabilities under, or claimed material violation of, any Environmental Laws and, to the knowledge of the Sellers, there is no event or condition which would reasonably be expected to cause material noncompliance with, Liabilities under, or material violation of, any Environmental Laws.

(c)                                  There are no underground storage tanks, surface impoundment or other disposal area, or any waste management unit dedicated to the disposal, treatment or long-term (greater than ninety (90) days) storage of Hazardous Materials located at or on the Owned Real Property or, to the knowledge of the Sellers, property subject to the Real Property Leases.  To the knowledge of the Sellers, there has been no spill, release, discharge, disposal or arrangement for disposal of any Hazardous Materials on or under any Owned Real Property or property subject to the Real Property Leases or under any other property owned, leased or occupied by any of the Companies or their predecessors in violation of any Environmental Law or Environmental Permit, or otherwise requiring remedial action under any Environmental Law or Environmental Permit.

(d)                                 To the knowledge of the Sellers, there is no site to which the Companies have transported or arranged for the transport of any Hazardous Materials which are or have received written notice to be, the subject of any Environmental Claim.

(e)                                  None of the Companies is currently subject to any Order relating to, compliance with, Liability under, any Environmental Law, Environmental Permit, or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of any Hazardous Materials.

(f)                                    Copies of all material or otherwise relevant (with respect to current known matters, facilities or operations) non-privileged environmental site assessment reports, audits or compliance reports, or other written reports relating to the environmental condition of any current or former operations of any Company, and which are in the possession or control of any of the Sellers or any Company, have been made available to the Buyers and with respect to former facilities or operations of any Company, to the extent known to the Sellers or CCR to exist.

(g)                                 There is no Environmental Claim pending or threatened against any of the Companies or against any person or entity whose liability for any Environmental Claim any of the Companies has retained or assumed either contractually or by operation of law.

(h)                                 Except as set forth in Schedule 5.16(d), there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or used by the Companies, and no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored by the Companies, or to the knowledge of the Sellers or CCR by any other Person, at any property owned, leased, operated or used by the Companies.

(i)                                     Neither the Sellers nor any of the Companies are required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (1) to perform a site assessment for Hazardous Materials, (2) to remove or remediate Hazardous Materials, (3) to receive approval from any Governmental Entity, other than with respect to the transfer of any Governmental Authorization related to the normal operation of the Business, or (4) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

5.17.                        Intellectual Property.

(a)                                  Each Company owns or has a valid license or other right to use, free and clear of all material Liens (subject to Permitted Exceptions), all of the Intellectual Property used by it in the conduct of the Business as presently conducted.

(b)                                 Schedule 5.17(b) of the Sellers Disclosure Schedules sets forth, for all Intellectual Property owned by each of the Companies, a complete and accurate list of all U.S. and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations (including domain name registrations) and trademark and service mark applications; and (iii) copyright registrations and copyright applications.

(c)                                  To the knowledge of the Sellers, all rights to Intellectual Property owned by or used by the Companies are valid and subsisting.

(d)                                 To the knowledge of the Sellers, the conduct of the Business does not infringe upon or violate any Intellectual Property right owned or controlled by any third party in any material manner.  No Actions are pending and no written demand or notice has been received by any Company or the Sellers alleging any such infringement and, to the knowledge of the Sellers, no such claim has been verbally threatened.

(e)                                  No Action by the Companies is pending alleging infringement of any Intellectual Property owned by the Companies and to the knowledge of the Sellers and the Companies, no third party is infringing any of the Intellectual Property owned by the Companies.

(f)                                    The Companies are in compliance in all material respects with the  website privacy policy and other written privacy policies of the Companies.

5.18.                        Absence of Certain Changes.  Since September 30, 2007 through the date of this Agreement, (i) there has not occurred any Effect that would reasonably be expected to have a Material Adverse Effect, and (ii) no Company has taken any of the actions specified in clause (a), (c), (d), (f), (g), (h), (i), (k), (l), (n), (o), (p) or (t) of Section 7.1, except with respect to the Projects pursuant to and in substantial conformity with the applicable Plans and Specifications in the case of clauses (g), (h) or (p) of Section 7.1, or authorized or agreed to take any of the actions specified in the foregoing clauses.

5.19.                        Brokers and Finders.  No agent, broker, investment banker, intermediary, finder or firm acting on behalf of the Companies will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of the Companies or in connection with the execution of this Agreement or any of the Other Documents or upon consummation of the transactions contemplated hereby or thereby except as set forth in Section 4.2(f).

5.20.                        Solvency.  The Companies are not in the hands of a receiver and have not committed any act of bankruptcy or insolvency or any acts which are reasonably likely to result in bankruptcy or insolvency.

5.21.                        Related Party Transactions.

(a)                                  There is no Indebtedness between any Company, on the one hand, and any Seller, any Affiliate of any Seller, or any Related Party, on the other hand (other than solely with another Company).

(b)                                 No Seller, no Affiliate of any Seller, and no Related Party owns, in whole or in part, or provides or causes to be provided to any Company, any assets, services or facilities of any Company (other than solely from another Company).

(c)                                  No Company provides or causes to be provided any assets, services, or facilities to any Seller, to any Affiliate of any Seller, or to any Related Party (other than solely to another Company).

(d)                                 No Company beneficially owns, directly or indirectly, any investment in or issued by any Seller, any Affiliate of any Seller, or any Related Party (other than solely in another Company).

(e)                                  No Company made any payment to any Seller or its Affiliates or any Related Party since the date of the Interim Financial Statements (other than pursuant to existing contractual or tax sharing arrangements disclosed on Schedule 5.21 of the Sellers Disclosure Schedule, Real Property Leases, or compensation to employees of the Companies).

Such transactions described in each of (a) through (e) collectively and with regard to the parentheticals contained therein or exceptions set forth on the Sellers Disclosure Schedules, the “Related Party Transactions”.

5.22.                        Personal Property.  The Companies have good and valid title to, or an adequate leasehold interest in, or other legal right to, all material tangible Personal Property necessary to conduct its Business as presently conducted free and clear of all Liens, other than Permitted Exceptions. For the purposes of this Section 5.22, “Personal Property” means all tangible assets, including furniture, fixtures and equipment owned or leased by any of the Companies on the date of this Agreement.

5.23.                        No Other Representations or Warranties.  Except for the representations and warranties made by the Sellers in this Article 5, neither the Sellers nor any other person makes any representation or warranty with respect to the Companies or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Parent, the Buyers or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.  Specifically, without limitation, the Sellers make no representation or warranty with respect to any projection, estimates or budgets delivered to or made available to the Parent, the Buyers or their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies.

ARTICLE 6

Representations and Warranties of the Buyers and the Parent

Each of the Buyers and the Parent, jointly and severally, hereby represent and warrant to each Seller as follows:

6.1.                              Buyer Organization and Good Standing.  Each of the Buyers and the Parent (a) is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except where such concepts are not applicable), (b) has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and (c) is duly qualified to transact business and in good standing in each state or jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for failures to so qualify or be in good standing that, individually or in the aggregate, are not material to its ability to perform its obligations hereunder and are not reasonably likely to prohibit or materially restrict or delay the performance of this Agreement by either of the Buyers or the Parent.

6.2.                              Buyer Authority; Enforceability.  Each of the Buyers and the Parent has the requisite power and authority to execute, deliver and perform their obligations under this Agreement and the Other Documents to which the Buyers or the Parent is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and such Other Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyers or the Parent, as applicable.  This Agreement and the Other Documents, when executed by the other parties hereto and thereto, will constitute legally valid and binding obligations of the Buyers or the Parent, as applicable, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

6.3.                              Consents and Approvals.  Except for (a) the HSR Notification, (b) the Gaming Approvals, and (c) such filings as may be required in connection with the Taxes described in Section 7.10, no notices, reports, registrations or other filings are required to be made by the Buyers or the Parent with, nor are any consents, approvals or authorizations required to be obtained by the Buyers or the Parent from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement or, at the time of their execution, the Other Documents, by the Buyers or the Parent, in each case except for those the failure of which to make or obtain, individually or in the aggregate, are not material to its ability to perform the Buyers’ or the Parent’s obligations hereunder and are not reasonably likely to prohibit or materially restrict or delay the performance of this Agreement by either of the Buyers or the Parent.

6.4.                              No Violations.  The execution and delivery of this Agreement and the Other Documents by the Parent or any Buyer do not, and the consummation by the Parent or any Buyer of the transactions contemplated hereby or thereby will not, conflict with or result in a breach of or constitute a default (with or without notice or lapse of time or both) under (a) any provision of the Governing Documents of the Buyers or the Parent, (b) any agreement, instrument, permit, franchise, license, judgment or order, applicable to the Buyers or the Parent or its properties or assets, other than such conflicts, violations, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, are not material to its ability to perform its obligations hereunder and are not reasonably likely to prohibit or materially restrict or delay the performance of this Agreement by either of the Buyers or the Parent.

6.5.                              Funds Available.  The Buyers or the Parent have, will maintain access to, and will have available at the Closing, all the funds necessary to pay the Purchase Price to the Sellers.  The Buyers’ ability to consummate the transactions contemplated hereby is not contingent upon their or the Parent’s ability to obtain financing.

6.6.                              Brokers and Finders.  Except for Macquarie Securities (USA) Inc. and Global Leisure Partners, neither the Buyers nor the Parent has retained any agent, broker,

investment banker, intermediary, finder, or firm acting on behalf of the Buyers or the Parent in connection with this Agreement or the transactions contemplated hereby.  The Buyers and the Parent have not incurred, and shall not incur, directly or indirectly, any liability for any broker’s or finder’s fees or any other commission or similar fee in connection with this Agreement or any transaction contemplated hereby.

6.7.                              Securities Act.  The Buyers are acquiring the Millennium Units and the HoldCo Units, as applicable, for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in any manner that would be in violation of the Securities Act.  Neither of the Buyers has, directly or indirectly, offered the Millennium Units, the HoldCo Units or the CCR Units to anyone or solicited any offer to buy the Millennium Units, the HoldCo Units or the CCR Units from anyone, so as to bring the offer and sale of the Millennium Units, the HoldCo Units or the CCR Units within the registration requirements of the Securities Act.  Neither of the Buyers will sell, convey, transfer or offer for sale any of the Millennium Units, the HoldCo Units or the CCR Units except upon compliance with the Securities Act and any applicable state securities or “blue sky” laws or pursuant to any exemption therefrom.

6.8.                              No Litigation.  As of the date hereof, there are no claims, actions or proceedings pending or, to the knowledge of the Buyers or the Parent, threatened, against any of the Buyers or any of its assets, other than claims, actions or proceedings that, individually or in the aggregate, are not material to its ability to perform its obligations hereunder and are not reasonably likely to prohibit or materially restrict or delay the performance of this Agreement by the Buyers.  Neither any Buyer nor the Parent nor any of their respective Subsidiaries or Affiliates is a party to or subject to the provisions of any Order of any Governmental Entity including any Gaming Authority, which individually or in the aggregate would reasonably be expected to prohibit or materially restrict or delay the performance of this Agreement by the Buyers or the Parent.

6.9.                              Gaming Approvals and Licensing Matters.  The Buyers have delivered to the Sellers a list of individuals and entities whom the Buyers are advised as of the date hereof are reasonably likely to be the Licensed Persons, and such list sets forth those Gaming Approvals which such individuals and entities have obtained in the past (the “List”).  As of the date hereof, none of the Parent, the Buyers or any other direct or indirect wholly owned Subsidiary of the Parent, or any director or executive officer of any of them, or Consolidated Press Holdings Ltd., or any direct or indirect wholly owned Subsidiary of Consolidated Press Holdings Ltd., or any of the individuals and entities listed on the List, has ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had any gaming license revoked or suspended.  As of the date hereof, neither the Buyers nor the Parent has any knowledge of any fact or circumstance that would adversely affect its ability or the ability of its Affiliates and the persons and entities listed on the List to obtain all Gaming Approvals.  As of the date hereof, neither the Parent nor the Buyers has received any indication from any Gaming Authority of any state of facts or circumstances that would be reasonably likely to delay or prevent the receipt by any of the Buyers of a gaming license, approval or finding of suitability in Nevada or Pennsylvania.

6.10.        Solvency.  Neither any Buyer nor the Parent is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Companies.  Assuming that the representations and warranties of the Sellers contained in this Agreement are true and correct in all material respects, at and immediately after the Closing, and after giving effect the transactions contemplated by this Agreement, the Companies will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities or its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

6.11.        No Other Representations or Warranties.  Except for the representations and warranties expressly made by the Buyers and the Parent in this Article 6 or in any of the Other Documents, neither the Parent nor the Buyers make any other representation or warranty in connection with the transactions contemplated hereby.  Each of the Buyers and the Parent acknowledge that the Sellers, the Companies and their respective Affiliates and Representatives have not made and do not make any representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement and specifically (but without limiting the generality of the foregoing) that the Sellers, the Companies and their respective Affiliates and Representatives have not made and do not make any representations with respect to (i) any projections, estimates or budgets delivered to or made available to the Parent or the Buyers (or their respective Affiliates or Representatives) of future revenues, results of operations (or any components thereof), cash flows or financial condition (or any components thereof) of the Companies or (ii) the future business and operations of the Companies.  Except for the representations and warranties expressly made by the Sellers in Article 4, Article 5 or in any of the Other Documents to which they are a party, none of the Sellers or any Affiliates or any of their Representatives will have or be subject to any liability to the Buyers, the Parent or any other person resulting from the distribution to the Buyers, the Parent or their Representatives or the Buyers’ use of, any such information, including any memoranda or materials distributed on behalf of the Sellers relating to the Companies or other publications or data room information provided to the Buyers, the Parent or their Representatives, or any other document or information in any form provided to the Buyers, the Parent or their representatives in connection with the sale of the Companies and the transactions contemplated hereby.

ARTICLE 7

Covenants of the Parties

7.1.          Conduct of the Companies.  Except for matters (x) set forth on Schedule 7.1 of the Sellers Disclosure Schedules or as otherwise specifically provided in this Agreement, or (y) consented to in writing by the Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) in furtherance of the Projects pursuant to and in substantial conformity with the applicable Plans and Specifications, from the date hereof until the Closing Date, each of the Sellers and CCR shall, and shall cause each of the other Companies to, conduct business in the ordinary course consistent with past practice, make capital expenditures (other than with respect to the Projects which are addressed separately below) consistent with past practice, and use all commercially reasonable efforts to maintain and preserve intact their business organizations, including the services of their key employees on terms and conditions substantially comparable to those currently in effect and the goodwill of any Governmental Authorities, customers, distributors, suppliers and other Persons with which the Companies have material business relationships.  For purposes of this Agreement, the ordinary course of business consistent with past practice includes actions taken to pursue the Projects in accordance with the Plans and Specifications and Budgets. Without limiting the generality of the foregoing, and except for matters set forth on Schedule 7.1 of the Sellers Disclosure Schedules, or as otherwise specifically provided in this Agreement, without the prior written consent of the Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), each of the Sellers and CCR shall not, and shall not permit any of the other Companies to:

(a)           propose or adopt any change in the Governing Documents of the Companies, other than in the Governing Documents of the Excluded HoldCo Subsidiaries;

(b)           approve, authorize, adopt, enter into, announce or communicate to employees any new, modified, amended or supplemental benefit plan or any employment agreement with any executive level employee, or grant any increase in wages, salary, bonus or other compensation remuneration or benefits, except (i) as required by applicable Law, (ii) as required by the terms of any existing benefit plan or employment agreement, (iii) in connection with the periodic performance reviews or routine promotions of employees or reviews of appropriate salary levels for a job classification in the ordinary course of business consistent with past practices and policies of the Companies, (iv) annual bonuses and salary increases consistent with past practice, (v) signing bonuses not to exceed $50,000 individually, (vi) entry into agreements with employees for the Stay Bonuses provided the amount of the aggregate of all Stay Bonuses does not exceed the Stay Bonus Payoff Amount, (vii) annual renewals of existing health care plans so long as the renewal is in the ordinary course of business, or (viii) pursuant to any collective bargaining agreement entered into in accordance with clause (j) below;

(c)           sell, lease or otherwise dispose of any material assets, including by merger, consolidation, asset sale or other business combination, other than (i) assets of the Excluded HoldCo Subsidiaries and assets of the Excluded Opportunities, or (ii) sales of equipment and other non-current assets in an amount not to exceed $250,000 in the ordinary course of business, or (iii) any salvage sales in connection with the opening of the Projects, or (iv) any equipment trade-ins in connection with the Projects;

(d)           redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness of any Company (except for letters of credit and surety bonds required in the course of business), or commit to do any of the foregoing (other than at stated maturity and any required amortization payments and mandatory prepayments, in each case, in accordance with the terms of the instrument governing such Indebtedness as in effect on the date hereof or as modified with the prior written consent of the Buyers), provided that, notwithstanding the above, the Companies may incur, repay, prepay, amend or modify any Indebtedness as set forth on Schedule 5.6 of the Sellers Disclosure Schedules;

(e)           incur, create, assume or otherwise become liable for any Indebtedness (including the issuance of any debt security) or assume, guarantee or endorse, enter into any

“keep well” arrangement or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any other Person, provided that, notwithstanding the above, the Companies may incur, repay, prepay, amend or modify any Indebtedness as set forth on Schedule 5.6 of the Sellers Disclosure Schedules;

(f)            fail to pay all of the payables of the Companies and collect all of the receivables of the Companies in the ordinary course of business consistent with past practice;

(g)           make any acquisitions of any equity interests, business or assets of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person, with an aggregate value in excess of $500,000 after the date hereof, except (i) loans, advances, capital contributions or investments solely among the Companies or (ii) with respect to the Excluded Opportunities;

(h)           authorize any capital expenditures in excess of $5,000,000 except for (i) expenditures contemplated by the Plans and Specifications and the Budgets for the Cannery East Project and the Meadows Projects, (ii) expenditures made in response to any emergency, or (iii) as set forth on Schedule 7.1 of the Sellers Disclosure Schedule;

(i)            pledge or otherwise encumber any membership interests, shares of capital stock, or any other debt, ownership or equity interests or securities of any of the Companies, or create or assume any Lien thereupon;

(j)            enter into any collective bargaining agreement, the term (including any renewal term) of which extends beyond December 31, 2010, or which does not provide for employment terms and conditions that are the same in all material respects over the entire term of such collective bargaining agreement;

(k)           mortgage, pledge or otherwise encumber any of the Companies’ assets, tangible or intangible, having a value in excess of $5,000,000 or create or assume any Lien thereupon (other than Permitted Exceptions), in each case, which are not prepayable or able to be released without premium or penalty on or before the Closing Date, except in connection with Indebtedness (including facilities providing for Indebtedness) which is permitted by Section 7.1(d) or Section 7.1(e);

(l)            (i) split, combine or reclassify or otherwise change or exchange any securities or equity interests of the Companies or amend the terms of any securities or equity interests of the Companies, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of securities or equity interests of the Companies other than (A) a dividend or distribution by a wholly owned Subsidiary of a Company to such Company or (B) a Tax Amount to a Tax Recipient (provided, that, for the avoidance of doubt, any amounts under clause (B) to be paid on or before the Closing Date shall be excluded from the calculation of Company Cash), or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any securities or equity interests of the Companies;

(m)          enter into, modify or amend any Material Contract, except in the ordinary course of business consistent with past practice, Material Contracts that (i) do not provide for annual expenditures by any of the Companies in excess of $1,000,000, (ii) are terminable by the Company party thereto on thirty (30) days notice or less or (iii) are related to the Excluded Opportunities; provided, that, for the purpose of clarity, the parties acknowledge and agree that renewals of Material Contracts on substantially the same terms shall be deemed to be in the ordinary course of business;

(n)           enter into, modify or amend any Related Party Transaction;

(o)           close or shutdown any casino, hotel, racetrack or other facility of the Companies except for such closure or shutdowns which are (i) required by action, order, writ, injunction, judgment or decree or otherwise required by Law; or (ii) due to acts of God or other force majeure events;

(p)           fail to maintain, repair and keep in good operating condition (and commit appropriate capital expenditures for such purposes) all casino, hotel, racetrack and other facilities of the Companies in the ordinary course of business consistent with past practice, other than in anticipation of the closure and demolition related to the Projects;

(q)           other than in the ordinary course of business consistent with past practice and with respect to the litigation set forth in Schedule 7.1(o) of the Sellers Disclosure Schedules, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration other than settlements or compromises of litigation, claims or arbitration, that involve the payment of monetary damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate by the Companies and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Companies;

(r)            write up or write down the value of any asset (other than upon Completion of a Project) or make any material change in financial accounting methods or material method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Companies, except insofar as may have been required by a change in or interpretation of GAAP or Law;

(s)           (i) make, amend or revoke any material Tax election, (ii) settle or compromise any material Tax liability, claim or assessment, or agree to any adjustment of any material Tax attribute, (iii) file any amended material Tax Return, (iv) enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or any material comparable agreement under state, local or foreign law), (v) surrender any right to claim a material Tax refund, (vi) consent to waive any statute of limitations with respect to material Taxes;

(t)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Companies or approve, authorize or enter into any agreement or understanding, or letter of intent or agreement in principle with respect thereto, other than with respect to the Excluded HoldCo Subsidiaries;

(u)           fail to exercise commercially reasonable efforts to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to any casinos and any related assets and any other material assets, operations and activities (including construction activities) of the Companies as is currently in effect (other than adjustments as permitted upon completion of construction of any Project), other than immaterial variations in policies in the ordinary course consistent with past practice; or

(v)           fail to keep and maintain at least such insurance as may be required by the Debt Facilities; or

(w)          authorize, agree or commit to do any of the foregoing.

7.2.          Conduct of Blocker and AcquisitionCo.  Except for matters (x) set forth on Schedule 7.2 of the Sellers Disclosure Schedules or as otherwise specifically provided in this Agreement, or (y) consented to in writing by the Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing Date, HoldCo shall not cause, authorize or agree to cause Blocker or AcquisitionCo to take any actions or incur any Liabilities that would make the representations and warranties set forth in Section 4.2(e) to become untrue or incorrect.

7.3.          No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give the Parent or any Buyer, directly or indirectly, the right to control or direct the operations of the Companies or the Excluded HoldCo Subsidiaries prior to the Closing Date, and nothing contained in this Agreement is intended to give CCR or the Sellers, directly or indirectly, the right to control or direct any Buyer’s or its Subsidiaries’ operations in each case, in a manner prohibited by applicable Law (including Gaming Laws and antitrust Laws).

7.4.          Reasonable Best Efforts.

(a)           Subject to the terms of this Agreement and applicable Law (including Gaming Laws and antitrust Laws), each party will use its reasonable best efforts to take, or cause to be taken, all appropriate actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as reasonably practicable all documentation to effect all Governmental Authorizations, including all necessary filings, consents, waivers, approvals, Authorizations, permits or orders from all Governmental Entities (including Gaming Authorities) or other Persons, provided, however, that in no event shall the Companies be required to pay, prior to the Closing, any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the transactions contemplated by this Agreement other than de minimis amounts.  In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of any HSR Notification with respect to the transactions contemplated by this Agreement on a date as agreed to by the parties prior to June 1, 2008 and to supply as promptly as reasonable practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.4 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act.  The filing fees with respect to the HSR filings shall be borne 50% by the Buyers, on the one hand, and 50% by the Sellers, on the other hand.  Without limiting the foregoing, the parties shall request and shall use their respective reasonable best efforts to obtain early termination of the waiting period under the HSR Act as promptly as reasonably practicable.

(b)           Except for the matters covered under Section 7.4(e), Section 7.4(f) or Section 7.4(g), which shall be governed exclusively by such Sections, each of the Parent and the Buyers, on the one hand, and the Sellers and CCR, on the other hand, shall, in connection with the efforts referenced in Section 7.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ, or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)           In furtherance and not in limitation of the covenants of the parties contained in Section 7.4(a) and Section 7.4(b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ, or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any material Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of the parties shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable.

(d)           In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the transactions contemplated by this Agreement, or any Other Agreement, each of the parties shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits or materially restricts or delays consummation of the transactions contemplated by this Agreement.

(e)           In furtherance and not in limitation of the covenants of the parties contained in Section 7.4(a), the Buyers hereby agree to use their reasonable best efforts (i) to as promptly as practicable after the date hereof, obtain all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the parties hereto to consummate the transactions contemplated by this Agreement or necessary to permit the Buyers to own and operate the Companies (collectively, “Gaming Approvals”), (ii) to avoid any action or proceeding by any Gaming Authority challenging the consummation of the transactions contemplated hereby, (iii) to make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions with respect to this Agreement and the transactions contemplated hereby, as required under the Gaming Laws, (iv) to schedule and attend (or cause to be scheduled and attended) any hearings or meetings with Gaming Authorities to obtain the Gaming Approvals as promptly as possible; and (v) to act diligently and promptly to pursue any and all of the foregoing as necessary to obtain the Gaming Approvals. As of the date hereof, each Gaming Approval to be obtained by the Buyers pursuant to this Section 7.4(e) is listed on Exhibit X attached hereto.

(f)            The Parent and the Buyers shall use their reasonable best efforts to cause all Persons who are associated or affiliated with the Parent, the Buyers or their Affiliates and who are, in the view of the applicable Gaming Authorities, required to be licensed under applicable Gaming Laws in order to consummate the transactions contemplated by this Agreement (the “Licensed Persons”), to submit to the licensing process or apply for waivers from the licensing requirements and, as promptly as reasonably practicable, to prepare and file all documentation to effect all Gaming Approvals.  The Parent and the Buyers shall use their respective reasonable best efforts to (i) file or cause to be filed (x) by no later than December 21, 2007, all required initial applications and documents in respect of the Licensed Persons (other than those with respect to institutional holders of 5% or more of the shares of the Parent, which shall be filed as soon as reasonably practicable following the date of this Agreement) in connection with obtaining the Gaming Approvals or waivers from the licensing process and (y) as promptly as practicable after the date hereof all other required applications and documents in connection with obtaining the Gaming Approvals, (ii) request or cause to be requested an accelerated review, if available, from the Gaming Authorities in connection with such filings, (iii) act diligently and promptly to pursue the Gaming Approvals, and (iv) keep CCR and the Sellers and its gaming counsel generally apprised on a regular basis (but no less frequently than once a month) of the status of all filings referenced in this Section and the progress in obtaining the Gaming Approvals generally, including the status with respect to matters, on, before, or after October 1, 2008, related to the issues set forth in subsection (h) hereof.

(g)           In the event of any meeting, in-person discussion or appearance before any Gaming Authority or the staff or regulators of any Gaming Authority with respect to the Gaming Approvals,  each party shall make itself available to attend the meeting at the request of the other party or the Gaming Authority.  In addition, the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such meeting and in connection with any analyses, presentations, memoranda, briefs, filings, arguments and proposals relating to such meeting, discussion or appearance at which both parties will be in attendance.

(h)           Until the Closing Date, to the extent permitted by applicable Law, the Parent and the Buyers shall provide reasonably descriptive written notifications to the Sellers within three (3) days after the Parent or the Buyers becomes aware of any of the following events (with the names of the Licensed Persons stated in such notifications to the extent the notifications pertain to them):

(i)                                    the Parent, the Buyers or any of the Licensed Persons makes the filings required by clause (x) of Section 7.4(f) (a “Regulatory Filing”) by providing a copy of the transmittal letter related thereto;

(ii)                                 the Parent, the Buyers or any of the Licensed Persons receives a waiver directly related to the transactions contemplated hereby from a Gaming Authority, as evidenced by a writing from such Gaming Authority;

(iii)                              the Parent, the Buyers or any Licensed Person withdraws any Regulatory Filing;

(iv)                             any Governmental Authorization directly related to the transactions contemplated hereby is obtained, taken, made or given;

(v)                                any Governmental Entity notifies the Parent, the Buyers or any Licensed Person that its Regulatory Filing has been placed on an agenda or scheduled for hearing or consideration (which notification from the Parent or the Buyers to the Sellers shall also specify the date of such hearing or consideration), delayed or removed from such agenda or schedule;

(vi)                             any Governmental Entity issues a decision not to take, make or give any Governmental Authorization or withdraws, revokes, cancels, nullifies or materially modifies any Governmental Authorization that was previously taken, made or given, in all cases solely with respect to Governmental Authorizations directly related to the transactions contemplated hereby;

(vii)                          the Parent, the Buyers or any other direct or indirect wholly owned Subsidiary of the Parent, or any director or executive officer of any of them, or Consolidated Press Holdings Ltd., or any direct or indirect wholly owned Subsidiary of Consolidated Press Holdings Ltd., or any of the individuals and entities listed on the List, is denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or has any gaming license revoked or suspended; or

(viii)                       beginning on October 1, 2008, the Parent, the Buyers or any of the Licensed Persons has been advised by the staff or regulators handling such Person’s Regulatory Filing that the applicable Gaming Authority has a concern or issue with respect to any of such Person’s Regulatory Filings or licensing proceeding, which concern or issue if it remained unresolved or uncured would become an area of concern at the gaming licensing hearings or in the gaming licensing deliberations.

(i)            Notwithstanding anything herein to the contrary, each of the Sellers and CCR shall, and shall cause its respective directors, officers, employees and Subsidiaries to, use their respective reasonable best efforts in working with the Parent, the Buyers, the Licensed Persons and their counsel to obtain the Gaming Approvals; provided that nothing contained herein shall require any expenditure by the Companies (other than any expenditures relating to counsel fees of such parties).

(j)            The Sellers agree to use their reasonable best efforts to (i) continue to cause CCR and the other Companies to maintain any licenses required under applicable Gaming Laws with respect to the operation of the Business, including obtaining or renewing all other licenses, permits, approvals, authorizations, registrations, findings of suitability, entitlements, waivers and exemptions issued in connection with such licenses and necessary to continue to operate the Business and (ii) pursuing any renewal application process applicable to such licenses, including any follow-up submissions and requests.  The Sellers also agree to use their reasonable best efforts to cause WTA (and its Affiliates that are required to be licensed in connection with the Meadows Casino Project), to pursue renewal of the license required by the Pennsylvania Gaming Control Board with respect to the Meadows Casino Project, including pursuing any follow-up submissions and requests and obtaining all other material licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued in connection with such license and necessary to continue to operate the Meadows Casino Project. The Sellers shall keep the Parent and the Buyers generally apprised on a regular basis (but no less frequently than once a month) of the status of all filings with respect to the matters referenced in this Section 7.4(j).

(k)           Between the date of this Agreement and the Closing Date, the Sellers and CCR shall, and shall cause each of the other Companies and their respective directors, managers, members, officers, employees and agents to, afford the employees, authorized agents and Representatives of the Parent and the Buyers access, during normal business hours, to the offices, personnel, premises, properties, Contracts, books and records, and other documents and financial, operating, construction status and other data of the Companies as the Buyers may reasonably request; provided that the Buyers shall not engage in any environmental testing with respect to any of the Companies’ Owned Real Property or property subject to Real Property Leases without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or conditioned.  The foregoing shall not require the Sellers or any Company to permit any inspection, or to disclose any information, to the extent that in their reasonable judgment is reasonably likely to result in waiver of any attorney-client privilege or the disclosure of any trade secrets of third parties or violate any of their obligations with respect to confidentiality if the Sellers or such Company, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure and have used reasonable efforts to implement requisite procedures to enable access to such information without violating such obligations.  No investigation by the parties or their respective Representatives shall affect the representations or warranties of the other set forth herein, and disclosure of any report to the Sellers shall not effect the knowledge of the Sellers if they were not aware of the facts described in such report.

(l)            From the date hereof until the Closing Date, if any counterparty to any Material Contract specified in Schedule 7.4(l) (the “Specified Material Contracts”) notifies any

Seller or any Company party thereto, claiming a breach, a default, or the right to declare a default, under such Specified Material Contract as a result of the failure by such Seller or such Company to obtain the consent or approval of such counterparty to the execution and delivery of this Agreement, each of the Sellers and CCR shall, or shall cause the applicable Company to, resolve such claim as promptly as reasonably practicable by mutual agreement with such counterparty that no such consent or approval was required or to obtain appropriate consents, amendments or waivers under such Specified Material Contract to resolve such claim.  Notwithstanding anything to the contrary contained herein, CCR shall, or shall cause the applicable Company to, pay any fees, costs and expenses payable or incurred in connection with resolving such claim or obtaining such consent, amendment or waiver (including all consent fees required by the applicable counterparty to such Specified Material Contract), and each of the Sellers and CCR shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Damages (without duplication) incurred by any of them arising out of, relating to or in connection with any claim by a counterparty for breach of any such Specified Material Contract due to the failure to have obtained the consent or approval of any counterparty to the execution and/or delivery of this Agreement, or any action taken by any Seller or CCR pursuant to this Section 7.4(l).  Neither any Buyer nor the Parent shall be entitled to assert a breach of any representation, warranty or covenant made by the Sellers or CCR in this Agreement due to a claim by any counterparty to any Specified Material Contract as a result of the failure by any Seller or any Company to obtain the consent or approval of such counterparty to the execution and delivery of this Agreement.

7.5.          Updates to Disclosure Schedules.

(a)           In the event that the Sellers become aware (i) of facts or circumstances that should have been included on the Sellers Disclosure Schedules in order for the Sellers’ representations and warranties to be true and accurate as of the date of this Agreement but were not so included (“Omitted Items”) or (ii) that any representation and warranty that was true and accurate as of the date of this Agreement becomes untrue or inaccurate due to events occurring or circumstances arising since the date of this Agreement (“Pre-Closing Events”), the Sellers may deliver to the Buyers in writing supplemental disclosure schedules setting forth the additions or changes to the Sellers Disclosure Schedules that are required in order to reflect such Omitted Items and/or Pre-Closing Events (the “Supplemental Disclosure Schedules”).  The Sellers Disclosure Schedules, as supplemented by the Supplemental Disclosure Schedules, shall be deemed to modify the applicable representation and warranty set forth in this Agreement for purposes of determining whether the condition set forth in Section 8.2(a) shall have been satisfied as of the Closing Date.

(b)           Notwithstanding anything to the contrary herein, if the Closing occurs, (i) the inclusion of any Omitted Items on the Supplemental Disclosure Schedules shall not cure any breach of any representation or warranty as of the date of this Agreement and the Buyers shall be entitled to indemnification by the Sellers in accordance with Section 7.10 and Article 10 in respect thereof, and (ii) the inclusion of any Pre-Closing Event on the Supplemental Disclosure Schedules shall not cure any breach of any representation or warranty as of the Closing Date and the Buyers shall be entitled to indemnification by the Sellers in accordance with Section 7.10 and Article 10 in respect thereof only in the event that such Pre-Closing Events otherwise constitute a material breach of such relevant representation or warranty.

7.6.          Notifications to Buyers.  The Parent and the Buyers, on the one hand, and the Sellers and CCR, on the other hand, shall promptly notify each other of (i) any Actions commenced or, to the knowledge of such party, threatened, against the Sellers, Blocker, AcquisitionCo or any Company or any of their respective Affiliates or directors, managers, members, officers, directors, employees or agents in their capacity as such or, to the extent that such Actions relate to the consummation of the transactions contemplated by this Agreement, the Parent or the Buyers or any of their Affiliates or directors, managers, members, officers, directors, employees or agents in their capacity as such and (ii) the occurrence or non-occurrence of any fact or event that, in either case, would be reasonably likely to cause any condition set forth in Article 8 not to be satisfied; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties, covenants or indemnification obligations of any Party or the conditions to the obligations of any Party, or cure any breach by any Party of this Agreement, or limit or otherwise affect the termination rights, indemnification rights or other remedies available under this Agreement to the Party receiving such notice.

7.7.          No Alternative Transactions.  The parties agree that from the date hereof through earlier of the Closing Date, the termination of this Agreement or December 31, 2009, none of the Sellers, Blocker, AcquisitionCo or the Companies shall and each of the Sellers and the Companies shall require its respective Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Parent or the Buyers) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale or license of material assets or similar business transaction involving any of the Companies, (ii) furnish any non-public information concerning the business, properties or assets of any of the Companies to any party (other than the Parent or the Buyers), or (iii) engage in discussions or negotiations with any party (other than with the Parent or the Buyers) with respect to, or consummate, any such transaction, or (iv) enter into, approve, agree to, recommend or consummate any such transaction.  If any of the Sellers, the Companies or any of their respective Representatives receives any bona fide inquiry, proposal or offer of the nature described in this Section 7.7, the Sellers shall, within one (1) Business Day after such receipt, notify the Parent of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

7.8.          Publicity.  Any press release or release of other information to the press or any other Person with respect to the subject matter of this Agreement and/or the Other Documents may be mutually approved by the Buyers and the Sellers, except as may be required by (i) any Gaming Law or other applicable Law, Authorization, court process or (ii) obligations pursuant to any listing agreement with or rules of any securities exchange or interdealer quotation service in the United States or Australia; provided, however, the disclosing party shall use commercially reasonable efforts to provide prior notice to and consult with the non-disclosing party.  The Buyers and the Parent acknowledge that HoldCo has filing obligations under the Securities Exchange Act of 1934, as amended, and shall file a Current Report on Form 8-K after the signing of this Agreement.

7.9.          Racing Services Agreement.  In the event that the RSA is terminated before the Closing Date, CCR agrees to use its commercially reasonable efforts to either (i) enable the Companies to conduct the harness racing operations at the Meadows Property or (ii)

enter into arrangements with a third party to conduct the racing operations at the Meadows Property and obtain all required Gaming Approvals in connection therewith, in either case, for at least the minimum number of racing days required to maintain the Conditional Category I Slot Machine License or a Category I Slot Machine License, as applicable, and with such other terms as are reasonably acceptable to the Parent and the Buyers.  During the three (3) months prior to the anticipated Closing Date, CCR agrees to use commercially reasonable efforts to assist the Buyers in making contingency plans with respect to the conduct of the harness racing operations at the Meadows Property should the RSA be terminated on or after the Closing Date.

7.10.        Tax Matters.

(a)           Section 754 Election.  The Sellers shall cause CCR to attach a properly completed election statement to CCR’s U.S. Tax Returns with respect to Income Taxes for its taxable year that will end on the Closing Date pursuant to Section 754 of the Code and any similar provisions of applicable state and local law effective for the Tax Period of CCR that includes the Closing Date.

(b)           Tax Indemnification.

(i)            After the Closing Date, HoldCo shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against and in respect of all Damages (without duplication) incurred or paid by any of the Buyer Indemnified Parties arising out of, relating to or resulting from (a) Taxes imposed on Blocker or AcquisitionCo for taxable periods ending on or before the Closing Date (“Pre-Closing Periods”) and, with respect to any period that begins on or before and that ends after the Closing Date (in each case, a “Straddle Period”), the portion of such Straddle Period deemed to end on and include the Closing Date; (b) Taxes imposed on Blocker or AcquisitionCo as a result of the LandCo Disposition; (c) any breach of or inaccuracy in any representation or warranty contained in Section 4.2(f) (without regard to any “materiality” modifier); (d) Taxes imposed on any of Blocker or AcquisitionCo under Treasury Regulations Section 1.1502-6 (and all corresponding provisions of state, local, or foreign Law) as a result of being a member of any consolidated, unitary, combined or similar group for any Pre-Closing Period or portion of any Straddle Period deemed to end on and include the Closing Date; and (e) the breach or nonperformance of any covenant or agreement on the part of HoldCo or Blocker or AcquisitionCo with respect to Taxes set forth in this Section 7.10. Any cash left in Blocker or AcquisitionCo at Closing shall be credited against any HoldCo indemnification obligation arising under this Section 7.10.

(ii)           After the Closing Date, the Sellers shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnified Parties from and against and in respect of all Damages (without duplication)  incurred or paid by any of the Buyer Indemnified Parties arising out of, relating to or resulting from (a) Taxes imposed on any of the Companies for Pre-Closing Periods (including the XpressBet Assessments) and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date; (b) any breach of or inaccuracy in any representation or warranty contained in Section 5.11 (without regard to any “materiality” modifier); (c) Taxes imposed on any of the Companies under Treasury Regulations Section 1.1502-6 (and all corresponding provisions of state, local or foreign Law) as a result of being a member of any consolidated, unitary, combined or similar group for any Pre-Closing Period or portion of any Straddle Period deemed to end on and include the Closing Date; and (d) the breach or nonperformance of any covenant or agreement on the part of Seller with respect to Taxes set forth in this Section 7.10 or Section 7.1(s).  Notwithstanding the foregoing, the Sellers shall not be obligated to indemnify the Buyer Indemnified Parties for Damages attributable to Non-Income Taxes (but not including Damages attributable to the XpressBet Assessments) until such time as Buyer Indemnified Parties’ Damages attributable to Non-Income Taxes (but not including Damages attributable to the XpressBet Assessments) exceed $500,000.

(iii)          After the Closing Date, the Parent and the Buyers shall jointly and severally indemnify, defend and hold harmless the Seller Indemnified Parties from and against and in respect of all Damages (without duplication) incurred or paid by any of the Seller Indemnified Parties arising out of, relating to or resulting from (a) Taxes imposed on Blocker AcquisitionCo, or any of the Companies for taxable periods beginning after the Closing Date (“Post-Closing Periods”) and, with respect to any Straddle Period, that portion of such Straddle Period deemed to begin immediately after the Closing Date; and (b) the breach or nonperformance of any covenant or agreement on the part of Buyers or Parent with respect to Taxes contained in this Section 7.10 or Section 7.1(s).  Notwithstanding the foregoing, the Parent and the Buyers shall not be obligated to indemnify the Seller Indemnified Parties for Damages attributable to Non-Income Taxes until such time as Seller Indemnified Parties’ Damages attributable to Non-Income Taxes exceed $500,000.

(c)           Allocation of Straddle Period Taxes.  In order to apportion appropriately any Taxes relating to a Straddle Period, the parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period of each relevant entity for all Tax purposes.  In any case where applicable Law does not permit the parties to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be as follows:

(i)            Taxes that are imposed on a periodic basis and not based on income or receipts (e.g., property taxes), shall be equal to the product of such Taxes attributable to the entire Taxable period and a fraction, the numerator of which is the total number of days in such period that elapsed through the Closing Date and the denominator of which is the number of days in such Taxable period; provided, however, that, if the amount of periodic Taxes imposed for such Taxable period reflects different rates of Tax imposed for different periods within such Taxable period, the formula described in the preceding clause shall be applied separately with respect to each such period within the Taxable period; and

(ii)           Taxes (other than those described in clause (i)) shall be computed as if such Taxable period ended on and included the Closing Date.

(d)           Blocker Buyer.  Buyers agree that the purchaser of the HoldCo Units will be subject to U.S. federal income taxation as a United States “C” Corporation (“Blocker Buyer”) and that Blocker will join the federal consolidated group of which Blocker Buyer is a member after the Closing Date, such that Blocker’s federal taxable year will close as of the Closing Date.

(e)           Extraordinary Transactions.

(i)            Notwithstanding anything to the contrary in this Agreement, Parent, Buyers and Blocker Buyer jointly and severally agree to indemnify and hold harmless Seller Indemnified Parties for any Damages attributable to Taxes resulting from any transaction engaged in by Parent, Buyers, Blocker Buyer, Blocker, AcquisitionCo or any Company not in the ordinary course of business, other than payment of the Company Loan Payment Amount paid by CCR at the Closing pursuant to Section 2.2(c)(i) of this Agreement and any repayment, or contribution to any of Blocker, AcqusitionCo or the Companies of the Blocker Note (as such term is defined in Schedule 4.2(e)), occurring on or after the Closing Date after Buyers’ and Blocker Buyer’s purchase of the Millennium Units, the HoldCo Units and the Option Agreement, including any Tax resulting from the exercise of the Option Agreement.

(ii)           Notwithstanding anything to the contrary in this Agreement, Parent, Buyers, Blocker Buyer, Blocker, AcquisitionCo, each Company, and Sellers agree to allocate all transactions not in the ordinary course of business, other than payment of the Company Loan Payment Amount paid by CCR at the Closing pursuant to Section 2.2(c)(i) of this Agreement and any repayment, or contribution to any of Blocker, AcqusitionCo or the Companies of the Blocker Note (as such term is defined in Schedule 4.2(e)), occurring on or after the Closing Date after Buyers’ and Blocker Buyer’s purchase of the Millennium Units, the HoldCo Units, and the Option Agreement to a Post-Closing Period or, with respect to a Straddle Period, that portion of such Straddle Period deemed to begin immediately after the Closing Date, as applicable, and to report such transactions on Buyers’ or Blocker Buyer’s federal Income Tax Return, as applicable, to the extent permitted by Treas. Reg. §1.1502-76(b)(1)(ii)(B) or similar principles.

(f)            Returns.  (i)  After the Closing Date, HoldCo shall, at its own expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Blocker and AcquisitionCo for all Pre-Closing Periods, and shall pay all Taxes due for the taxable periods covered by such Tax Returns.  HoldCo shall provide Buyers with a copy of such Tax Returns at least thirty (30) days prior to the due date for filing such Tax Returns (after taking into account any applicable extensions or waivers) (the “HoldCo Due Date”). Buyers shall provide HoldCo with its comments, if any, to such Tax Returns at least twenty (20) days prior to the HoldCo Due Date.  If the Buyers object in good faith to any item reflected on such a Tax Return, HoldCo and Buyers shall attempt to resolve the disagreement in good faith.  If the parties are unable to resolve the disagreement, the dispute shall be referred to the Independent Accounting Firm, which shall resolve the dispute no later than three (3) days prior to the HoldCo Due Date and whose determination shall be binding on the parties. The fees and expenses of the Independent Accounting Firm shall be borne equally by HoldCo, on the one hand, and the Buyers, on the other hand. If the dispute has not been resolved or the Independent Accounting Firm has not made its determination three (3) days prior to the HoldCo Due Date, such Tax Return shall be filed as originally proposed by HoldCo, reflecting any items previously objected to by the Buyers and agreed to by HoldCo.  When the amount of Taxes due in respect of such Tax Return is finally determined by the Independent Accounting Firm, a settlement payment shall be made from HoldCo to the Buyers in an amount equal to the excess, if any, of (i) the amount finally determined to be due over (ii) the amount of Taxes actually paid by HoldCo pursuant to this Section 7.10(f)(i) with respect to such taxable period, or from the Buyers to HoldCo in an amount equal to the excess, if any, of (i) the amount of Taxes actually paid by HoldCo pursuant to this Section 7.10(f)(i) with respect to such taxable period over (ii) the amount finally determined to be due.

(ii)           After the Closing Date, the Sellers shall, at Sellers’ own expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Companies for all Pre-Closing Periods, and shall pay all Taxes due for the taxable periods covered by such Tax Returns.  The Sellers shall provide Buyers with a copy of such Tax Returns at least thirty (30) days prior to the due date for filing such Tax Returns (after taking into account any applicable extensions or waivers) (the “Sellers Due Date”). Buyers shall provide the Sellers with its comments, if any, to such Tax Returns at least twenty (20) days prior to the Sellers Due Date.  If the Buyers object in good faith to any item reflected on such a Tax Return, the Sellers and Buyers shall attempt to resolve the disagreement in good faith.  If the parties are unable to resolve the disagreement, the dispute shall be referred to the Independent Accounting Firm, which shall resolve the dispute no later than 3 days prior to the Sellers Due Date and whose determination shall be binding on the parties The fees and expenses of the Independent Accounting Firm shall be borne equally by the Sellers, on the one hand, and the Buyers, on the other hand. If the dispute has not been resolved or the Independent Accounting Firm has not made its determination three (3) days prior to the Sellers Due Date, such Tax Return shall be filed as originally proposed by the Sellers, reflecting any items previously objected to by the Buyers and agreed to by Sellers.  When the amount of Taxes due in respect of such Tax Return is finally determined by the Independent Accounting Firm, a settlement payment shall be made from the Sellers to the Buyers in an amount equal to the excess, if any, of (i) the amount finally determined to be due over (ii) the amount of Taxes actually paid by the Sellers pursuant to this Section 7.10(f)(ii) with respect to such taxable period, or from the Buyers to the Sellers in an amount equal to the excess, if any, of (i) the amount of Taxes actually paid by HoldCo pursuant to this Section 7.10(f)(ii) with respect to such taxable period over (ii) the amount finally determined to be due.

(iii)          The Buyers shall, at their own expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Blocker, AcquisitionCo, and the Companies for all Straddle Periods.  The Buyers shall provide HoldCo or the Sellers, as applicable, with a copy of such Tax Returns at least thirty (30) days prior to the due date for filing such Tax Returns (after taking into account any applicable extensions or waivers) (the “Buyers Due Date”).  HoldCo or the Sellers, as applicable, shall provide the Buyers with comments to such Returns, if any, at least twenty (20) days prior to the Buyers Due Date.  HoldCo and the Sellers, as the case may be, shall pay to the Buyers all Taxes for which Holdco or the Sellers are liable pursuant to Section 7.10 hereof with respect to any such Tax Return promptly upon the written request of the Buyers (the “Buyer Requested Amount”), setting forth in detail the computation of the amount owed.  If HoldCo or the Sellers, as applicable, objects in good faith to any item reflected on such a Tax Return, HoldCo or the Sellers, as applicable, and Buyers shall attempt to resolve the disagreement in good faith.  If the parties are unable to resolve the disagreement, the dispute shall be referred to the Independent Accounting Firm, which shall resolve the dispute no later than three (3) days prior to the Buyers Due Date and whose determination shall be binding on the parties.  The fees and expenses of the Independent Accounting Firm shall be borne equally by HoldCo or the Sellers, as applicable, on the one hand, and the Buyers, on the other hand.  If the dispute has not been resolved or the Independent Accounting Firm has not made its determination three (3) days prior to the Buyers Due Date, such Tax Return shall be filed as originally proposed by the Buyers, reflecting any items previously objected to by HoldCo or the Sellers, as the case may be and agreed to by the Buyers, and HoldCo or the Sellers, as applicable, shall pay to the Buyers the Buyer Requested Amount.  When the amount due to the Buyers from HoldCo or the Sellers, as applicable, in respect of such Tax Return is finally determined by the Independent Accounting Firm, a settlement payment shall be made from HoldCo or the Sellers, as applicable, to the Buyers in an amount equal to the excess, if any, of (i) the amount finally determined to be due over (ii) the Buyer Requested Amount, or from the Buyers to HoldCo or the Sellers, as applicable, in an amount equal to the excess, if any, of (i) the Buyer Requested Amount over (ii) the amount finally determined to be due.

(iv)          All Tax Returns described in this Section 7.10(f) shall be prepared in accordance with past custom and practice of Blocker, AcquisitionCo, and the Companies, as applicable, in preparing their Tax Returns, except to the extent otherwise required by applicable Law.  Notwithstanding the foregoing, Section 7.10(j) shall exclusively govern the filing of Transfer Tax Returns and payment of Transfer Taxes.

(g)           Refunds and Tax Benefits. Any Tax refunds that are received by Buyers, AcquisitionCo, Blocker or any Company, and any amounts credited against Taxes which Buyers, AcquisitionCo, Blocker or any Company Actually Realizes, that relate to Pre-Closing Periods, or, with respect to any Straddle Period, to the portion of such Straddle Period deemed to end on and include the Closing Date and which relates solely to Blocker, AcquisitionCo or the Companies (and not Buyers or any of their Affiliates), shall be for the account of Sellers, and Buyers shall pay over to Sellers any such refund or the amount of any such credit, net of any Taxes or expenses incurred by Buyers, AcquisitionCo, Blocker or any Company relating to such Tax refund or credit, within 10 Business Days after receipt or entitlement thereto.  Notwithstanding the foregoing, any Tax refunds or credits that are received by Buyers, AcquisitionCo, Blocker or any Company that are attributable to the operations or activities of AcquisitionCo, Blocker, or any Company (i) in any Post-Closing Period or in that portion of any Straddle Period deemed to begin immediately after the Closing Date, or (ii) in any Pre-Closing Period or in that portion of a Straddle Period deemed to end on and include the Closing Date to the extent such refund relates or is attributable to the carryback of any credit, loss, deduction or other Tax item arising in or attributable to any Post-Closing Period or in that portion of any Straddle Period deemed to begin immediately after the Closing Date shall be for the account of the Buyers. In addition, refunds of Taxes paid by Buyers pursuant to Section 7.10(e)(i) shall be for the account of Buyers.

(h)           Tax Proceedings.

(i)            If any third party shall notify any of the Buyer Indemnified Parties of any audit, litigation, request for payment or other proceeding with respect to Taxes or other payments that may give rise to indemnity under this Section 7.10 (each, a “Tax Proceeding”), such Buyer Indemnified Party shall promptly (and in any event within fifteen (15) Business Days after receiving notice of the Tax Proceeding) notify HoldCo or the Sellers, as applicable, thereof in writing; provided, however, that failure to give such timely notification shall not affect the indemnification provided under this Section 7.10, except to the extent HoldCo or the Sellers, as applicable,  shall have been actually and materially prejudiced as a result of such failure.

(ii)           To the extent that any Tax Proceeding involves a claim for Taxes of, or payments relating to, Blocker, AcquisitionCo or the Companies for any Pre-Closing Period, HoldCo or the Sellers, as the case may be, shall at their own expense control the conduct of such Tax Proceeding.  HoldCo or the Sellers, as applicable, shall (i) consult in good faith with the Buyer Indemnified Parties before taking any significant action in connection with the Tax Proceeding that may materially adversely affect the Buyer Indemnified Parties, (ii) consult in good faith with the Buyer Indemnified Parties and offer the Buyer Indemnified Parties a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with the Tax Proceeding (including, to the extent practicable, any documents furnished to the applicable Tax Authority in connection with any discovery request) to the extent such materials concern matters in the Tax Proceeding that may materially adversely affect the Buyer Indemnified Parties, (iii) conduct the Tax Proceeding diligently and in good faith, (iv) not pay, discharge, settle, compromise, litigate, or otherwise dispose (collectively, “dispose”) of any item subject to such Tax Proceeding to the extent such item may materially adversely affect the Buyer Indemnified Parties without obtaining the prior written consent of the Buyer Indemnified Parties; which consent shall not be unreasonably withheld, conditioned or delayed, and (v) if applicable, pay the Buyer Indemnified Parties their allocable share, as provided for in this section, of the amount of Taxes or payments due pursuant to such disposition within five (5) Business Days of the due date of the payment of such amount.

(iii)          To the extent that any Tax Proceeding involves Taxes of Blocker, AcquisitionCo or the Companies for any Straddle Periods or Post-Closing Periods, the Buyer Indemnified Parties shall at their own expense control the conduct of such Tax Proceeding. The Buyer Indemnified Parties shall (i) consult in good faith with HoldCo or the Sellers, as applicable, before taking any significant action in connection with the Tax Proceeding that may materially adversely affect the Seller Indemnified Parties, (ii) consult in good faith with HoldCo or the Sellers, as applicable, and offer HoldCo or the Sellers, as applicable, a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with the Tax Proceeding (including, to the extent practicable, any documents furnished to the applicable Tax Authority in connection with any discovery request) to the extent such materials concern matters in the Tax Proceeding that may materially adversely affect the Seller Indemnified Parties, (iii) conduct the Tax Proceeding diligently and in good faith, (iv) use reasonable best efforts to provide HoldCo and Sellers, as applicable, with an opportunity to attend at their own expense, as an observer, settlement discussions and other conferences and meetings relating thereto to the extent such item may materially adversely affect the Seller Indemnified Parties, and (v) not pay, discharge, settle, compromise, litigate, or otherwise dispose (collectively, “dispose”) of any item subject to such Tax Proceeding to the extent such item may materially adversely affect the Seller Indemnified Parties without obtaining the prior written consent of HoldCo or the Sellers, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed. HoldCo or the Sellers, as applicable, shall pay the Buyer Indemnified Parties their allocable share, as provided for in this section, of the amount of Taxes or payments due pursuant to such disposition within five (5) Business Days of the due date of the payment of such amount.

(i)            Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving Blocker, AcquisitionCo or the Companies shall be terminated as of the Closing Date and, after the Closing Date, none of Blocker, AcquisitionCo  or the Companies shall be bound thereby or have any liability thereunder.

(j)            Transfer Taxes.  Except with respect to the Pennsylvania Gaming Fee, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid 50% by the Buyers, on the one hand, and 50% by the Sellers, on the other hand.  If the Pennsylvania Gaming Fee shall become due as a result of the sale from the Sellers to the Buyers of WTA, such fee shall be split equally between the Sellers, on the one hand, and the Buyers, on the other hand.  The Buyers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Sellers will join in the execution of any such Tax Returns and other documentation.  The Sellers shall pay to the Buyers, no later than five (5) days before the due date of any Taxes described in this Section 7.10(j), Sellers’ share of such Taxes, and the Buyer shall pay the full amount of such Taxes owed to the appropriate Tax Authority.

(k)           Certain Amended Returns.  The Buyers, AcquisitionCo and Blocker shall not amend, or cause to be amended, any material Tax Return with respect to Income Taxes that includes the period that includes the LandCo Disposition without the approval of HoldCo, if such amendment would give rise to an indemnification obligation on the part of HoldCo pursuant to Section 7.10(c)(i) of this Agreement, which approval shall not be unreasonably withheld or delayed.

(l)            Cooperation.  The Buyers and Blocker and AcquisitionCo on the one hand, and HoldCo and the Sellers on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.10 and any Tax Proceeding subject to Section 7.10(h) and shall provide prompt notice to the other party of any notice received from any Tax Authority that could reasonably affect the Tax liability of such other party.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Proceeding  and filing of Returns and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyers, Blocker, AcquisitionCo, HoldCo, and the Sellers shall each preserve and keep all books and records with respect to Taxes and Tax Returns of Blocker, AcquisitionCo, and the Companies in such party’s possession as of the Closing Date, or as later come into such party’s possession, until the expiration of the applicable statute of limitations and shall give reasonable written notice to the other party prior to transferring, destroying or discarding any such information, returns, books, records or documents and, if the other party so requests, allow the other party to take possession of such information, returns, books, records or documents.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in providing such assistance.  The Buyers and Blocker and AcquisitionCo on the one hand, and HoldCo and the Sellers on the other hand, further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(m)          Except for matters set forth on Schedule 7.10 of the Sellers Disclosure Schedules or as otherwise specifically provided in this Agreement, without the prior written consent of the Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), each of Blocker and AcquisitionCo from the date hereof until the Closing Date shall not: (i) make, amend or revoke any material Tax election, (ii) settle or compromise any material Tax liability, claim or assessment, or agree to any adjustment of any material Tax attribute, (iii) file any amended material Tax Return, (iv) enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or any material comparable agreement under state, local or foreign law), (v) surrender any right to claim a material Tax refund, (vi) consent to waive any statute of limitations with respect to material Taxes.

(n)           Survival.  The indemnification obligations pursuant to this Section 7.10 shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations (including any extensions thereof) relevant to each particular item provided that if notice of indemnification under Section 7.10 is provided to the indemnifying party, as applicable, prior to any such expiration date, any obligation to indemnify for any claim described in such notice shall continue indefinitely until such claim is finally resolved.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the representations set forth in Section 4.2(f) and Section 5.11 of this Agreement shall survive until 90 days after the expiration of the applicable statutes of limitation.

(o)           Exclusivity.  Except as otherwise provided in Article 10, all issues relating to Tax matters associated with Blocker, AcquisitionCo, and the Companies shall be governed exclusively by the provisions of this Section 7.10.  Principles equivalent to Section 10.3(d) and (e) shall apply for purposes of this Section 7.10.

7.11.        LandCo Disposition.  Prior to the Closing, HoldCo shall cause (i) all of the equity interests in LandCo or (ii) all of the assets and liabilities of LandCo, to be sold or otherwise transferred to a third party that will be unaffiliated with CCR after the Closing; provided, Bill Wortman and any entities that he controls or is affiliated with shall not be considered an Affiliate of the Companies after the Closing.  In the event that the assets and liabilities of LandCo are sold or otherwise transferred, then HoldCo shall cause LandCo to either be liquidated or otherwise removed as a direct or indirect subsidiary of Blocker and AcquisitionCo.  The agreements and arrangements relating to the sale or transfer of such interests, or assets and liabilities, shall include a full and unconditional release and indemnification of each of the Companies, which shall survive the Closing, for any and all Liabilities of, or arising in connection with or related to, LandCo including all Liabilities of the Companies under the existing Nevada Palace lease, but excluding any Liabilities arising after the Closing under the Amended Nevada Palace Lease.  The transactions described in the previous two sentences shall be referred to as the “LandCo Disposition.”

7.12.        Excluded Opportunities.  The Buyers acknowledge that neither any Buyer nor its Affiliates nor the Companies has any right, title or interest to the Rockingham Opportunity, the Tejon Opportunity, any other Excluded Opportunity or the agreement set forth on Schedule 7.12 of the Sellers Disclosure Schedules.  The agreements and arrangements relating to the transfer of the assets, liabilities, contracts and agreements related to each Excluded Opportunity shall include a full and unconditional release and indemnification of each of the

Companies, which shall survive the Closing, for any and all Liabilities of, or arising in connection with or related to, the Excluded Opportunities.  Any moneys received by the Companies on or prior to the Closing Date with respect to receivables related to the Rockingham Opportunity may be included in the Company Loan Payment Amount or may reduce the amount of the Remaining Accrued Liabilities.

7.13.        Assistance and Records.  The Buyers shall retain, and cause each Company to retain, all books and records relating to the conduct of the Business prior to the Closing Date for a period of at least six years from the date hereof.  The Sellers and their Representatives shall have the right during business hours, upon reasonable notice to the Buyers, to inspect and make copies of any such records in order to prepare its financial statements, Tax returns and other documents and reports that the Sellers or any of their Affiliates are required to file with Governmental Entities or any stock exchange on which their securities may be listed, all at the sole cost and expense of the Seller(s) requesting such records.

7.14.        Guarantee.

(a)           The Parent absolutely, unconditionally and irrevocably guarantees to the Sellers the due and punctual observance, performance and discharge of all of the covenants, agreements, obligations and liabilities of the Buyers pursuant to this Agreement, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired from the date hereof through the Closing Date (the “Obligations”).

(b)           The Parent agrees that the obligations of the Parent hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Sellers to assert any claim or demand or to enforce any right or remedy against the any of Buyers, (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of provisions of this Agreement, (iii) any change in the corporate existence, structure or ownership of any of the Buyers, (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of the Buyers, (v) any lack of validity or enforceability of this Agreement, (vi) the existence of any claim, set-off or other rights which the Parent may have at any time against the Sellers or any of the Buyers, whether in connection with the Obligations or otherwise, and (vii) any other act or omission which might in any manner or to any extent vary the risk of the Parent or otherwise operate as a release or discharge of the Parent, all of which may be done without notice to the Parent.  The Sellers shall not be bound or obliged to exhaust their recourse against the Buyers or pursue any other remedy whatsoever before being entitled to demand the satisfaction of the Obligations by the Parent hereunder.  To the fullest extent permitted by law, the Parent hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Sellers.  The Parent acknowledges that it will receive substantially direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth herein are knowingly made in contemplation of such benefits. Notwithstanding anything to the contrary herein, the Parent’s obligations under this guarantee shall be subject to any and all claims, defenses, setoffs or other rights of or available to the Buyers.

(c)           This guarantee shall remain in full force and effect and shall be binding on the Parent, its successors and assigns until all of the Obligations have been indefeasibly paid, observed, performed or satisfied in full.

7.15.        Gaming Opportunity.  On and after the date hereof and prior to the Closing Date, each of Millennium and CCR shall, and shall cause each of Mr. Paulos and Mr. Wortman to, offer to CCR first all of their right, title and interest in or to any gaming opportunity offered to any of the Companies or their respective directors or officers, including Messrs. Wortman and Paulos, whether acquired by them before, on or after the date of this Agreement, by written notice to CCR and to the Buyers that describes the gaming opportunity in reasonable detail, including the terms, conditions and status thereof; provided, however, that each of (a) the gaming opportunity at Rockingham Park in New Hampshire (the “Rockingham Opportunity”) and (b) the gaming opportunity at Tejon Ranch in California (the “Tejon Opportunity”) shall be excluded from this provision and shall be an opportunity solely of the Sellers to pursue and shall not be required to be offered to CCR and the Buyers pursuant to this Section 7.15.  If the Buyers want CCR to pursue any gaming opportunity presented to it, then it may accept such offer in writing  (the “Accepted Gaming Opportunity”) within thirty (30) days after the receipt of such offer (or such shorter period as may be required by the terms of the gaming opportunity).  If the Buyers do not accept the gaming opportunity, then Millennium, Mr. Paulos and Mr. Wortman and any of their respective Affiliates, partners, co-venturers or other interested parties, shall be free to pursue such gaming opportunity (such gaming opportunities, collectively with the Rockingham Opportunity and the Tejon Opportunity, the “Excluded Opportunities”).  The Parent and the Buyers acknowledge and agree that nothing contained herein shall (i) prevent CCR or the Companies from developing the Excluded Opportunities or incurring costs and expenses with respect to such development prior to the Closing, so long as CCR and the Companies do not retain any obligations or Liabilities with respect to such Excluded Opportunities following the Closing or (ii) obligate HoldCo or any Affiliate of Oaktree Capital Management (other than Millennium and the Companies) to present any gaming opportunities to the Buyers.  The costs and expenses of development of the Accepted Gaming Opportunity shall be budgeted by CCR and approved by the Buyers, and the Buyers shall reimburse CCR prior to the Closing for all costs and expenses incurred in pursuit of any Accepted Gaming Opportunity.

7.16.        Construction of the Projects.

(a)           Obligation of the Sellers and the Companies.  With respect to the construction of each Project, the Sellers and the Companies shall, prior to Closing, (i) diligently pursue such Project to Final Completion in a good and workmanlike manner and in substantial compliance with its applicable Timetable, Construction Contracts and Laws and requirements of Governmental Entities having jurisdiction over such Project, (ii) obtain and maintain in existence all licenses, permits and approvals required under applicable Laws to be obtained by the Companies in connection with the construction of such Project and (iii) pay all costs and expenses properly incurred in connection with the construction of such Project when due and payable and obtain appropriate lien waivers in connection with such payments.  The parties acknowledge that the Buyers may request changes in scope or other material changes at any time to a Project, which shall be (A) subject to the parties’ reaching prior written agreement with respect to any such material change and the amount of additional cost or additional time (if any) arising from such material change and (B) at the Buyers’ sole cost and expense.

(b)                         Iterative Review of Plans and Specifications.

(i)                                    Plans and Specifications, as identified on Exhibit L, have been completed for the Cannery East and are hereby approved by the Buyers.

(ii)                                 The Sellers shall cause schematic drawings to be prepared for the Meadows Projects that shall (A) be substantially consistent with and a logical evolution from the Project Brief for the Meadows Projects and (B) be submitted to the Buyers for their review and approval, which approval cannot be unreasonably conditioned, withheld or delayed (the schematic drawings so approved by the Buyers are referred to herein as the “Approved Schematic Drawings”).

(iii)                              Subsequent to the preparation, submission and approval of the Approved Schematic Drawings, the Sellers shall cause design development documents to be prepared for the Meadows Projects that shall be (A) substantially consistent with the Project Brief for the Meadows Project, as it may have been modified by the Approved Schematic Drawings, (B) a logical evolution from the Approved Schematic Drawings, and (C) submitted to the Buyers for their review and approval, which approval cannot be unreasonably conditioned, withheld or delayed; provided that in no event may the Buyers disapprove design development documents that are consistent with and a logical evolution from the Approved Schematic Drawings (the design development documents so approved by the Buyers are referred to herein as the “Approved Design Development Documents”).

(iv)                             Subsequent to the preparation, submission and approval of the Approved Design Development Documents, the Sellers shall cause construction drawings to be prepared for the Meadows Projects that shall be (A) substantially consistent with the Project Brief for the Meadows Project, as it may have been modified by the Approved Schematic Drawings and the Approved Design Development Documents, (B) a logical evolution from the Approved Design Development Documents, and (C) submitted to the Buyers for their review and approval, which approval cannot be unreasonably conditioned, withheld or delayed; provided that in no event may the Buyers disapprove construction drawings and specifications that are consistent with and a logical evolution from the Approved Design Development Documents (the construction drawings so approved by the Buyers are referred to herein as the “Approved Construction Documents”).

(v)                                To the extent that the Approved Construction Documents address the same matters as any inconsistent Plans and Specifications contained in, or incorporated by reference into, the Meadows Project Brief, the Approved Construction Documents shall supersede such inconsistent Plans and Specifications.

(vi)                              Notwithstanding any contrary provision contained herein, the parties acknowledge and agree that in no event shall the Owner Cost Items described in the Meadows Project Brief be modified or superseded, except with the written consent of the parties.

(c)                                  Management of Construction. With respect to the construction of each Project, the Sellers and the Companies may enter into, terminate, extend or otherwise amend, modify, or waive rights under, or authorize the execution, termination, extension or other amendment or modification of, or waiver of rights under, any document relating to construction of a Project, other than the Project Brief for such Project, but including the Construction Contracts, the Applicable Meadows Construction Documents, the Plans and Specifications, Budget, Timetable, and Owner Cost Items (excluding Fixed Cost Items, the number of slot machines, in the case of the Meadows Projects, and the number of slot machines and tables, in the case of the Cannery East Project) (each, a “Development Modification”); provided that with respect to Development Modifications (including change orders) the Sellers shall (i) provide the Buyers with the ordinary review privileges as otherwise set forth in this Agreement, (ii) provide the Buyers reasonable notice prior to making any material Development Modifications, (iii) consult with the Buyers in good faith and consider any material concerns or suggestions that the Buyers may express in regard to any material Development Modification, and (iv) not make any Development Modification which, considered individually or in the aggregate with other Development Modifications, would reasonably be expected to materially delay the completion of such Project or materially change the overall quality, appearance or utility of the Project as described in the Project Brief (as it may be superseded by the Approved Construction Documents) including the Project’s (A) architectural program, (B) quality, (C) general floor plan and layout of gaming facilities including mix and number of gaming machines, (D) number or size of hotel rooms or type or quantity of hotel amenities, (E) restaurant type or seating or service capabilities, or (F) any other Project program component which would be reasonably expected to cause a material decrease in post-completion revenues derived from the Business at such Project.  Prior to making a Development Modification of the type described in clause (iv) of this Section 7.16(c), the Sellers shall (X) provide the Buyers with (1) written notice of the Sellers’ desire to make such Development Modification and (2) such information as the Buyers may reasonably request to determine if such proposed Development Modification is in the best interest of the Companies and the Business, and (Y) obtain the Buyers’ written consent to such Development Modification, which consent shall not be unreasonably withheld, conditioned or delayed.  As used herein, “Applicable Meadows Construction Documents” shall mean the Approved Construction Documents as they have been modified through Development Modifications pursuant to the terms of this Section 7.16(c).

(d)                                 Sellers and Buyers agree to further discuss and in good faith endeavor to amend the Project Briefs on or before January 31, 2008, and the Project Briefs as so amended shall be deemed to be the Project Briefs for all purposes of this Agreement; provided, however, that if Sellers and Buyers fail to so amend the Project Briefs then the Project Briefs in the forms attached hereto shall be the Project Briefs for all purposes hereunder.

7.17.                         Construction Information and Other Matters.

(a)                                  Information.  Each of the Sellers and CCR shall provide the Buyers, their agents and their Representatives access to the Projects at all reasonable times and with such financial information, progress reports and other relevant information relating to the Projects as set forth in this Section 7.17 or that the Buyers may reasonably request.  Without limiting the generality of the foregoing, the Sellers shall and shall cause the Company to: (a) within three (3) Business Days of delivery to the Administrative Agent or Bank Construction Consultant, provide to the Buyers (if not previously provided) copies of all Budgets, Timetables and Plans and Specifications and all other information provided to the Administrative Agent and/or the Bank Construction Consultant pursuant to the Bank of America Facilities and/or to the Gaming Authorities; (b) within three (3) Business Days of delivery to or receipt from the Administrative Agent or Bank Construction Consultant, provide to the Buyers copies of all material communications pertaining to the Projects and the progress and financial condition of the Projects provided to or by the Gaming Authorities and/or the Administrative Agent and/or the Bank Construction Consultant pursuant to the Bank of America Facilities or otherwise, including Monthly Progress Reports, Monthly Construction Draw Packages, In-Balance Certificates, Applications and Certifications for Payment and Completion Certificates (as such terms are defined in the credit agreements for the Bank of America Facilities); (c) give the Buyers prompt notice of any cost overruns or deviations from or amendments to any of the Budgets, Timetables or Plans and Specifications; (d) allow the Buyers to review construction progress compared to any of the Budgets, Timetables and Plans and Specifications; and (e) allow the Buyers or the Buyer Construction Consultant to attend construction meetings.

(b)                                 Objections.  The Buyers and each of the Sellers and CCR agree to notify the other of any defective or non-conforming workmanship identified in the construction of a Project and any material deviations from the Plans and Specifications, Budgets and Timetables of which it becomes aware, in each case as soon as reasonably practicable upon becoming aware thereof and, in any event, at the next construction meeting.  The Sellers agree to cooperate with the Buyers to resolve any issues raised by the Buyers in the course of construction and to pursue any rights it may have under the applicable Construction Contract to correct such work.  The Future Capital Payment and Excess Costs shall not include amounts required for a Project to be in substantial conformity with the Project’s Plans and Specifications, to the extent that (i) any of the Buyers requested in writing the change (other than any such change required by Law) that results in the substantial nonconformance in the Project’s Plans and Specification, or (ii) any of the Buyers had knowledge or ought reasonably to have been aware of the issue causing the nonconformance and the Buyers failed to notify the Sellers in writing regarding the nonconformity; provided, that the Buyers shall not be required to provide written notice of any nonconformity, if such nonconformity is recorded in the minutes of a construction meeting; provided, further, however, that the Buyers shall be required to provide written notice of any objection by the Buyers to the course of action to be taken by the Sellers with respect to such nonconformity as recorded in the minutes of a construction meeting.

(c)                                  Other Matters.  Each of the Sellers and CCR shall, and shall cause each of the other Companies to:

(i)                                    for each Project, in the event that any of the Companies obtains increased title coverage for the benefit of a lender, then, at the same time as such increased title insurance coverage is provided to a lender, such Company shall provide copies to Buyers of, appropriate endorsements to each of the Companies’ owner’s or leasehold title insurance policies, as applicable, to provide increased title insurance coverage in amounts equal to or greater than the amounts provided for the benefit of a lender under the Debt Facilities;

(ii)                                for each Project for which Completion occurs prior to the Closing and for which an “as built” ALTA survey is provided to a lender, deliver to the Buyers, a copy of such “as built” ALTA survey, at the same time that such a survey is provided to a lender; and

(iii)                            for Projects where construction will continue after Closing, Sellers and CCR will (A) use their reasonable best efforts to cause all agreements entered into by any of the Companies relating to such construction to permit pledges of the Companies’ interests in such agreements to lenders, (B) use commercially reasonable efforts to obtain and deliver to the Buyers at Closing estoppel certificates in the form attached hereto as Exhibit P dated within thirty (30) days of Closing from counterparties to Construction Contracts to which any Seller is a party, and (C) cooperate with the Buyers to facilitate the transition of construction to the Buyers.

(d)                                 Final Completion. Prior to the Closing, the Sellers may deliver written notice to the Buyers stating that a Project has reached Final Completion (the “Final Completion Notice”).  The Buyers may dispute the conclusion that the Project has reached Final Completion as set forth in the Final Completion Notice by following the procedures set forth in Exhibit W.  Upon agreement by the Buyers and the Sellers that such Project has reached Final Completion or after the final resolution of such dispute pursuant to the procedures set forth in Exhibit W determining that such Project has reached Final Completion (if the Buyers dispute the Final Completion Notice), such Project shall have reached Final Completion for purposes of this Agreement.  If it is determined through dispute resolution procedures pursuant to this Section 7.17(d) that Final Completion has been reached, then the Buyer Construction Consultant shall be deemed to have issued the Final Completion Certificate.

7.18.                          Pennsylvania Condition Certificate.

(a)                                  If the Sellers have not theretofore delivered a Completion Certificate for the Meadows Casino Project and have not opened and commenced operating the Permanent Meadows Casino in compliance with the requirements of Section 1207(17) of the Pennsylvania Act, then no more than thirty days prior to the date that the Sellers reasonably expect that the Buyers will receive the Gaming Approvals, the Sellers may provide the Buyers with a written notice (the “Pre-Completion Closing Notice”).  The Pre-Completion Closing Notice shall include the following: (i) the estimated date on which the Sellers expect the Closing to occur, (ii) the date on which the Sellers reasonably expect Completion of the Meadows Casino Project to occur (the “Estimated Completion Date”) and whether the Estimated Completion Date is reasonably expected to be on or before the Pennsylvania Date; and (iii) all information and materials reasonably necessary or thereafter reasonably requested by the Buyers for verification of the Sellers’ Estimated Completion Date. If the Buyers elect the Closing Extension pursuant to Section 3.2, then the Sellers shall use their commercially reasonable efforts to obtain approval from the Pennsylvania Gaming Control Board to extend the Pennsylvania Date to a date on or after the Estimated Completion Date.

(b)                                 Within ten (10) Business Days after the Pre-Completion Closing Notice has been received by the Buyers, the Buyers shall provide the Sellers either (i) written notice of acceptance (“Notice of Acceptance”) of the Sellers’ Pre-Completion Closing Notice, or (ii) written notice of the Buyers’ objection (“Notice of Objection”) to the Sellers’ Pre-Completion Notice.  Any Notice of Objection must include all information and materials within the Buyers’ possession or control and reasonably necessary for verification of the Buyers’ basis for objection.  If (i) the Pre-Completion Closing Notice conspicuously states that the Buyers will be deemed to have given a Notice of Acceptance if the Buyers fail to provide a Notice of Objection within the specified response period, and (ii) the Buyers for any reason fail to provide Notice of Objection within the specified response period, then the Buyers shall be deemed to have given a Notice of Acceptance.

(c)                                  If the Buyers deliver a timely and valid Notice of Objection to the Sellers, the Buyers and the Sellers shall negotiate in good faith for not more than ten (10) days to resolve the Buyers’ objections, and any objections that are resolved by a written agreement between the Buyers and the Sellers shall be final and binding.  If the Buyers and the Sellers fail to reach an agreement with respect to all matters set forth in such Notice of Objection, they shall immediately proceed to resolve the Buyers’ objections pursuant to the dispute resolution procedures set forth in Exhibit W.  For the avoidance of doubt, the Pennsylvania Condition to Closing shall not be deemed to have been satisfied so long as any such objections remain unresolved.

7.19.                        No Assignment if Breach.

(a)                                  The Sellers agree to use commercially reasonable efforts to obtain all consents listed on Schedule 7.19 of the Sellers Disclosure Schedules.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to effect a change in, or transfer, assign or assume, any Contract, if the attempted change in, or transfer, assignment or assumption of the same, as a result of the absence of the consent or authorization of a third party, would constitute a breach or default under any Contract, would violate any Law or would materially increase the obligations of the Buyers or the Sellers with respect thereto.  If any such consent or authorization is not obtained, then the Buyers and the Sellers shall enter into such cooperative arrangements as may be reasonably acceptable to the Buyers and the Sellers, but which shall not, in any event, result in a breach or default under any Contract, violate any Law or materially increase the obligations of the Buyers or the Sellers with respect thereto.

(b)                                 In the event that the consent for the Contract identified on Schedule 7.19(b) of the Sellers Disclosure Schedules is not obtained from the relevant third party prior to

Closing then the Closing Payment and the Purchase Price shall be reduced by $25,000,000 (Twenty-five Million Dollars) (the “Property Adjustment Amount”); provided, that upon any such reduction, any rights and interests in such Contract and the operations located at the premises that are the subject of such Contract (if any) shall be retained by the Sellers or an Affiliate thereof; provided, further, that any termination payment paid or payable with respect to such Contract shall be for the account of the Sellers.

Commencing as soon as practicable and continuing until the earlier to occur of Closing or the receipt of the “Consent and Estoppel Certificates” and “NDAs” (as defined below), the Sellers shall use commercially reasonable efforts (a) to cause the sublandlord and prime landlord to execute and deliver any consents of the sublandlord and the prime landlord required in connection with the transactions contemplated by this Agreement, as well as estoppel certificates from the sublandlord and prime landlord (collectively, the “Consent and Estoppel Certificates”), and (b) if there are any feehold or leasehold mortgage(s) or deed(s) of trust encumbering the interest(s) of the sublandlord or the prime landlord in the premises described by the Contract identified on Schedule 7.19(b), to obtain fully executed nondisturbance agreements from the mortgagees or beneficiaries thereof (the “NDAs”), in each case in form and substance acceptable to the Buyers, such acceptance not to be unreasonably conditioned, withheld or delayed.  The Buyers shall reasonably cooperate in the Sellers’ efforts to obtain such Consent and Estoppel Certificates and NDAs, and such cooperation shall include (x) providing such information regarding the Buyers or Parent and their respective personnel, plans for the premises described by the Contract identified on Schedule 7.19(b) or casino operations as reasonably requested by prime landlord or sublandlord and (y) executing any amendments to the Contract identified on Schedule 7.19(b) or other documents or agreements that are not materially adverse to the subtenant or to the Buyers or their Affiliates.  Neither the Sellers nor the subtenant shall agree to any amendment to the Contract identified on Schedule 7.19(b) or any other arrangements relating to such Contract without the Buyers’ prior written consent, which shall not be unreasonably conditioned, withheld or delayed.  In the event the Consent and Estoppel Certificates (and the NDAs, if applicable) are delivered to the Buyers prior to Closing, the Closing Payment and Purchase Price shall not be reduced by the Property Adjustment Amount.

7.20.                        FIRPTA Certificates.

(a)                                  The Buyers shall have received from Holdco a duly executed certificate (“FIRPTA Certificate”) that complies with the requirements of either Section 1445(b)(2) or Section 1445(b)(3) of the Code and the Treasury Regulations promulgated thereunder; notwithstanding anything to the contrary herein, if Holdco fails to deliver a FIRPTA Certificate, the parties shall proceed with the Closing and the Buyers shall be entitled to withhold the amount required to be withheld pursuant to Section 1445 of the Code from the Purchase Price.

(b)                                 The Buyers shall have received from Millennium a duly executed FIRPTA Certificate that complies with the requirements of either Section 1445(b)(2) or Section 1445(e)(5) of the Code and the Treasury Regulations promulgated thereunder; notwithstanding anything to the contrary herein, if Millennium fails to deliver a FIRPTA Certificate, the parties shall proceed with the Closing and the Buyers shall be entitled to withhold the amount required to be withheld pursuant to Section 1445 of the Code from the Purchase Price.

7.21.                        Repayment of Loan Obligations.

(a)                                  The Sellers shall deliver to the Buyers, not less than five (5) Business Days prior to the Closing Date, a statement which shall set forth a reasonably detailed good faith estimate, as of the Closing Date, of the calculation of the Loan Payoff Amount.

(b)                                 At or prior to the Closing, in connection with the foregoing and with respect to any Encumbrances on any assets of the Companies that in whole or in part were security for the Debt Facilities (the “Company Liens”), each of the Sellers and CCR shall, and shall cause each of the other Companies to, negotiate and enter into appropriate agreements with the lenders under the Debt Facilities to obtain as of the Closing evidence of the repayment of the Loan Payoff Amount and the release of all Company Liens (the “Payoff and Release of Liens”).  To the extent applicable, such Payoff and Release of Liens shall include (i) payoff letters and other written documentation evidencing the release, as of the Closing Date and after giving effect to the payments contemplated by such payoff letters pursuant to this Section 7.21(b), of the Companies from any and all obligations and Liens under or in connection with any Indebtedness under the Debt Facilities, including the release of all Liens upon or in any of the respective properties and assets of, and any guarantees by, any of the Companies arising under or in connection with the Debt Facilities; and (ii) the delivery of Uniform Commercial Code amendments or collateral change statements (in each case terminating Uniform Commercial Code financing statements of record), discharges or other appropriate termination statements, recordings and other actions in connection with the Payoff and Release of Liens.

(c)                                  At the Buyers’ request, the Sellers and the Companies shall use commercially reasonable efforts (at Buyers’ expense) to cooperate with the Buyers to enable the Companies to refinance the Debt Facilities at the Closing; provided that there shall be no adverse consequence to Sellers or the Companies therefrom; and, provided further, that the Sellers and the Companies shall not (1) have any liability or obligation arising from such refinancing, except any liability or obligation of the Companies (and not Sellers) arising on or after the Closing; (2) be required to take any action that would interfere with the ongoing operations of the Companies, conflict with or violate any of the Sellers’ or the Companies’ organizational documents, laws or agreements, require the approval of any Gaming Authorities, cause any representations or warranties in this Agreement to be breached or any condition to Closing in Article 8 to fail to be satisfied or otherwise cause a breach of this Agreement; (3) execute or deliver any agreements or documents in connection with such refinancing or become subject to any lien or security interest thereunder, except by or with respect to the Companies if no approval or consent of any Gaming Authority is required and if effective only on or after the Closing; or (4) be required to pay any fees or expenses in connection therewith, including commitment fees.  The Sellers, the Companies and the Buyers agree to negotiate in good faith to amend the provisions related to the flow of funds to effectuate such refinancing, if appropriate and without any adverse consequence to the Sellers or the Companies.  The Parent and the Buyers shall jointly and severally indemnify, defend, save and hold harmless the Seller Indemnified Parties from and against any and all Damages (without duplication) arising out of, relating to, resulting from or in connection with such refinancing.

(d)                                 At or prior to the Closing, Holdco shall cause the Blocker Note to be eliminated by causing Blocker to repay the Blocker Note (as such term is defined in Schedule 4.2(e)) or by contributing the Blocker Note to the capital of Blocker.

7.22.                        Activities of AcquisitionCo and Blocker.  During the time period between the date hereof and the Closing Date, neither AcquisitionCo nor Blocker shall conduct any business or operations, other than actions taken in connection with holding the AcquisitionCo Units, the CCR Units and interests in the Excluded HoldCo Subsidiaries, and shall not incur any Liabilities, other than statutory obligations or obligations under their respective Governing Documents as in effect on the date hereof.

7.23.                        [Intentionally Left Blank]

7.24.                        Amended Nevada Palace Lease; Subordination, Non-disturbance and Attornment Agreement.  On or before the Closing Date, the Sellers and CCR shall cause the following to be fully executed and delivered by all parties so that each of the same is valid and binding and in full force and effect as of the Closing Date: (i) the Amended Nevada Palace Lease, and (ii) the Subordination, Non-disturbance and Attornment Agreement in the form attached hereto as Exhibit Y from Nevada State Bank (or its successor, and any other person or entity that as of Closing has a deed of trust or other lien on or security interest in the land described in the Amended Nevada Palace Lease) in favor of the Lessee under the Amended Nevada Palace Lease (but only in the event that such deeds of trust, other liens on or security interests in the land described in the Amended Nevada Palace Lease remain outstanding).

7.25.                        Termination of Affiliate Agreements; Release of Claims.

(a)                                  Each of the Sellers shall, and shall cause each of the applicable Companies to, terminate the Millennium Management Agreement effective at the Closing.  Each of the Sellers shall cause the Oaktree Purchase Agreement to be terminated with respect to any and all of the rights and obligations of each of the Companies thereunder.

(b)                                 Each of the Sellers, on its own behalf and on behalf of its Affiliates and all Persons entitled to assert on each such Seller’s behalf, irrevocably and unconditionally releases and forever discharges each of the Companies from any and all claims, charges, complaints, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or actual, both at law and in equity, which each such Seller now has, has ever had or may hereafter claim to have against the respective Companies arising contemporaneously with or prior to the date hereof, on account of, or arising out of, or relating in any way to, any matter, cause, transaction or event occurring contemporaneously with or prior to the Closing Date pursuant to any Affiliate Agreement or in respect of such Seller’s interest in any of the Companies; provided, nothing contained in this Section 7.25(b) shall operate to release any agreements, indemnities, liabilities, covenants or other obligations between the Sellers.

(c)                                  From and after the Closing, each of the Buyers, on its own behalf and on behalf of its Affiliates and all Persons entitled to assert on each such Buyer’s behalf, irrevocably and unconditionally releases and forever discharges each of the Sellers from any and all claims, charges, complaints, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or actual, both at law and in equity, which any Company now has, has ever had or may hereafter claim to have against any of the Sellers arising contemporaneously with or prior to the date hereof, on account of, or arising out of, or relating in any way to, any matter, cause, transaction or event occurring contemporaneously with or prior to the Closing Date pursuant to any Affiliate Agreement (other than any claim for fraud or breach of contract); provided that, nothing contained in this Section 7.24(c) shall operate to release any agreements, indemnities, liabilities, covenants or other obligations of any Seller or any other Person arising under this Agreement or any of the Other Documents.

(d)                                 Each Releasor expressly waives all rights afforded by Section 1542 of the Civil Code of California (“Section 1542”) or any statute or common law principle of similar effect in any jurisdiction with respect to the Companies.  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, each Releasor expressly waives and relinquishes any rights and benefits that it may have under Section 1542.  Each Releasor understands and agrees that this release is intended to include all claims, if any, which such Releasor may have and which such Releasor does not know or suspect to exist in its favor against any of the Companies or any of the Sellers, as the case may be, and that this release extinguishes those claims.

Each Releasor represents and warrants that it has been advised by its attorney of the effect and import of the provisions of Section 1542, and that such Releasor has not assigned or otherwise transferred or subrogated any interest in any claims, demands or causes of action that are the subject of this release.

7.26.                        Labor Matters.  Each of the Sellers and CCR shall, and shall cause each of the other Companies to, provide the Buyers with information and regularly consult with the Buyers regarding ongoing negotiations of any successor collective bargaining agreement.  Prior to the Closing Date, the Companies will engage in any bargaining with any labor union or labor organization as may be required by applicable law in connection with the transactions contemplated by this Agreement.

7.27.                        Impact of New Gaming Taxes.

(a)                                  If, following the date hereof, the State of Nevada imposes a new, additional or increased statewide tax or levy on or prior to the New Tax Deadline that increases the aggregate taxes and levies payable by the Companies (a “New Tax”), the Sellers and the Buyers agree that, subject to the terms and conditions of this Section 7.27, the Sellers shall pay to the Buyers a one-time amount in cash equal to the lesser of (i) 50% of the New Tax Impact with respect to such New Tax and (ii) $25 million (the “New Tax Payment”).

(b)                                 If a New Tax Payment is due in accordance with Section 7.27(a), the Buyers shall promptly notify the Sellers by written notice.  During the 45 days immediately following delivery of such notice by the Buyers, the Buyers and the Sellers shall seek in good faith to agree upon the NGT Tax Amount.  If the Buyers and the Sellers fail to agree upon the NGT Tax Amount within such 45-day period, or such longer period as the Buyers and the Sellers may mutually agree, the Buyers and the Sellers shall each submit a written determination of the NGT Tax Amount, including a reasonably detailed description of the assumptions and calculations used in arriving at such determination, to an independent accounting firm jointly selected by the Sellers and the Buyers to act as an independent expert; provided, that, if the Buyers and the Sellers are unable to agree on an independent accounting firm, then each of the Buyers and the Sellers shall pick an independent accounting firm and the two accounting firms shall choose a third independent accounting firm to serve as the independent expert.  The independent expert shall be directed to make a final determination of the NGT Tax Amount within 45 days following its selection as the independent expert.  For purposes of its determination of the NGT Tax Amount, the independent expert may only select a value equal to one of, or between, the two values submitted by the Sellers, on the one hand, and the Buyers, on the other hand. The Buyers and the Sellers agree to cooperate with the independent expert during the course of its determination and promptly provide any information reasonably requested by the independent expert for its determination, including information regarding the assumptions and calculations underlying the written determinations submitted by the Buyers and the Sellers and information regarding the Companies (including forecasts adopted and used by the Managers of CCR in the ordinary course of business for business planning purposes).  The independent expert’s determination of the NGT Tax Amount shall be final, conclusive and binding on the Sellers and the Buyers.  Within 30 days of the final determination of the NGT Tax Amount pursuant to this Section 7.27(b), the Sellers agree to pay to the Buyers the New Tax Payment.  The fees and costs of the independent expert shall be shared equally by the Buyers, on the one hand, and the Sellers, on the other hand.

(c)                                  At the Closing, solely to support the Sellers’ potential obligation to make the New Tax Payment pursuant to the terms and conditions of this Section 7.27, the Buyers and the Sellers agree to: (x) enter in a mutually agreeable escrow arrangement involving the deposit into escrow by the Sellers of $25 million (it being agreed and acknowledged that escrow arrangements with terms substantially consistent with those set forth in the Escrow Agreement shall be mutually agreeable among the parties) or a letter of credit from a nationally recognized commercial bank for the benefit of the escrow agent in the stated amount of $25 million, or (y) provide other credit support reasonably acceptable to the Buyers ((x) and (y) collectively, the “Security Arrangements”).  Upon the earlier of (i) the payment by the Sellers of the New Tax Payment pursuant to this Section 7.27, and (ii) the occurrence of the New Tax Deadline (if no New Tax Payment is due in accordance with Section 7.27(a)), the Security Arrangements shall terminate, all remaining cash amounts related to such Security Arrangements, if any, shall be promptly returned to the Sellers and all instruments (including any letters of credit or other instruments of credit support) related to such Security Arrangements shall be promptly returned to the Sellers for cancellation.

(d)                                 Any and all payments made by the Sellers to the Buyers pursuant to this Section 7.27 shall be treated for all Tax purposes as an adjustment to the Purchase Price.

ARTICLE 8

Conditions to Closing

8.1.                              Conditions to the Obligations of All Parties.  The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions.

(a)                                  HSR Act.  Any applicable waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the CCR Units shall have expired or been terminated.

(b)                                 Regulatory Approval.  Any and all Gaming Approvals required to be obtained prior to the Closing to consummate the transactions contemplated by this Agreement shall have been obtained.

(c)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity (other than a failure to obtain any Gaming Approval) (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the transactions contemplated by this Agreement; provided, that prior to asserting this condition, the party asserting this condition (i) shall have used its reasonable best efforts (in the manner contemplated by Section 7.4) to prevent the entry of any such Restraint and to appeal as promptly as practicable any judgment that may be entered and (ii) such party’s failure to fulfill or cause to be fulfilled in any manner any obligation under this Agreement shall not have meaningfully contributed to such Restraint.

8.2.                              Conditions to the Obligations of the Buyers.  The obligation of the Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of the Sellers contained in this Agreement, shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true and correct in all material respects or true and correct, as the case may be, as of such earlier date), except where the failure of such representations and warranties to be in compliance with the standard set forth above would not have a Material Adverse Effect; provided, that this condition shall be inapplicable and of no further force and effect for purposes of a Closing after September 30, 2009 unless the breach of a representation or warranty resulting in such Material Adverse Effect arose from actions taken by any of the Sellers.  The Buyers shall have received a certificate from CCR, signed by a manager of CCR with respect to the representations and warranties in Article 5 and from the Sellers with respect to their respective representations and warranties in Article 4 of the Sellers, certifying as to the matters set forth in this Section 8.2(a).

(b)                                 Covenants.  The Sellers shall have performed in all material respects all obligations required to be performed by the Sellers under this Agreement and each Other Document to which any Seller is a party at or prior to the Closing Date.  The Buyers shall have received a certificate, signed by an executive officer of each of the Sellers and CCR, certifying as to the matters set forth in this Section 8.2(b).

(c)                                  Completion Certificate; Pre-Completion Closing Notice.  The Sellers shall have delivered to the Buyers a Completion Certificate for the Cannery East Project and either

(i)                                    (A) the Sellers shall have delivered a Completion Certificate for the Meadows Casino Project and (B) the casino thereon shall be operating in compliance with the requirements of Section 1207(17) of the Pennsylvania Act; or

(ii)                                if the conditions of the preceding clause (i) shall not have been met then either (A) the Pre-Completion Closing Notice shall have been delivered pursuant to Section 7.18 stating that, as of the date of the Pre-Completion Notice, the Estimated Completion Date is reasonably expected to be on or before the Pennsylvania Date and the Buyers shall have delivered (or shall be deemed to have delivered) to the Sellers, the Buyers’ Notice of Acceptance pursuant to Section 7.18, or (B) the Buyers shall have agreed in writing to waive the condition provided in Section 8.2(c)(i), or (C) the Independent Construction Consultant (as defined in Exhibit W) shall have delivered a determination to the Buyers and the Sellers pursuant to Exhibit W stating that the Pennsylvania Condition has been satisfied.

(d)                                 No Litigation.  There shall be no bona fide Actions pending against or affecting any of the Sellers, Blocker, AcquisitionCo or the Companies or any of their respective properties, assets or rights that (i) would, if determined adversely, have a Material Adverse Effect, provided, that this clause (i) shall be inapplicable and of no further force and effect for purposes of a Closing after September 30, 2009, (ii) challenges the ownership by the Sellers and their ability to sell to the Buyers, and for the Buyers to have and hold the right, title and interest in the Millennium Units, the HoldCo Units or the Option, as applicable, or (iii) are reasonably likely to succeed and would, if determined adversely, prevent the consummation of the transactions contemplated hereby.

(e)                                  Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Effect that would, individually or in the aggregate, have a Material Adverse Effect, provided, that this condition shall be inapplicable and of no further force and effect for purposes of a Closing after September 30, 2009.

(f)                                    Closing Deliveries.  The Buyers shall have received the Amended Nevada Palace Lease, the Transition Services Consulting Agreement, the Non-Competition Agreements, the Assignment Documents, the Payoff and Release of Liens and the Releases, in each case executed by the appropriate counterparties.

(g)                                 Excluded Assets.  Each of (i) the Excluded HoldCo Subsidiaries shall have been sold or transferred to a third party or dissolved in accordance with Section 7.11, and (ii) the transfer of the Excluded Opportunities and the agreement set forth in Section 7.12 of the Sellers Disclosure Schedule shall have been completed in accordance with Section 7.12.

(h)                                 Third Party Consents.  The parties shall have obtained the third party consents specified on Schedule 7.18 of the Seller Disclosure Schedules.

(i)                                     GLCP Closing.  All conditions to the Closing set forth in the GLCP Purchase Agreement shall have been satisfied or, if permissible, waived by the party entitled to make such a waiver, and the closing thereunder shall have simultaneously occurred.

(j)                                     RSA Arrangements. Either (i) the RSA shall remain in full force and effect in accordance with its terms or (ii) alternative arrangements to the RSA shall be in place for the conduct by the Companies or a third party of the racing operations at the Meadows Property for at least the minimum number of racing days required to maintain the Conditional Category I Slot Machine License or the Category I Slot Machine License, as applicable.

8.3.                              Conditions to the Obligations of Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of  the Buyers contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects), as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true and correct in all material respects or true and correct, as the case may be, as of such earlier date), except where the failure of such representations and warranties to be in compliance with the standard set forth above would not materially affect its ability to perform its obligations hereunder and would not prohibit or materially restrict the performance of this Agreement by the Buyers.  The Sellers shall have received a certificate, signed by an executive officer of each of the Buyers, certifying as to the matters set forth in this Section 8.3(a).

(b)                                 Covenants.  Each Buyer shall have performed in all material respects all obligations required to be performed by such Buyer under this Agreement and each Other Document to which such Buyer is a party at or prior to the Closing Date.  The Sellers shall have received a certificate, signed by an executive officer of the managing member of the managing member of each of the Buyers, certifying as to the matters set forth in this Section 8.3(b).

(c)                                  Nevada Palace Lease.  The Buyers shall have delivered a fully executed copy of the Amended Nevada Palace Lease.

(d)                                 Receipt of Purchase Price.  The Sellers shall have received from the Buyers the payment of the Purchase Price required by Section 2.1 hereof.

ARTICLE 9

Termination

9.1.                              Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written consent of the Sellers, on the one hand, and the Buyers, on the other hand;

(b)                                 by either the Sellers or the Buyers, if:

(i)                                     the Closing shall not have occurred on or before December 31, 2008 (the “End Date,” unless extended pursuant to the proviso below), provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party if the failure of the Closing to occur by such date is caused by the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement; provided further, that if, as of December 31, 2008, all of the conditions to the Closing applicable to the Buyers set forth in Section 8.1 (other than Section 8.1(b)) and Section 8.3 are or were capable of being satisfied by the taking of actions by the Buyers at the Closing, then the End Date shall be automatically extended to March 31, 2009; provided further that if, as of March 31, 2009, all of the conditions to the Closing applicable to Buyers set forth in Section 8.1 (other than Section 8.1(b)) and Section 8.3 are or were capable of being satisfied by the taking of actions by the Buyers at the Closing, then the Buyers may provide a notice to the Sellers within five (5) days of March 31, 2009 to extend the End Date from March 31, 2009 to December 31, 2009, provided that each Buyer represents to the Sellers in the notice that it has a good faith belief, after consultation with counsel to the Buyers, that there is a reasonable prospect that the Buyers will receive all Gaming Approvals prior to December 31, 2009; provided further, that upon the Buyers’ election to permit a Closing Extension pursuant to Section 3.2, the End Date shall be extended to the earlier of (A) three (3) Business Days after the Estimated Completion Date or (B) the Pennsylvania Date, as it may be extended or as it may have been extended, if such day in clause (A) or (B), as applicable, is later than the End Date;

(ii)                                  any Restraint having the effect set forth in Section 8.1(c) shall be in effect and shall have become final and nonappealable; provided,

that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to a party unless  (i) such party shall have used its reasonable best efforts (in the manner contemplated by Section 7.4) to prevent the entry of any such Restraint and to appeal as promptly as practicable any judgment that may be entered and (ii) such party’s failure to fulfill or cause to be fulfilled in any manner any obligation under this Agreement shall not have meaningfully contributed to such Restraint; or

(iii)                              any applicable Gaming Authority shall have conclusively determined not to grant any Gaming Approval, the receipt of which is necessary to satisfy the condition set forth in Section 8.1(b); provided that in order for a party to seek to terminate this Agreement pursuant to this Section 9.1(b)(iii), it must have complied in all material respects with its obligations under Section 7.4, including Section 7.4(e);

(c)                                  by the Sellers, if a breach of any representation, warranty, covenant or agreement on the part of any Buyer set forth in this Agreement shall have occurred which would cause the conditions to Closing set forth in Section 8.3(a) or 8.3(b) not to be satisfied by the Closing, and such breach is incapable of being cured or, if capable of being cured, such breach is not cured within 60 calendar days following notice of such breach to the Buyers or (ii) would result in a failure of any Buyer to satisfy its obligations to effect the Closing under Section 2.1 and Section 2.2 hereof; provided, however, that none of the Sellers or CCR is then in material breach of its covenants and agreements under this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) are incapable of being satisfied;

(d)                                 by the Buyers, if a breach of any representation, warranty, covenant or agreement on the part of the Sellers or CCR set forth in this Agreement shall have occurred which (i) would cause the conditions to Closing set forth in Section 8.2(a) or 8.2(b) not to be satisfied by the Closing, and such breach is incapable of being cured or, if capable of being cured, such breach is not cured within 60 calendar days following notice of such breach to the Sellers or (ii) would result in a failure of the Seller to satisfy its obligations to effect the Closing under Section 2.1 and Section 2.2 hereof; provided, however, that no Buyer is then in material breach of its covenants and agreements under this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) are incapable of being satisfied; or

(e)                                  by the Sellers, if any Buyer definitively withdraws its application for a Gaming Approval in accordance with Section 7.4(e), the receipt of which is necessary to satisfy the condition set forth in Section 8.1(b).

9.2.                              Termination Fee.

(a)                                  The Buyers shall pay the Termination Fee to the Sellers or as directed by the Sellers as promptly as possible (but in any event within two (2) Business Days) following termination of this Agreement in circumstances where (i) none of the Sellers or CCR is in material breach of this Agreement and have not meaningfully contributed to the failure to satisfy the relevant conditions and (ii) the following shall have occurred:

(A)                              this Agreement is terminated by (x) the Sellers or the Buyers pursuant to Section 9.1(b)(i) due to the failure by the Buyers to have received the Gaming Approvals by the End Date, (y) the Sellers or the Buyers pursuant to Section 9.1(b)(iii) or (z) the Sellers pursuant to Section 9.1(e); or

(B)                                this Agreement is terminated by the Sellers pursuant to Section 9.1(b)(i) or Section 9.1(c) under circumstances where any Buyer has failed to satisfy any of the closing conditions set forth in Section 8.1 (other than Section 8.1(b)) or Section 8.3, as applicable, for reasons that were wholly within the control of the Buyers.

For the avoidance of doubt, the disclosure of objective facts (and not opinions or any other subjective statements by CCR or the Sellers as required by applicable Law or the rules or regulations of any applicable Governmental Entity to which CCR is subject that is not made for the purpose of triggering a Termination Fee shall not, in and of themselves, constitute a meaningful contribution by CCR or the Sellers as referenced above.

(b)                                 Any amount that becomes payable pursuant to Section 9.2(a) shall be paid by wire transfer of immediately available funds to an account designated by the Sellers, as applicable.

(c)                                  Each of the Company, the Parent and the Buyers acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Sellers and the Buyers would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty.  If the Buyers fail to pay the Sellers the Termination Fee within two (2) Business Days following termination of this Agreement under circumstances in which such fee is due (i) the Buyers shall pay any costs and expenses (including reasonable legal fees and expenses) incurred by the Sellers in connection with actions taken after such date for the collection under and enforcement of this Section 9.2 and (ii) shall pay interest on the amount of the Termination Fee, as applicable, at the rate of ten percent (10%) per annum, compounded daily, from the day immediately following such second Business Day through and including the date of payment.

9.3.                              Effect of Termination.  The Seller’s right to terminate this Agreement and receive, as applicable, the payment of the Termination Fee pursuant to Section 9.2(a) shall be the sole and exclusive remedy of CCR and the Sellers against the Parent and the Buyers and any of their respective Affiliates, shareholders, partners, members, directors, officers or agents under the circumstances described in Section 9.2(a).  Except as set forth in the preceding sentence, the rights of termination under Section 9.1 are in addition to any other rights the Buyers or the Sellers may have under this Agreement and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1 and the applicable Termination Fee is paid (if any), all further obligations of the Buyers and the Sellers under this

Agreement will terminate, except that the obligations in Section 7.4(l) (solely with respect to the indemnification obligations), Section 7.7 (Publicity), Section 7.21(c) (solely with respect to the indemnification obligations), Section 11.5 (Applicable Law), Section 11.6 (Enforcement), Section 11.7 (Waiver of Jury Trial), and Section 11.9 (Transaction Expenses) will survive; provided, however, (a) if this Agreement is terminated by the Buyers because of a breach of this Agreement by any of the Sellers or because one or more of the conditions to the Buyers’ obligations under this Agreement is not satisfied as a result of any of the Sellers’ failure to comply with its obligations under this Agreement, the Buyers’ right to pursue remedies (consistent with this Agreement) will survive such termination unimpaired; and (b) if this Agreement is terminated by the Sellers because of a breach of this Agreement by any Buyer or because one or more of the conditions to the Sellers’ obligations under this Agreement is not satisfied as a result of any Buyer’s failure to comply with its obligations under this Agreement and the Termination Fee is not payable pursuant to Section 9.2.(a), each of the Buyers’ and the Sellers’ rights to pursue remedies (consistent with this Agreement) will survive such termination unimpaired.

ARTICLE 10

Indemnification

10.1.                        Survival.  The representations and warranties contained in this Agreement shall survive for a period of two (2) years after the Closing Date (the “Survival Period”); provided, that (a) the representations and warranties contained in Section 5.10 (Employee Benefit Matters), and Section 5.16 (Environmental Matters) shall survive until the expiration of 90 days after the applicable statutes of limitations, and (b) the representations and warranties contained in Section 4.1 (Millennium Representations), Sections 4.2(a), (b), (c), (d) and (e) (Certain HoldCo Representations), Section 4.3(a) (Sellers’ Good Standing), Section 4.3(b) (Sellers’ Authority; Enforceability), Section 5.1 (Company Organization and Good Standing), Section 5.2 (Company Capitalization), Section 6.1 (Buyer Organization and Good Standing) and Section 6.2 (Buyer Authority; Enforceability) shall survive in perpetuity with respect to the matters addressed in such Sections.  The covenants and agreements contained in this Agreement shall survive the Closing Date.  If written notice of a claim has been given in accordance with Section 10.2(e) prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.  Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that no party hereto is making any representations or warranties whatsoever, express or implied, to any other party hereto except those representations and warranties contained in Article 4, Article 5 and Article 6 or Section 11.15 and as contained in any Other Documents.

10.2.                        Indemnification.

(a)                                  By Sellers.  From and after the Closing, the Sellers shall indemnify, defend, save and hold harmless the Buyers and the Parent and their Affiliates (including the Companies), successors and assigns and each of the foregoing’s respective officers, directors, managers, members, employees and agents (collectively, the “Buyer Indemnified Parties”), from and against any and all Damages (without duplication) arising out of, relating to, resulting from or in connection with:

(i)                                    the breach or failure to be true and correct of any representation or warranty made by any of the Sellers or CCR under Article 5 of this Agreement (subject to Section 7.5(b) with respect to any breach of any representation or warranty for Pre-Closing Events, it being agreed that for purposes of such right to indemnification, such representations and warranties shall be deemed not to be qualified by any references therein to knowledge or materiality generally or to whether or not any breach would result or could be expected to result in a Material Adverse Effect, and any such qualification shall in all respects be disregarded);

(ii)                                 the breach of or failure to perform any covenant or agreement made or to be performed by any of the Sellers or CCR contained in Section 7.16, Section 7.17 and the application of any other covenant to the Projects;

(iii)                              other than Section 7.16, Section 7.17 and the application of any other covenant to the Projects, the breach of or failure to perform any covenant or agreement made or to be performed by any of the Sellers or CCR contained in this Agreement, any Other Document or any other agreement contemplated hereby or thereby;

(iv)                             the Excluded HoldCo Subsidiaries; and

(v)                                the Excluded Opportunities and the agreements and arrangements related thereto.

(b)                                 By Millennium. From and after the Closing, Millennium shall indemnify, defend, save and hold harmless, the Buyer Indemnified Parties, from and against any and all Damages (without duplication) arising out of, relating to, resulting from or in connection with the breach of any representation or warranty made by Millennium under Section 4.1 or Section 4.3 of this Agreement (subject to Section 7.5(b) with respect to any breach of any representation or warranty for Pre-Closing Events, it being agreed that for purposes of such right to indemnification, such representations and warranties shall be deemed not to be qualified by any references therein to knowledge or materiality generally or to whether or not any breach would result or could be expected to result in a Material Adverse Effect, and any such qualification shall in all respects be disregarded).

(c)                                  By HoldCo. From and after the Closing, HoldCo shall indemnify, defend,  save and hold harmless, the Buyer Indemnified Parties, from and against any and all Damages (without duplication) arising out of, relating to, resulting from or in connection with the breach of any representation or warranty made by HoldCo under Section 4.2 or Section 4.3 of this Agreement (subject to Section 7.5(b) with respect to any breach of any representation or warranty for Pre-Closing Events, it being agreed that for purposes of such right to indemnification, such representations and warranties shall be deemed not to be qualified by any references therein to knowledge or materiality generally or to whether or not any breach would result or could be expected to result in a Material Adverse Effect, and any such qualification shall in all respects be disregarded); and

(d)                                 By Parent and Buyers.  From and after the Closing, the Parent and the Buyers shall jointly and severally indemnify, defend, save and hold harmless the Sellers and their respective Affiliates, successors and assigns and each of the foregoing’s respective officers, directors, managers, members, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Damages (without duplication) arising out of, resulting from or in connection with:

(i)                                    the breach or failure to be true and correct of any representation or warranty made by the Buyers and the Parent in Article 6 of this Agreement (it being agreed that for purposes of such right to indemnification, such representations and warranties shall be deemed not to be qualified by any references therein to knowledge or materiality generally, and any such qualification shall in all respects be disregarded); and

(ii)                                 the breach of or failure to perform any covenant or agreement by any Buyer or the Parent contained in this Agreement, any Other Document or any other agreement contemplated hereby or thereby.

(e)                                  Procedure.  Any party seeking indemnification under this Section 10.2 (but not, for the avoidance of doubt, under Section 7.10, Section 2.2(g)(iii), Section 7.4(l) or Section 7.21(c)) (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2, and such notice shall state the nature and basis of the claim, the amount thereof to the extent known and a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, that the failure to give notice as soon as practicable shall not release the Indemnifying Party from any of its obligations except to the extent the Indemnifying Party is materially prejudiced thereby.  The liability of an Indemnifying Party under this Section 10.2 with respect to Damages arising from claims of any third party (including any Governmental Entity) which are subject to the indemnification provided for in this Section 10.2 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim as soon as reasonably practicable; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 10.2 except to the extent the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, that if the

Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it that are different from or in addition to those available to the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to the actual or potential differences between them, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, so long as the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together.  If the Indemnifying Party shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate; provided, that in settling any claim or litigation in respect of which indemnification is payable under this Article 10, it shall obtain the consent of the Indemnifying Party which shall not be unreasonably withheld.  In the event the Indemnifying Party exercises its right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense, including by making available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto and all personnel, premises and properties of the Indemnified Party relating thereto, in each case, as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense, including by making available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto and all personnel, premises and properties of the Indemnifying Party relating thereto, in each case, as is reasonably required by the Indemnified Party.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder.  No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

(f)                                    Definition of Damages.  For purposes of Section 7.10, this Article 10, Section 2.2(g)(iii), Section 7.4(l) and Section 7.21(c), the term “Damages” means any and all costs, losses, Liabilities, obligations, damages, lawsuits, deficiencies, fines, judgments, settlements, penalties, and expenses (whether or not arising out of Third Party Claims), including reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing.  Notwithstanding anything in this agreement to the contrary, no Indemnifying Party shall be required to indemnify or hold harmless any Indemnified Party or otherwise compensate any Indemnified Party for damages with respect to lost profits, restitution, damage to reputation, diminutions in value, mental or emotional distress, exemplary, consequential, incidental, special or punitive damages.

10.3.                        Limits on Indemnification.  Notwithstanding anything in this Agreement to the contrary:

(a)                                  No amount shall be payable by Millennium pursuant to Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(a)(iii) or Section 10.2(b) or HoldCo pursuant to Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(a)(iii) or Section 10.2(c), unless the aggregate amount of all claims for Damages pursuant to such sections collectively exceeds $1,500,000 (the “Threshold Amount”), and then only for the amount by which such Damages exceed the Threshold Amount; provided, that the Threshold Amount shall not apply to claims for Damages arising out of, resulting from or in connection with (i) any Fundamental Representation and (ii) claims for fraud or willful misrepresentation, in each case of (i) and (ii) which Damages shall be indemnified against in their entirety (but shall not count for purposes of determining whether Damages have exceeded the Threshold Amount).

(b)                                 No Buyer Indemnified Party may seek indemnification for any Damages related to the Meadows Property against the Sellers pursuant to Section 10.2(a) or Section 7.10 and no amount shall be payable by the Sellers with respect to any such claimed Damages, until the Buyer Indemnified Party has first made and resolved a claim for such Damages pursuant to the terms of any indemnity available under the Meadows Purchase Agreement and the Holdback Agreement; provided, that in settling or resolving any such claim, the Buyer Indemnified Party shall consult with the Sellers; provided, further, that upon such resolution, the Sellers shall indemnify the Buyer Indemnified Parties against such Damages pursuant to Section 10.2(a) or Section 7.10 to the extent such Damages are in excess of the amount paid pursuant to the RSA, the Meadows Purchase Agreement or the Holdback Agreement and for which Damages related to the Meadows Property are payable pursuant to Article 10 or Section 7.10.

(c)                                  The maximum aggregate amount of Damages for which indemnity may be recovered from Millennium and its Representatives pursuant to Section 10.2(a)(i), Section 10.2(a)(ii) and Section 10.2(b) and HoldCo and its Representatives pursuant to Section 10.2(a)(i), Section 10.2(a)(ii) and Section 10.2(c) shall be an aggregate amount equal to $25,000,000 (the “Indemnification Cap”); provided, that the Indemnification Cap shall not apply to claims for Damages arising out of, resulting from or in connection with (i) breaches of any Fundamental Representation and (ii) claims for fraud or willful misrepresentation, in each case of (i) and (ii) which Damages shall be indemnified against in their entirety (and shall not count for purposes of determining whether Damages have exceeded the Indemnification Cap).

(d)                                 If an Indemnified Party recovers Damages from an Indemnifying Party under Section 10.2 or Section 7.10, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party with respect to such recovered losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.

(e)                                  An Indemnified Party shall not be entitled to multiple recovery for the same Damages.

10.4.        Escrow.

(a)           Any and all claims for Damages under Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(b) and Section 10.2(c) by the Buyer Indemnified Parties against the Sellers up to an amount equal to the Indemnity Escrow Amount shall be payable solely from the Indemnity Escrow Account with no recourse by the Buyer Indemnified Parties against Millennium or HoldCo directly or personally or against any assets of Millennium or Holdco or their respective Affiliates; provided, that to the extent the aggregate amount of Damages with respect to claims for which the Buyer Indemnified Parties may seek indemnity from Millennium pursuant to Section 10.2(a)(i), Section 10.2(a)(ii) or Section 10.2(b) or HoldCo pursuant to Section 10.2(a)(i), Section 10.2(a)(ii) or Section 10.2(c) is in excess of the Indemnity Escrow Amount, the Buyer Indemnified Parties may pursue such claims against Millennium or HoldCo directly and personally, subject to the terms of this Article 10, including Section 10.2(e).  All other claims for indemnification pursuant to Section 2.2(g)(iii), Section 10.2 and Section 7.10 may, but shall not be required to be, brought by the Buyer Indemnified Parties against the Indemnity Escrow Account; provided, that claims for indemnification pursuant to Section 7.10 from and including the second anniversary of the Closing Date to the end of the Escrow Period shall first be payable from the Indemnity Escrow Account and to the extent such claims are in excess of any amount of the Indemnity Escrow Amount remaining in the Indemnity Escrow Account, the Buyer Indemnified Parties may pursue such claims against Millennium or HoldCo directly or personally.

(b)           The Indemnity Escrow Amount shall be held for three (3) years after the Closing Date (the “Escrow Period”), except that, to the extent permitted under the Escrow Agreement, the Indemnity Escrow Amount may be withheld after the expiration of the Escrow Period to satisfy (i) claims for indemnification that are the subject of an indemnity claim by a Buyer Indemnified Party pursuant to a notice delivered to the Sellers prior to the expiration of the Escrow Period or (ii) claims first being pursued against third parties in accordance with Section 10.3(b) or Section 10.7. Within one (1) Business Day after the final resolution of a particular claim (such final resolution to be evidenced by (i) Joint Instructions, or (ii) a final non-appealable order of a court of competent jurisdiction), the Buyers and the Sellers shall deliver Joint Instructions to the Escrow Agent to (x) pay to the Buyers from the Indemnity Escrow Account an amount equal to the Damages in respect of such claim to which the Buyer Indemnified Parties shall have been determined to be entitled and, if such final resolution has occurred after the Escrow Period, (y) pay to the Sellers the excess, if any, of (A) the remaining amount in the Indemnity Escrow Account over (B) the aggregate amount of unresolved claims, in accordance with each Seller’s payment percentage as set forth in Exhibit G, by wire transfer of immediately available funds.

(c)           Insurance.  Payments by the Sellers pursuant to Section 10.2(a)(i) or Section 7.10 shall be limited to (i) the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Buyer from any third party with respect thereto, net of any Taxes imposed on receipt of such amounts, plus (ii) out-of-pocket costs of collection thereof, co-pays, increases in premiums or deductibles and related expenses.

10.5.        Tax Benefit.  The amount of any payment to an Indemnified Party pursuant to Article 10 or Section 7.10 shall be reduced by the amount of any Tax Benefit Actually Realized by the Indemnified Party, which Tax Benefit is solely attributable to the payment of the Damages upon which the claim for indemnity is based and shall be determined as follows:

(a)           No later than 45 days after the filing of a Tax Return for any taxable period that includes a date upon which any amount was paid or accrued by the Indemnified Party in respect of the Liability upon which the claim for indemnity is based, the Indemnified Party shall provide the Indemnifying Party a detailed statement (a “Tax Benefit Statement”) specifying the amount, if any, of any Tax Benefit that was Actually Realized by the Indemnified Party for such Tax period. To the extent that any deductions or other Tax items that could give rise to a Tax reduction or savings do not result in such a Tax reduction or savings being Actually Realized in the year described in the previous sentence, this Section 10.6(a) shall apply to each subsequent taxable period of the Indemnified Party, as the case may be, until either such Tax savings are Actually Realized (resulting in a Tax Benefit) or the losses or other carryforwards to which such deductions or other Tax items gave rise expire unused, if applicable.  For each relevant taxable period, the Indemnifying Party shall be provided with full access to the non-proprietary work papers and other materials and information prepared by the Indemnified Party or its accountants in connection with the review of the Tax Benefit Statement; provided, however, that in no event shall an Indemnifying Party have any access to such non-proprietary work papers and other materials and information related to any Affiliate of Parent other than Crown One and Crown Two; and provided, further, that in no event shall an Indemnifying Party have any access to proprietary work papers and other materials and information.  If the Indemnifying Party disagrees in any respect with the Indemnified Party’s computation of the amount of the Tax Benefit Actually Realized, the Indemnifying Party may, on or prior to 45 days after the receipt of the Tax Benefit Statement, deliver a notice to the Indemnified Party setting forth in reasonable detail the basis for the Indemnifying Party’s disagreement therewith (the “Tax Benefit Dispute Notice”).  If no Tax Benefit Dispute Notice is received by the Indemnified Party on or prior to the 45th day after the Indemnifying Party’s receipt of the Tax Benefit Statement from the Indemnified Party, the Tax Benefit Statement shall be deemed accepted.

(b)           Within 15 days after the Indemnified Party’s receipt of a Tax Benefit Dispute Notice, unless the matters in the Tax Benefit Dispute Notice have otherwise been resolved by mutual agreement of the parties, the Indemnified Party and the Indemnifying Party shall jointly select a nationally-recognized independent certified public accountant (the “Tax Benefit Accountant”); provided, however, that if the Indemnified Party and the Indemnifying Party are unable to agree upon the Tax Benefit Accountant within such 15-day period, then the Indemnified Party and the Indemnifying Party shall each select a nationally-recognized independent certified public accountant which shall then jointly choose the Tax Benefit Accountant within 15 days thereafter. The Tax Benefit Accountant shall conduct such review of the work papers and such other materials and information, and the Tax Benefit Dispute Notice, and any supporting documentation as the Tax Benefit Accountant in the Tax Benefit Accountant’s sole discretion deems necessary, and the Tax Benefit Accountant shall conduct such hearings or hear such presentations by the parties or obtain such other information as the Tax Benefit Accountant in the Tax Benefit Accountant’s sole discretion deems necessary.

(c)           The Tax Benefit Accountant shall, as promptly as practicable and in no event later than 45 days following the date of the Tax Benefit Accountant’s retention, deliver to the Indemnifying Party and the Indemnified Party a report (the “Tax Benefit Report”) in which the Tax Benefit Accountant shall, after reviewing the disputed items set forth in the Tax Benefit Dispute Notice, determine what adjustments, if any, should be made to the amount of the Tax Benefit Actually Realized. The Tax Benefit Report shall set forth, in reasonable detail, the Tax Benefit Accountant’s determination with respect to the disputed items or amounts specified in the Tax Benefit Dispute Notice, and the revisions, if any, to be made to the amount of the Tax Benefit Actually Realized, together with supporting calculations.  All fees and expenses relating to this work of the Tax Benefit Accountant shall be borne equally by the Indemnified Party and the Indemnifying Party.  The Tax Benefit Report shall be final and binding upon the Indemnified Party and the Indemnifying Party, shall be deemed a final arbitration award that is binding on each of the Indemnified Party and the Indemnifying Party, and no Party shall seek further recourse to courts, other arbitral tribunals or otherwise.  The amount, if any, of the Tax Benefit Actually Realized set forth in the Tax Benefit Report shall reduce the payment of the Liability upon which the claim for indemnity is based and the net amount of such payment shall be paid to the Indemnified Party.

(d)           If the Indemnifying Party has not paid the Indemnified Party the Damages attributable to the claim giving rise to a Tax Benefit being Actually Realized at the time that such Tax Benefit is Actually Realized and either (i) the Tax Benefit Statement has been accepted or (ii) the Tax Benefit Report has been finalized, as applicable, the amount to be paid by the Indemnifying Party to the Indemnified Party shall be reduced by the amount of such Tax Benefit.  If the Indemnifying Party has paid the claim of the Indemnified Party at the time that such Tax Benefit is Actually Realized and either (x) the Tax Benefit Statement has been accepted or (y) the Tax Benefit Report has been finalized, as applicable, the Indemnified Party shall pay the Indemnifying Party the amount of such Tax Benefit no later than twenty (20) business days after such date.

10.6.        Mitigation for Construction Claims.  No Buyer Indemnified Party may seek indemnification for any Damages arising from or relating to construction at any Project against the Sellers pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) and no amount shall be payable by the Sellers with respect to any such claimed Damages, until the Buyer Indemnified Party has first made and resolved a claim for such Damages against the relevant third parties listed on Schedule 10.7 of the Sellers Disclosure Schedules; provided, that in settling or resolving any such claim, the Buyer Indemnified Party shall consult with the Sellers; provided, further, that upon such resolution, the Sellers shall indemnify the Buyer Indemnified Parties against such Damages pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) to the extent such Damages are in excess of the amount recovered from such third parties and for which Damages are payable pursuant to this Article 10.  In the event of a claim is first being pursued against any such third parties in accordance with this Section, the Survival Period shall be tolled as to such claim until the claim is finally resolved, and the Buyer Indemnified Party may seek indemnification with respect to such claim pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii).

10.7.        Exclusive Remedy.  Other than claims for or in the nature of fraud or willful misrepresentation, each party hereby acknowledges and agrees that, from and after the Closing, without limitation of any available equitable remedies, its sole remedy relating to the CCR Units, the Blocker Units, the Business or the subject matter of this Agreement shall be pursuant to the indemnification provisions of this Article 10, Section 7.10, Section 2.2(g)(iii), Section 7.4(l) and Section 7.21(c).  In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted by law, any and all other rights, claims, and causes of action it may have against the other parties or their respective Representatives and Affiliates relating to the Millennium Units, the HoldCo Units, the Blocker Units, the Business or the subject matter of this Agreement, other than claims for or in the nature of fraud.

10.8.        Adjustment of Purchase Price.  All payments for indemnification made pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price.

ARTICLE 11

General

11.1.        Entire Agreement.  This Agreement, including the Exhibits hereto, the Buyers and Sellers Disclosure Schedules and the other agreements, documents and written understandings referred to herein or otherwise entered into by the parties hereto on the date hereof (including  the Other Documents) and the Confidentiality Agreement, dated September 18, 2007, between PBL and CCR (the “Confidentiality Agreement”), constitute the entire agreement and understanding and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto including the Agreement in Principle.  Except for the documents referred to in the immediately preceding sentence, there are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.

11.2.        No Third Party Rights.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto, any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns.

11.3.        Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties agree and acknowledge that delivery of a signature by facsimile shall constitute execution by such signatory.

11.4.        Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of, this Agreement.

11.5.        Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws.

11.6.        Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal and state courts located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court in the State of Delaware.

11.7.        Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.8.        Waiver of Conditions.

(a)           No claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party.  No waiver that may be given by a party will be applicable except in the specific instance for which it is given.  No notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b)           Except as otherwise set forth herein, the rights and remedies of the parties hereto are cumulative and not alternative. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

11.9.        Transaction Expenses.  Whether or not the transactions contemplated by this Agreement or the Other Documents are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof and thereof, including the fees and expenses of its counsel, accountants and other experts, except as expressly provided herein.  All fees associated with the investment banking services provided by Deutsche Bank and Mercanti Securities, LLC and legal services of Munger, Tolles & Olson,

LLP, Santoro, Driggs, Walch, Kearney, Holley and Thompson, Brownsten Hyatt Farber Schreck,  DLA Piper US LLP, and Fox Rothschild LLP and all other service providers to the Sellers in connection with this Agreement and the transactions contemplated hereby shall not be expenses of the Companies, and shall be paid by the Sellers at the Closing.

11.10.      Construction.  Each party has been represented by counsel of its choice in the negotiation of this Agreement.  This Agreement shall be deemed to have been drafted by each of the parties hereto jointly, and no rule of construction shall be invoked respecting the authorship hereof.

11.11.      Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

11.12.      Amendments.  This Agreement may only be amended by a written document signed by the Buyers and the Sellers.  Until such an amendment is signed by both parties, any other agreements, understandings, writings or oral promises or representations that are at odds with the terms of this Agreement will be of no effect and will not in any way be binding upon the parties.

11.13.      Assignments.

(a)           None of the Buyers nor the Parent may assign any of their rights or obligations under this Agreement without the prior written consent of the Sellers and any purported assignment without such consent shall be void, except that each Buyer may assign this Agreement to its direct or indirect wholly-owned Affiliate provided, that, such assignment shall not unduly delay or hinder the obtaining or completion of the Gaming Approvals required by Section 8.1(b) hereof.

(b)           The Sellers may not assign any of their rights or obligations under this Agreement without the prior written consent of the Buyers and any purported assignment without such consent shall be void.

11.14.      Notices.  All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission (with confirmation), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

If to the Buyers:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware  19801

Attention:   Scott Lascala

                   Service of Process Department

Facsimile:  (302) 655-7813

With a copy to:

Crown Limited

8 Whiteman Street

Southbank, Victoria 3006

Australia

Attn:  Company Secretary

Facsimile:  + 61 3 9292 8815

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn:  Patricia Moran

Facsimile: (212) 735-2000

If to the Parent:

Crown Limited

8 Whiteman Street

Southbank, Victoria 3006

Australia

Attn:  Company Secretary

Facsimile:  + 61 3 9292 8815

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn:  Patricia Moran

Facsimile: (212) 735-2000

If to the Sellers:

Millennium Gaming, Inc.

9107 West Russell Road

Las Vegas, Nevada  89148

Attn:  Chief Executive Officer

Facsimile:  (702) 856-5101

and

OCM Holdco, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, California   90071

Attn:  Stephen A. Kaplan

Facsimile:  (213) 830-6377

With a copy to:

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California  90071

Attn:  Sandra A. Seville-Jones

Facsimile:  (213) 683-5126

or to such other Persons or addresses as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

11.15.      Further Assurances.  Without limiting the provisions of Section 7.4, the parties hereto shall use commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.16.      Confidentiality.  The disclosure of confidential or proprietary information by the Sellers or the Buyers to the other shall be governed by the terms and conditions of the Confidentiality Agreement.  Notwithstanding anything to the contrary set forth herein or in any other understanding or agreement between the parties hereto, the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the tax treatment and tax structure of this Agreement upon the earlier to occur of (i) the date of the public announcement of discussions relating to the sale and purchase described herein, (ii) the date of the public announcement of sale and purchase described herein, or (iii) the date of the execution of this Agreement, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that the foregoing is not intended to affect each party’s privilege to maintain, in its sole discretion, the confidentiality of communications with its attorneys or with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code.

11.17.      Additional Rules of Construction.  The following provisions shall be applied wherever appropriate herein:

(a)           “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(b)                                 all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(c)                                  all pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require;

(d)                                 the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation”;

(e)                                  all accounting terms not specifically defined herein shall be construed in accordance with GAAP;

(f)                                    the captions and descriptive headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof;

(g)                                 any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified;

(h)                                 the Exhibits and the Sellers Disclosure Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement as if fully set forth herein; and

(i)                                     all references to “$” or “Dollars” shall mean United States Dollars.

11.18.                  Enforcement of this Agreement.  Subject to Section 11.6 above, the parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default and to other equitable relief, including specific performance, with bond or other security being required.

11.19.                  Knowledge.  When references are made in this Agreement to information being “to the knowledge of” a party hereto or similar language, such knowledge shall refer to the actual knowledge of: (a) for the purposes of Article 4 and Article 5, William Paulos, William Wortman, and Tom Lettero for Millennium, and Stephen Kaplan and Skardon Baker for HoldCo; (b) for the purposes of Article 5, William Paulos, William Wortman, Tom Lettero, and Guy Hillyer; and (c) for the purposes of Article 6, Rowen Craigie and Geoff Kleemann.  Such individuals shall be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYERS:

CROWN CCR GROUP INVESTMENTS ONE, LLC

By:	CROWN CCR HOLDINGS, LLC
Its:	Sole member

By:	CROWN CCR GROUP HOLDING ONE
PTY LTD
Its:	Sole member

By:	/s/ Rowen Craigie
Name:	Rowen Craigie
Title:	Director

CROWN CCR GROUP INVESTMENTS TWO, LLC

By: CROWN CCR HOLDINGS, LLC
Its:	Sole member

By: CROWN CCR GROUP HOLDINGS ONE PTY LTD
Its:	Sole member

By:	/s/ Rowen Craigie
Name: Rowen Craigie
Title: Director

PARENT:

CROWN LIMITED

By:	/s/ Rowen Craigie
Name:	Rowen Craigie
Title:	Director

SIGNATURE  PAGE TO PURCHASE AGREEMENT

SELLERS:

MILLENNIUM GAMING, INC.

By:	/s/ William J. Paulos
	Name:	William J. Paulos
	Title:	President

OCM HOLDCO, LLC

By:	/s/ Stephen A. Kaplan
	Name:	Stephen A. Kaplan
	Title:	Manager

By:	/s/ Ronald N. Beck
	Name:	Ronald N. Beck
	Title:	Manager

SIGNATURE PAGE TO PURCHASE AGREEMENT

The persons signing below hereby acknowledge
and agree to the provisions of Sections 2.3(f) and 7.15:

William J. Paulos

William C. Wortman

SIGNATURE PAGE TO PURCHASE AGREEMENT